Exhibit 2.1

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
DIGITALBRIDGE OPERATING COMPANY, LLC
AND
CWP BIDCO LP
Dated as of September 6, 2021

TABLE OF CONTENTS

i

EXHIBITS
Exhibit A – Transition Services Agreement Term Sheet
Exhibit B – Form of Promissory Note

SCHEDULES
Schedule I – Section 6.1(v) Basket
Schedule II – Certain JV Partner Matters

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of September 6, 2021 (this “Agreement”), is made and entered into by and between DigitalBridge Operating Company, LLC, a Delaware limited liability company (“Seller”), and CWP Bidco LP, a Delaware limited partnership (“Buyer” and, together with Seller, the “Parties” and each a “Party”).
WHEREAS, as of the date hereof, Seller owns all of the issued and outstanding membership interests of NRF Holdco, LLC, a Delaware limited liability company (the “Company” and together with the Company Subsidiaries, the “Target Companies” and each a “Target Company,” and such membership interests of the Company, the “Units”);
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer all of the Units on the terms set forth herein;
WHEREAS, in connection with the foregoing, Seller and Buyer have agreed to provide certain mutually agreed upon services to the other, on substantially the terms set forth on Exhibit A, pursuant to that certain Transition Services Agreement to be entered into at Closing by and among Seller, Buyer and the Company (the “Transition Services Agreement”);
WHEREAS, at the Closing, Buyer and Seller desire to enter into a promissory note in substantially the form attached as Exhibit B hereto (the “Promissory Note”); and
WHEREAS, prior to the Closing, Seller will contribute, or cause to be contributed, to a member of the Target Companies, the Healthcare Platform upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Party hereby agrees as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1:
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that in no event shall any stockholder of DigitalBridge Group, Inc. be considered an “Affiliate” of the Company or any Company Subsidiary, or vice versa. For the purposes of Section 3.2 and Article IV, the term Affiliate is deemed to mean, with respect to Seller, a controlled Affiliate and expressly excludes each Target Company.
“Ancillary Documents” means the Escrow Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement and the Promissory Note.
“Anti-Corruption Laws” means all Laws dealing with bribery, money laundering or corruption, including, to the extent applicable to a Person, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions.
“Apollo Facility Agreement” means the facility agreement dated 18 October 2019 and made between, amongst others (1) GA HC REIT II CH U.K. Senior Housing Portfolio Limited as borrower, (2) ACREFI Mortgage Lending, LLC as mandated lead arranger and (3) Situs Asset Management Limited as agent and security agent, and including any modifications, variations or other documents supplemental or ancillary to it.
“Bethesda Lease” means the Agreement of Lease (Office), dated as of January 28, 2020, by and between East-West Towers LLC and Colony Capital Advisors, LLC.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are generally not open for business in New York, New York.
“Buyer Sponsor” means CWP Holdco LP, a Delaware limited partnership, which owns directly 100% of the limited partner interests in Buyer and indirectly 100% of the general partner interests in Buyer.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, P.L. 116-136, as amended, and any regulations promulgated thereunder.
“Caring Homes Development Facility Agreement” means the amended and restated development facility agreement originally dated July 8, 2013 as amended and restated on December 22, 2017 and made between, amongst other parties, (1) Healthcare GA Holdings, General Partnership (as lender), (2) Southlands Court (Bexhill) Limited, Home of Compassion (Thames Ditton) Limited, Ivy Road (Norwich) Limited, Bawtree House (Sutton) Limited and Caring Homes (Ware) Limited (as borrowers), and (3) various parties including Caring Homes Healthcare Group Limited (as guarantor).
“Caring Homes Lease Counterparties” means Caring Homes Healthcare Group Limited and MHL HoldCo Limited (and each a “Caring Homes Lease Counterparty”).
“Caring Homes Umbrella Agreement” means the agreement establishing a long-term collaboration framework to develop and manage a portfolio of care homes in the United Kingdom originally dated July 5, 2013 and amended and restated on October 18, 2019, made between, amongst other parties, (1) Caring Homes Healthcare Group Limited, (2) GA HC REIT II CH U.K. Senior Housing Portfolio Ltd, (3) GA HC REIT II U.K. SH Acquisition Ltd, (4) Healthcare GA Holdings, General Partnership, (5) MHL

HoldCo Limited and (6) Paul Jeffery, and including any modifications, variations or other documents supplemental or ancillary to it.
“Cash Payment Amount Multiplier” means 0.68.
“CHUA Counterparties” means the Caring Homes Lease Counterparties and the Person that owns each of the UK Real Properties.
“Closing Cash Payment Amount” means an amount equal to (i) $178,208,343.00, plus (ii) the sum of the Closing Contributed Amount multiplied by the Cash Payment Amount Multiplier, minus (iii) the Closing Leakage multiplied by the Cash Payment Amount Multiplier (in each case of the foregoing items (ii) and (iii), rounded to the nearest whole cent).
“Closing Promissory Note Principal Amount” means an amount equal to (i) $90,308,343.00, plus (ii) the sum of the Closing Contributed Amount multiplied by the Promissory Note Multiplier, minus (iii) the Closing Leakage multiplied by the Promissory Note Multiplier (in each case of the foregoing items (ii) and (iii), rounded to the nearest whole cent).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Subsidiary” means, from time to time and at any time, any Subsidiary of the Company.
“Comparable Position” is a position with Buyer or its Affiliates in which (a) the Offeree Employee’s level of responsibilities with respect to the business of the Target Companies is substantially the same as such Offeree Employee’s level of responsibilities immediately prior to the Closing, and (b) the Offeree Employee is not required to relocate more than 25 miles from the Offeree Employee’s principal business location immediately prior to the Closing.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated March 29, 2021 by Highgate Holdings, Inc. in favor of Colony Capital, Inc.
“Consent” means any consent, approval, waiver, license, permit, franchise or authorization.
“Consent Payments Cap” has the meaning set forth on Schedule 1.1(a).
“Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument, other than any Plan.
“Contributed Amount” means the aggregate amount of cash and cash equivalents actually contributed to and received by the Target Companies from Seller between March 31, 2021 and the Closing Date; provided, however, that no such cash or cash equivalents shall constitute “Contributed Amounts” hereunder (even if actually contributed to and received by the Target Companies from Seller) (i) if upon such contribution it became cash collateral under (or was similarly restricted by) the terms of the Existing Loans or any other indebtedness of any Target Company, unless (and to the extent) such contribution was made to satisfy any shortfall in the cash collateral required by such Existing Loans of other indebtedness in order to prevent or cure the breach or violation thereof, or (ii) if it was contributed to any Target Company for any reason other than to address an Emergency or to address the shortfalls described in clause (i).
“COVID-19” means SARS-CoV-2 or Covid-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any actions or inactions taken (or not taken), or any plans, procedures or practices reasonably adopted (and compliance therewith), in each case, in connection with or in response to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, safety or similar Law promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention in response to COVID-19, or any other Law intended to address the consequences of COVID-19.
“Data Protection Laws” means all applicable Laws relating to the processing of data, data protection, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information, including HIPAA.
“Data Protection Requirements” means all applicable (a) Data Protection Laws; (b) privacy and security policies and procedures; (c) terms of any agreements to which the Company or any Company Subsidiary is bound relating to the Company or any Company Subsidiary’s collection, use, analysis, storage, disclosure, or cross-border transfer of Personal Information; and (d) applicable industry standards.
“Deposit” means $12,500,000.00, together with any interest earned or accrued thereon.
“Emergency” means any situation where (a) the applicable Person, in its reasonable, good-faith judgment, concludes that a particular action (including, without limitation, the expenditure of funds) is immediately necessary (i) to avoid imminent material damage to all or any material portion of any Real Property, or (ii) to protect any individual from bodily harm or (b) the applicable Person is required to take a particular action (including, without limitation, the expenditure of funds) by a Governmental Entity.
“Environmental Laws” means any applicable Law relating to the protection of human health and safety (as it pertains to exposure of Hazardous Substances), the environment (including ambient air, surface water, groundwater or land) or pollution, including any Law relating to the use, storage, treatment, transportation, recycling, disposal, discharge or release of any Hazardous Substances, or the investigation, clean-up or remediation thereof.
“equity interest” means (a) any capital stock, share, partnership, limited liability company or membership interest or unit, unit of participation, stock appreciation rights or other similar interest (however designated) in any Person, (b) any securities convertible into or exercisable or exchangeable for any of the items described in the foregoing clause (a), and (c) any option, appreciation right, warrant, purchase right, conversion right, exchange rights, subscription, call, preemptive right or other contractual obligation or commitment which would entitle any Person to purchase or otherwise acquire the items set forth in the foregoing clause (a) or clause (b), vote for the election of directors or other management of any Person or acquire any such interest in such Person or otherwise entitle any Person to receive dividends, share in the equity, profit, earnings, losses or gains of, or distribution of assets of, such Person (including any stock appreciation, phantom stock, profit participation, profits interest or similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of the Company or any Company Subsidiary means any entity (whether or not incorporated) that, together with the Company or such Subsidiary, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among the Escrow Agent, Seller and Buyer.
“Exchangeable Notes” means the 5.375% Exchangeable Senior Notes due 2033 issued pursuant to the Exchangeable Notes Indenture.
“Exchangeable Notes Indenture” means that certain Indenture, dated as of June 19, 2013, by and among NorthStar Realty Finance Limited Partnership, NorthStar Realty Finance Corp., NRFC Sub-REIT Corp. and Wilmington Trust, National Association, as supplemented by the First Supplemental Indenture dated June 30, 2014 (as amended, restated, supplemented or otherwise modified from time to time).
“Existing Lender” means any lender under the Existing Loans.
“Existing Loans” means the loans of the Target Companies principally evidenced or governed by the items set forth on Schedule 1.1(b).
“Fort Mill Real Property” means the Owned Real Property located at 605 Munn Road in Fort Mill, South Carolina.
“Fraud” shall mean, with respect to a Party, common law fraud, as finally determined by Delaware courts applying Delaware Law, with respect to any representation or warranty set forth in Article III, Article IV or Article V (as applicable), as qualified by the Schedules. For the avoidance of doubt, the definition of Fraud in this Agreement does not include (a) constructive fraud or other claims based on constructive knowledge or negligence or similar theories or (b) equitable fraud, promissory fraud or unfair dealings fraud or similar theories.

“Freddie Lender” means (i) Deutsche Bank Trust Company Americas, as Trustee for the Registered Holders of Wells Fargo Commercial Mortgage Securities, Inc., Multifamily Mortgage Pass-Through Certificates, Series 2016-KS06 (Ranger – Mixed Pool); (ii) Citibank, N.A., as Trustee for the Registered Holders of Wells Fargo Commercial Mortgage Securities, Inc., Multifamily Mortgage Passthrough Certificates, Series 2015-KS03 (Ranger – Oregon Pool); (iii) Citibank, N.A., as Trustee for the Registered Holders of Wells Fargo Commercial Mortgage Securities, Inc., Multifamily Mortgage Passthrough Certificates, Series 2015-KS03 (Ranger – Texas Pool); (iv) Citibank, N.A., as Trustee for the Registered Holders of Wells Fargo Commercial Mortgage Securities, Inc., Multifamily Mortgage Passthrough Certificates, Series 2015-KS03 (Ranger – Washington Pool); and (v) Deutsche Bank Trust Company Americas, as Trustee for the Registered Holders of Wells Fargo Commercial Mortgage Securities, Inc., Multifamily Mortgage Pass-Through Certificates, Series 2016-KS06 (Cascade – Eclipse).
“GAAP” means generally accepted accounting principles in the United States as applied consistently with the past practices of the Company in the preparation of the Financial Statements.
“Government Program” means any federal, state or local health care or reimbursement program administered by a Governmental Entity under Title XVII of the Social Security Act, Title XIX of the Social Security Act, CHAMPUS, TRICARE or any other health care or payment program financed in whole or in part by any federal, state or local government and any successor program to any of the above.
“Governmental Entity” means any government, political, subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency, or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal or provincial, and whether local, foreign or multinational.
“Guarantee” means any guarantee, clawback arrangement, keepwell, letter of credit, indemnity or contribution agreement, support agreement, comfort letter, insurance surety bond or other contingent obligation.
“Hazardous Substance” means any substance, material or waste that is regulated, classified or otherwise characterized by a Governmental Entity pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic”, “radioactive,” or words of similar effect, including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.
“Healthcare Laws” means all healthcare Laws of any Governmental Entity relating to the regulation, provision, consultation, management, administration of, and payment for, healthcare goods, items and services that are applicable to the business of Seller or any Target Company (or, solely in connection with Section 3.21(b) and Section 3.21(h), any Caring Homes Lease Counterparty), including, without limitation, (i) all federal and state health care fraud and abuse Laws, including the federal Anti-Kickback

Statute (42 U.S.C. § 1320a-7b), the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), the exclusion law (42 U.S.C. Section 1320a-7), the criminal false statements law (42 U.S.C. Section 1320a-7b(a)), 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349 and the health care fraud criminal provisions under HIPAA, and any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors); (ii) the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act), and any other applicable Law related to any Government Program; (iii) any Laws regarding the storage and dispensing of drugs, including controlled substances; and (iv) any Laws with respect to the Healthcare Permits and the provision of management or administrative services in connection therewith; in each of (i) through (iv), as amended, and all regulations promulgated thereunder. Healthcare Laws does not include any of the above Laws to the extent such law would also be considered a Data Protection Law.
“Healthcare Permits” means any and all Permits, accreditations, letters of non-reviewability, certificates of need, supplier or provider numbers, qualifications, operating authority, and/or any other permissions which are material to or legally required for the operation of the business of the Target Companies as currently conducted or in connection with the Target Companies’ ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Entity pursuant to any Healthcare Law (and, solely in connection with Section 3.21(b) and Section 3.21(h), Healthcare Permits shall be construed to also relate to the business of any Caring Homes Lease Counterparty).
“Healthcare Platform” means, collectively the Bethesda Lease (including all furniture, fixtures, equipment, supplies and other tangible personal property located on the premises underlying the Bethesda Lease) and the Transferred Interests.
“Healthcare Provider” means any licensed physician, physician assistant, advanced practice nurse, nurse, technician and other clinical personnel or allied healthcare professionals providing healthcare services on behalf of, or otherwise retained by, Seller or any Target Company who provides clinical services principally to or for the benefit of any of the Target Companies or with respect to the business or assets of the Target Companies, on a full or part-time basis or as an independent contractor or consultant.
“HIPAA” collectively means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996, and (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).
“Hospitality Portfolio” means the (i) thirty (30) hotels known as the “CBM” portfolio, (ii) forty-six (46) hotels known as the “Innkeepers” portfolio, (iii) twenty (20) hotels known as the “Castleblack” or “K-Partners” portfolio, (iv) three (3) hotels known as the “Miami Marriott” portfolio, (v) nine (9) hotels known as the “NEP” portfolio, and (vi) eighty-nine (89) hotels known as the “THL” or “Tharaldson” portfolio.
“Income Tax” means any tax based on or measured by reference to net income or any franchise tax.
“Inland Real Property” means, collectively, the forty-eight (48) hotels known as the “Inland” portfolio owned by the Company Subsidiaries which are owned directly or indirectly by HA Portfolio Holdings-T, LLC.
“Intercompany Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary conveys or grants to any other Company Subsidiary a leasehold estate in, or the right to use or occupy, any Real Property or portion thereof (including all amendments, extensions, renewals, guaranties and other agreements with respect or supplemental thereto).
“Intellectual Property” means all intellectual property rights worldwide, including: (i) all United States and foreign patents and applications therefor, including any reissues, divisionals, continuations, continuations-in-part and extensions and counterparts thereof; (ii) all copyrights (whether registered or unregistered), copyright registrations and applications therefor; (iii) trademarks, service marks, logos, Internet domain names, trade dress rights and similar designation of origin and rights therein (whether registered or unregistered), and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing; and (iv) rights in trade secrets and confidential information.
“IRS” means the Internal Revenue Service.
“Joint Ventures” means the joint ventures set forth on Schedule 1.1(c).
“Joint Venture Partner” means the Persons set forth on Schedule 1.1(d).
“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity.
“Knowledge” means facts actually known by those individuals listed on Schedule 1.1(e) after reasonable due inquiry of each such individual’s direct reports (and shall in no event encompass constructive, imputed or similar concepts of knowledge).
“Landlord Leases” means, collectively, the Landlord MOB Leases and the Landlord NNN Leases.
“Landlord MOB Leases” means all Owned Real Property Leases and Leased Real Property Subleases with respect to the MOB Real Property.
“Landlord NNN Leases” means all Owned Real Property Leases (including all material amendments, extensions, renewals, guaranties, concessions, undertakings and collateral assurances and other agreements with respect or supplemental thereto) set forth on Schedule 3.7(d).
“Law” means any federal, national, state, county, municipal, provincial, local, foreign, multinational or other law, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.
“Leakage” means, each of the following, together, with any Taxes payable by the Target Companies in connection therewith that any Target Company incurs, assumes, suffers to exist or otherwise becomes liable, from and after March 31, 2021 to the Closing Date: (a) the declaration, authorization, setting aside or payment of any dividend or distribution payable in cash, assets or other securities to or for the account of any member of the Parent Group, or Affiliate thereof, or any Joint Venture Partner; (b) the payment of any cash or other consideration by any Target Company for the account of any member of the Parent Group, or Affiliate thereof, or any Joint Venture Partner (including, but not limited to, bonuses, commissions, loan repayments or management payments (other than any such payments to any employee of a Target Company pursuant to such employee’s employment terms or in the Ordinary Course)) or agreement to pay any of the foregoing; (c) the sale, transfer or disposal of any asset of any Target Company to any member of the Parent Group, or Affiliate thereof, or any Joint Venture Partner other than any sale, transfer or disposal permitted under Section 6.1(b); (d) the payment of any amounts by any Target Company pursuant to any guarantee, indemnity or other obligation of the Parent Group, or Affiliate thereof, or any Joint Venture Partner entered into following the date hereof; (e) the waiver, release, cancellation, conveyance, or assignment of any rights or claims of any Target Company outstanding against any member of the Parent Group, or Affiliate thereof, or any Joint Venture Partner, except to the extent consented to by Buyer; (f) the settlement or compromise by any Target Company of any claim pending against any member of the Parent Group, or Affiliate thereof, or any Joint Venture Partner, except to the extent consented to by Buyer; (g) any voluntary repurchase, redemption or other acquisition of securities or other property of any Target Company from any member of the Parent Group, or Affiliate thereof, or any Joint Venture Partner; (h) any other payment to any member of the Parent Group, or Affiliate thereof, or any Joint Venture by any Target Company; (i) the borrowing of any monies or the incurring, guaranteeing or assuming of any indebtedness or other liability by any Target Company of any member of the Parent Group, or Affiliate thereof (other than a wholly-owned Target Company), or any Joint Venture Partner; (j) any Transaction Expenses paid, incurred or accrued by any Target Company; (k) any penalties, interest, additions to tax or similar amounts imposed as a result of a failure by any Target Company to timely file any Tax Return or pay any Taxes shown on such Tax Returns in each case that are first due after March 31, 2021 and on or prior to the Closing Date; (l) any payment made to an Affiliate of a Joint Venture Partner that (x) would constitute “Leakage” if made directly to a Joint Venture Partner and (y) is made with the intention of avoiding the treatment of such payment as “Leakage” hereunder, and (m) the entry into any Contract between any Target Company or any Joint

Venture Partner, on the one hand, and any member of the Parent Group, or Affiliate thereof, on the other hand, to do any of the foregoing matters set forth in clauses (a) through (l). For the avoidance of doubt, none of the following (collectively, “Permitted Leakage”) shall constitute, or be included in the calculation of, “Leakage”: (i) any payments using cash or other amounts made (A) to third parties that, for the avoidance of doubt, are neither members of the Parent Group nor any Joint Venture Partner (or reimbursed to any member of the Parent Group or Joint Venture Partner who made any such payment to such a third party on behalf of any Target Company making such reimbursement, but only so long as such payment by such member of the Parent Group or Joint Venture Partner is or was made in the ordinary course of business consistent with past practice), and (B) in the Ordinary Course, so long as the same are not prohibited by the terms of any Loan Documents, (ii) distributions made to any Joint Venture Partner or Affiliate thereof by a Target Company in the Ordinary Course and in accordance with the terms of such Target Company’s Organizational Documents, (iii) any action necessary to consummate the Pre-Closing Contribution in accordance with the terms hereof, (iv) any distributions made by a REIT Target Company pursuant to Section 6.5(b) or to meet the distribution requirement described in Section 857 of the Code assuming the REIT Target Company’s taxable year ended on the Closing Date, and other distributions or payments necessary to preserve the status of each REIT Target Company as a REIT under the Code, in each case, and (v) the matters set forth on Schedule 1.1(f). Notwithstanding anything in this Agreement to the contrary, for purposes of the term Leakage, any Person contributed to the Target Companies in connection with the Pre-Closing Contribution will be deemed to be a Target Company.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (other than Owned Real Property) held by the Company or any Company Subsidiary pursuant to the Leases.
“Leased Real Property Subleases” means all subleases, licenses or other agreements pursuant to which the Company or any Company Subsidiary conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Company Subsidiary thereunder (including all material amendments, extensions, renewals, guaranties and other agreements with respect or supplemental thereto).
“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property (but expressly excluding the Leased Real Property under the Intercompany Leases) which are owned by the Company or any Company Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property as the ground tenant or tenant thereunder, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder (including all material amendments, extensions, renewals, guaranties and other agreements with respect or supplemental thereto).
“Licensing Surveys” means the federal Statements of Deficiency and Plans of Correction and the equivalent state investigations, surveys, inspections and plans of correction (including, for the avoidance of doubt, surveys, inspections, investigations and plans of correction related to the business of Seller and the Target Companies, whether conducted by a Governmental Entity or an accreditation body or organization).
“Liens” means any pledge, lien, easement, right-of-way, encroachment, restriction, restrictive covenant, inhibition, reservation, stipulation, land charge, covenant, charge, mortgage, deed of trust, lease, sublease, encumbrance or security interest.
“Loan Documents” means all the loan documents evidencing and securing the Existing Loans.
“Material Adverse Effect” means any event, circumstance, development, occurrence, effect or change that, individually or in the aggregate, (i) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of Seller or the Target Companies to consummate the transactions contemplated by this Agreement or (ii) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Target Companies, taken as a whole; provided, that, in the case of clause (ii), none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect to the extent arising from or relating to (i) general business, industry or economic conditions, including any conditions affecting generally the industries in which the Target Companies operate, (ii) national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, (vi) any epidemic, pandemic or disease outbreak (including COVID-19) or any escalation or worsening thereof, including any escalation or worsening of such conditions threatened or existing as of the date hereof, or any COVID-19 Measures, (vii) the taking of any action expressly required or contemplated by this Agreement or the Ancillary Documents or at the written request of Buyer or that are consented to by Buyer, (viii) the incurrence of any Leakage, or (ix) the announcement, pendency or completion of the transactions contemplated hereby or by the Ancillary Documents or the identity of Buyer, including losses or threatened losses of employees, customers, suppliers or others having relationships with the Company or any Company Subsidiary (provided that this clause (ix) shall not apply to any of the representations or warranties contained in this Agreement to the extent that it purports to address the effect of this Agreement or the transactions contemplated hereby (or any condition to Closing as it relates to such representation or warranty)); and (b) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast (provided that this clause (b) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such change or effect is not otherwise excluded from determining whether there is a Material Adverse Effect)); provided that, with respect clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v) and (a)(vi) above, such change, event, development or effect shall be considered in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” if the Target Companies, taken as a whole, are disproportionately affected thereby as compared to other participants in the industry or geographic locations in which they operate.
“Material Contract” means any of the following Contracts (other than any Loan Documents, Plans and Leases (including, but not limited to, the Bethesda Lease and the Intercompany Leases) and all Landlord Leases):
i.    any Contract pursuant to which the Company or any Company Subsidiary, individually or in the aggregate, paid or received payments in excess of $500,000.00 during the 12-month period ending on March 31, 2021 (other than Contracts entered into in the Ordinary Course that may be cancelled without material liability to, or material ongoing obligations of, the Company or its Subsidiaries upon notice of ninety (90) days or less without payment of any penalty or fee);
ii.    any (A) employment, consulting, retention, change of control, severance or similar Contract or (B) Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the transactions contemplated hereby, in each case of clause (A) and (B), between Seller, any Target Company or any of their respective Affiliates, on one hand, and any Service Provider whose annual base salary or annual base fee is expected to exceed $250,000.00, on the other hand;
iii.    any Contract to which a Target Company is a party containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area or to compete with any Person in any line of business; (B) prohibiting the Company or any of its Subsidiaries from engaging in any line of business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, other than (1) in each case, any such Contracts that may be cancelled without material liability to, or material ongoing obligations of, the Company or its Subsidiaries upon notice of 30 days or less; or (2) in the case of the foregoing clauses (B) and (C), any such Contracts that are not material to the business of the Target Companies taken as a whole.
iv.    any Contract (A) relating to the disposition or acquisition of assets or equity interests by the Company or any of its Subsidiaries pursuant to which any Target Company has any material surviving liability or obligation (including but not limited to the Caring Homes Umbrella Agreement); or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;
v.    any Contract by which any material Intellectual Property is licensed to any Target Company (other than (A) licenses for software, software-enabled services or data services that are generally available (commercially or otherwise) and involve annual or one-time license, maintenance, support and other payments of less than $250,000.00 and (B) licenses granted by employees, consultants, contractors and other services providers to any Target Company pursuant to agreements entered in the Ordinary Course);
vi.    any Contract by which any Target Company licenses any material Intellectual Property owned by any Target Company to a third party (other than non-exclusive licenses granted in the Ordinary Course);
vii.    any Contract pursuant to which any Target Company has agreed to settle, waive, release or otherwise compromise any actual or threatened (in writing) Proceeding pursuant to which any Target Company is subject to continuing payment obligations in excess of $500,000.00 or material performance obligations or is subject to material restrictions or limitations;
viii.    any Contract granting any put, call, right of first refusal, right of first offer or similar right with respect to any material asset, right, equity interest or property of any Target Company;
ix.    any RIDEA Management Agreement for which the aggregate annual fees payable thereunder equals or exceeds $500,000.00;
x.    any Contract relating to any required future capital expenditures by any Target Company in an aggregate material amount, over the next twelve (12) months;
xi.    any Contract that involves any of the Joint Ventures (“Joint Venture Contracts”);
xii.    any collective bargaining agreement or other Contract with any labor union covering any Service Provider, in each case, to which Seller, any Target Company or any of their respective Affiliates is a party;
xiii.    any contract evidencing a Related Person Transaction; and
xiv.    any Contract to enter into any of the foregoing.
“MOB Real Property” means a Real Property that leases space for use in the processing and/or provision of office-based outpatient or other medical related services as specified on Schedule 3.7(a).

“NHI” means NorthStar Healthcare Income, Inc., a Maryland corporation.
“NHI Advisory Agreement” means that certain Advisory Agreement, dated June 30, 2014, by and among NHI, NorthStar Healthcare Income Operating Partnership, LP, CNI NSHC Advisors, LLC (as successor to NSAM J-NSHC Ltd), and Colony Capital, Inc. (n/k/a DigitalBridge Group, Inc.) (as successor to NorthStar Asset Management Group Inc.), as amended by Amendment No. 1, dated December 20, 2017, Amendment No. 2, dated June 22, 2020 and Amendment No. 3 dated June 30, 2021.
“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future direct or indirect equity holders, and their respective controlling Persons, directors, officers, employees, agents, attorneys, Representatives, Affiliates, members, managers, general or limited partners, assignees and trustees, including with respect to Seller, any of its Affiliates and any of their respective Representatives, partners, managers, members or direct or indirect equity holders.
“Ordinary Course” means the ordinary course of business of the Target Companies consistent with the past practices of the Target Companies.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents (including any Joint Venture Contract), instruments or certificates executed, adopted or filed in connection with the creation, formation, organization or governance of a Person, including any amendments thereto.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.
“Owned Real Property Leases” means all leases, licenses or other agreements (written or oral) pursuant to which the Company or any Company Subsidiary conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Company Subsidiary thereunder (including all material amendments, extensions, renewals, guaranties and other agreements with respect or supplemental thereto).
“Parent Group” means Seller and its Affiliates (other than any Target Companies). For the avoidance of doubt, the term “Parent Group” does not include Service Providers.
“Pass-Through Tax” means any Income Tax of, with respect to or attributable to a Target Company, if any of the current or former direct or indirect owners of a Target Company would be liable as a matter of law for such Taxes.
“Pass-Through Tax Return” means a Tax Return that reports Pass-Through Tax and income, gains, losses and deductions associated therewith.

“Permitted Liens” means (i) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Target Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, materialmens’, carriers’, workers’, warehousemens’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course for amounts which are not yet due and payable, for which appropriate reserves have been established in accordance with GAAP and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Real Property, (iv) recorded covenants, conditions, restrictions, easements and other similar matters of record affecting title to any Real Property which would not materially impair the use, value, occupancy or operation of such Real Property; (v) non-monetary Liens that do not materially detract from the value or use of the property encumbered thereby or matters which would be disclosed by a current title commitment, or an accurate survey of each parcel of Real Property; (vi) Liens arising in the Ordinary Course arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens that will be released prior to or as of the Closing; (viii) Liens created by or through Buyer, its successors and assigns, or any of their Affiliates; (ix) Liens in respect of any liabilities or obligations or lessee under capitalized leases; (x) statutory, common Law or contractual Liens (or other encumbrances of any type) securing payments not yet due, including Liens of landlords pursuant to the terms of any lease or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (xi) Liens securing any Existing Loan or any loan directly arising from a Permitted Financing Activity; (xii) non-exclusive licenses of Intellectual Property granted in the Ordinary Course; and (xiii) all Leases and Landlord Leases.
“Permitted Financing Activity” means any of (a) the creation, incurrence, assumption, guarantee or refinancing of any financial indebtedness for money borrowed from third parties for an amount that would not, at the Closing Date, result in the Target Companies having an aggregate amount of indebtedness outstanding that exceeds the aggregate amount of indebtedness of the Target Companies outstanding on the date hereof, (b) the prepayment or repayment of any financial indebtedness for borrowed money solely to the extent required under the applicable Loan Documents, (c) extensions of the maturity date of any Existing Loans in the Ordinary Course on commercially reasonable terms, (d) an extension of the maturity date of any Existing Loans in connection with the receipt of a Required Consent, (e) a payment to any Existing Lender (including the prepayment of any Existing Loan) or the modification of any Loan Documents in the event of an Emergency or to prevent or cure any imminent default under such Existing Loan, or (f) the payment of any Consent Payments.
“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Information” has the same meaning as the term “protected health information,” “personal information,” “personal data,” or the equivalent under applicable Data Protection Laws.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of the Straddle Period ending on the Closing Date.
“Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation, arbitration or other legal proceeding brought by or pending before any Governmental Entity, arbitrator or other tribunal.
“Promissory Note Multiplier” means 0.32.
“REIT” means a real estate investment trust as defined in Section 856 of the Code.
“REIT Qualified Buyer” means, with respect to each REIT Target Company, a Person that, as the holder of the shares acquired pursuant to this Agreement, would not cause a REIT Target Company to be “closely held” as defined in Section 856(h) of the Code.
“REIT Tax Return” means a Tax Return of a REIT Target Company.
“Replacement Service Provider” means any individual who (x) is hired by Seller, any Target Company or any of their respective Affiliates, including DigitalBridge Group Advisors, LLC, to replace a Service Provider (a “Predecessor Service Provider”) whose services to the Healthcare Platform are terminated for any reason after the date hereof, (y) has qualifications comparable to those of such individual’s Predecessor Service Provider and (z) is offered terms of compensation that are materially consistent with those of the Predecessor Service Provider.
“Representatives” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, investor, potential investor, financing source, potential purchaser of any of the Real Property or other representative of such Person, including legal counsel, accountants and financial advisors.
“Required Consents” means the consents set forth on Schedule 1.1(g).
“RIDEA Management Agreement” means any management agreement pursuant to which a third party is engaged to manage any Owned Real Property that is subject to an Intercompany Lease.
“RXR Guaranty” means the obligations of Tristate Property Investor-T, LLC and Tristate Realty Investor-T, LLC guaranteed by NRF Holdco, LLC under the RXR Purchase Agreement.
“RXR Purchase Agreement” means that certain Purchase Agreement by and among DYAL Capital Partners IV Holdings (A) LP, Tristate Realty Investor-T, LLC,

Tristate Property Investor-T, LLC, RXR Realty LLC, RXR Properties Holdings, LLC, NRF Holdco, LLC, and Tristate Realty Investor-T, LLC, dated as of February 7, 2020.
“Section 6.1(v) Basket” has the meaning set forth on Schedule I.
“Seller Profit Participation” means the profit participation to be granted by Buyer to Seller as described in Schedule 1.1(h).
“Service Provider” means each officer, employee, individual consultant, individual independent contractor, manager or director of Seller, any Target Company or any of their respective Affiliates, including DigitalBridge Group Advisors, LLC, who are dedicated primarily or exclusively to the Healthcare Platform.
“Specified Loan Documents” means the principal loan documents primarily evidencing and securing the Existing Loans. For the avoidance of doubt, certificates, resolutions, or other ancillary documents relating to Existing Loans which do not primarily evidence or secure the Existing Loans, including any certificates, resolutions or other ancillary documents delivered to the Existing Lenders in connection with the origination of or any modifications to the Existing Loans, are expressly excluded from the term “Specified Loan Documents”.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person. The term Subsidiary shall include all Subsidiaries of such Subsidiary. Notwithstanding the foregoing, the term Subsidiary shall not include any of the entities set forth on Schedule 1.1(i).
“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes.
“Taxes” means all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, occupancy and other taxes of any kind imposed by a Taxing authority.
“Third-Party Payor” means any private insurer, managed care plan, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan or any other Person or entity that maintains a Third-Party Payor Program, including but not limited to Government Programs.

“Third-Party Payor Program” means any and all Government Programs and all payment or reimbursement programs (including, but not limited to those programs that are sponsored or maintained by any Third-Party Payor), in which the Company or any Target Company participates or the Company or Target Company provides products or services, regardless of whether the Company or Target Company is an in-network or out-of-network provider or supplier.
“Transaction Expenses” means the sum of (a) all broker, investment banker, legal, accounting, tax, financial advisory and other professional fees, costs and expenses (including any related sales Tax) of such Person paid or incurred by any Target Company prior to the Closing in connection with the transactions contemplated by this Agreement, whether accrued for or not, and (b) all amounts paid or payable by any of the Target Companies to any current or former Service Provider in connection with the consummation of the transactions contemplated hereby under any “change of control,” retention, termination, severance or other similar arrangements (whether prior to, upon or after such consummation), including in respect of any termination of employment or engagement on or prior to the Closing Date (but excluding any severance or other similar payments payable as a result of any termination of employment or engagement by Buyer or any of its Affiliates, including the Target Companies, following the Closing), plus any Taxes imposed on the Company or its Affiliates with respect thereto.
“Transferred Interests” means (A) limited partnership interests owned by Seller or its Subsidiaries in Healthcare Opportunity JV, LP (which, in turn owns, 100% of the membership interests in Healthcare BS P-Holdings, LLC and 100% of the membership interests in Healthcare NTR P-Holdings, LLC) and 100% of the membership interests in Healthcare JV GP, LLC, and (B) 100% of the membership interests in CNI NSHC Advisors, LLC (the adviser to NHI), 100% of the membership interests of NorthStar Healthcare Income OP Holdings, LLC (which owns 1,000 special limited partner interests in NorthStar Healthcare Income Operating Partnership, LP, NHI’s operating partnership), 100% of the membership interests of NorthStar Healthcare Income Advisor, LLC (NHI’s prior advisor and owner of 1,000 partnership units in NorthStar Healthcare Income Operating Partnership, LP) and any shares of common stock in NHI owned by Seller or its Subsidiaries (to the extent not already owned by a Target Company).
“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.
“Unacceptable Modifications” means any request or requirement made by an Existing Lender in connection with any Existing Loan that constitutes a Required Consent which (i) requires a pay down of such Existing Loan in an amount which would cause the Consent Payments Cap to be exceeded, (ii) requires the implementation of additional reserves under such Existing Loan or an increase in the amount of reserves required under such Existing Loan, in each case, in an amount which would cause the Consent Payments Cap to be exceeded, (iii) subject to clause (vii) below, creates additional material recourse obligations or increases material existing recourse obligations, (iv) imposes any additional material restrictions on transfers of non-controlling interests (but expressly excluding the imposition by any Freddie Lender of customary restrictions on Buyer and/or its Affiliates that are materially consistent with the existing restrictions under the Existing Loans with any Freddie Lender), (v) (I) increases the interest rate or (II) imposes any other economic terms not currently required by the Existing Loans, which, with respect to this clause (II), would cause the Consent Payments Cap to be exceeded, (vi) otherwise changes any other non-economic terms of the Existing Loans that would have a Material Adverse Effect, or (vii) requires Buyer or one of its Affiliates (other than any Target Company (subject to the proviso below)) to provide any replacement Guarantee with respect to any liabilities or obligations arising or related to the period prior to the Closing (provided, however, if an Existing Lender requires any of the foregoing items in this Clause (vii), Seller shall have the right, but not the obligation, to deliver an indemnity from one or more creditworthy entities reasonably acceptable to Buyer in form and substance reasonably acceptable to Seller and Buyer pursuant to which such creditworthy entities agree to indemnify and hold Buyer or its Affiliates, as the case may be, harmless from all such liabilities or obligations solely to the extent arising from an event or action that occurred prior to the Closing, in which event, this clause (vii) shall not constitute an “Unacceptable Modification”); provided, further, however, if (a) an Existing Lender requires any replacement Guarantee, (b) such Existing Lender will accept a Target Company, (c) causing such Target Company to provide such replacement Guarantee will not result in any default under the Existing Loans, and (d) such Guarantee required recourse to the Target Company that would not cause the Consent Payments Cap to be exceeded (other than replacement of a non-recourse Guarantees on substantially similar terms to an existing non-recourse Guarantee), then Buyer shall cause such Target Company to provide any such replacement Guarantee.
“UK Real Properties” means the properties set forth on Schedule 1.1(j).
Section 1.2    Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Adjusted Contributed Amount	Section 6.14(a)(i)
Adjusted Leakage	Section 6.14(a)(i)
Adjusted Objection Statement	Section 6.14(a)(i)
Adjusted Purchase Price	Section 6.14(a)(i)
Adjustment Statement	Section 6.14(a)(i)
Agreement	Preamble
Allocation Schedule	Section 6.5(d)
Assignment and Assumption Agreement	Section 2.2
Balance Sheet Date	Section 3.4
Bethesda Landlord	Section 2.2
Buyer	Preamble
Buyer Plan	Section 6.21(d)
Caring Homes Lease Counterparty	Section 1.1
Casualty	Section 6.1
Cause	Section 6.21(b)
Closing	Section 8.1
Closing Contributed Amount	Section 6.13(c)
Closing Date	Section 8.1
Closing Leakage	Section 6.13(c)

Closing Purchase Price	Section 6.13(c)
Closing Statement	Section 6.13(c)
Company	Recitals
Consent Payments	Section 6.2(b)
Covered Period	Section 6.21(b)
Current Representation	Section 11.15(a)
D&O Expenses	Section 6.7(b)
D&O Indemnifiable Claim	Section 6.7(b)
D&O Indemnifying Party	Section 6.7(b)
D&O Indemnitee	Section 6.7(b)
Deposit Fee	Section 9.2
Designated Person	Section 11.15(b)
Final Purchase Price	Section 6.14(a)(ii)
Financial Statements	Section 3.4
Improvements	Section 3.7(g)
Inactive Employee	Section 6.21(c)
Intercompany Obligations and Agreements	Section 6.10
IT Assets	Section 4.8(b)
Joint Venture Contracts	Section 1.1
Minimum Terms of Employment	Section 6.21(b)
Offeree Employee	Section 6.21(b)
Outside Date	Section 9.1(d)
Parties	Preamble
Party	Preamble
Permits	Section 3.13(b)
Permitted Leakage	Section 1.1
Plans	Section 3.14(b)
Pre-Closing Contribution	Section 2.2
Predecessor Service Provider	Section 1.1
Promissory Note	Recitals
Purchase Price	Section 2.3
Real Estate Impositions	Section 3.7(i)
Real Property	Section 3.7(e)
REIT Target Company	Section 3.11(n)
Related Person Transactions	Section 3.17
Related Persons	Section 3.17
Required Permits	Section 3.13(b)
Selected Firm	Section 6.14(b)(i)
Seller	Preamble
Seller Guarantees	Section 6.11
Seller Trademarks	Section 6.15
Target Companies	Recitals
Target Company	Recitals
Tax Contest	Section 6.5(f)
Terminating Buyer Breach	Section 9.1(c)

Terminating Seller Breach	Section 9.1(b)
Transferred Employee	Section 6.21(b)
Transition Services Agreement	Recitals
Units	Recitals
WARN	Section 6.21(f)
Wellness Portfolio Intellectual Property	Section 4.8(a)
Willkie	Section 11.15(a)

Section 1.3    Construction.
(a)    Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include each other gender (including the neuter gender), (iii) references to “or” shall be construed in the inclusive sense of “and/or,” (iv) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (v) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (vi) the terms “day” and “days” mean and refer to calendar day(s), (vii) the terms “year” and “years” mean and refer to calendar year(s), and (viii) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, restated, supplemented or modified from time to time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
(c)    The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
(d)    Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Buyer and its Representatives in the “Project Vitality Round 2” virtual data room hosted by Intralinks as of the date of this Agreement in expectation of, or in connection with, the transactions contemplated by this Agreement.
(e)    The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The Parties agree that any drafts of this Agreement prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each Party agrees that no Party or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Proceeding among any of the foregoing.
ARTICLE II

PURCHASE AND SALE
Section 2.1    Purchase and Sale of the Units. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Units, free and clear of all Liens (other than restrictions on transfer under applicable securities laws).
Section 2.2    Pre-Closing Contribution. Prior to the Closing, Seller shall contribute, or shall cause to be contributed, the Healthcare Platform to a qualified Target Company or other qualified entity designated by Buyer, pursuant to an assignment and assumption agreement to be mutually agreed upon by the Parties (the “Assignment and Assumption Agreement” and such contribution, the “Pre-Closing Contribution”); provided that, if Seller does not obtain a consent to the transactions contemplated by this Agreement from the landlord under the Bethesda Lease (the “Bethesda Landlord”) prior to Closing, then the Bethesda Lease shall not be contributed to such Target Company or other qualified entity designated by Buyer until such consent is obtained. If the Bethesda Lease is unable to be assigned as a direct result of Seller’s inability to obtain a consent to the transactions contemplated by this Agreement from the Bethesda Landlord, then Seller will cooperate in any reasonable arrangement designed to provide Buyer with the benefits of and obligations under the Bethesda Lease and will enforce at Buyer’s request any rights of the applicable member of the Parent Group arising from the Bethesda Lease. For such time from and after the Closing as the applicable member of the Parent Group holds the Bethesda Lease and provides Buyer or any Target Company any claims, rights and benefits of the Bethesda Lease in accordance with this Section 2.2, Buyer shall indemnify and hold the applicable member of the Parent Group harmless from and against any and all obligations and losses incurred or asserted to the extent resulting from such member of the Parent Group’s post-Closing direct or indirect ownership, management or operation of the Bethesda Lease in the Ordinary Course in connection with any arrangement described in this Section 2.2, except to the extent caused by fraud, negligence or willful misconduct of such member of the Parent Group following the Closing. For the avoidance of doubt, Buyer will not be liable for any damages owed under the Bethesda Lease solely to the extent such damages result from a breach of the Bethesda Lease due to Seller’s not having obtained a consent to the transactions contemplated by this Agreement from the Bethesda Landlord.
Section 2.3    Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the sale of the Units will be (i) an aggregate amount in cash equal to the sum of the Closing Cash Payment Amount, as may be adjusted following the Closing pursuant to Section 6.14, plus the Deposit, and (ii) the issuance of the Promissory Note having an initial principal amount equal to the Closing Promissory Note Principal Amount, as may be adjusted following the Closing pursuant to Section 6.14 (such sum of the foregoing items (i) and (ii), as may be adjusted following the Closing pursuant to Section 6.14, the “Purchase Price”).
Section 2.4    Deposit. Buyer shall deliver to Escrow Agent in immediately available funds the Deposit within three (3) Business Days after the date hereof. The Escrow Agent will place the Deposit in a federally insured account on behalf of Seller and Buyer and will otherwise hold the Deposit pursuant to the terms of the Escrow Agreement. Upon Buyer’s deposit of the Deposit, the Deposit shall become non-refundable; provided, however, that the Deposit shall be refundable to Buyer if this Agreement is terminated in a circumstance in which a return of the Deposit to Buyer is expressly provided for in this Agreement. The Deposit will be applied as follows: (a) if this Agreement is terminated and it is expressly provided for in this Agreement that Buyer is entitled to the Deposit, the Deposit will be returned to Buyer; (b) if the Deposit is to be received by Seller as provided in this Agreement, the Deposit will be released from escrow and paid to Seller; and (c) if the Closing occurs, the Deposit will be credited to Buyer, applied against the Purchase Price, and paid to Seller at the Closing.
Section 2.5    Closing Payments. At the Closing, Buyer shall pay by wire transfer in immediately available funds to such account as Seller designates to Buyer in writing not less than two (2) Business Days prior to the Closing Date, an amount equal to the Closing Cash Payment Amount.
Section 2.6    Withholding. Buyer, its Affiliates and agents will be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable under this Agreement to Seller or any other Person such amounts as may be required to be deducted and withheld under the Code or under any provision of state, local, or foreign Tax law; provided that Buyer shall notify Seller of any such deduction or withholding reasonably in advance of any payment giving rise to such deduction or withholding (unless such withholding is attributable to a failure of Seller to provide the forms specified in Section 8.2(c)) and shall cooperate with Seller to obtain any available reduction of, or relief from, any such deduction or withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate Tax authority, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND THE COMPANY SUBSIDIARIES
On the terms and subject to the conditions of this Agreement and except as set forth in the Schedules (as supplemented and amended in accordance with this Agreement), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 3.1    Organization.
(a)    The Company (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of the Company, each as amended as of the date of this Agreement. The Company is not in violation of its Organizational Documents in any respect except as would not reasonably be expected to be material to the Company.
(b)    Except as would not reasonably be expected to be material to the business of the Target Companies, taken as a whole, (I) each Company Subsidiary (i) is an entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, and (II) Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of each Company Subsidiary, each as amended as of the date of this Agreement. No Company Subsidiary is in violation of its Organizational Documents in any respect except as would not reasonably be expected to be material to the Company Subsidiaries taken as a whole.
(c)    The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of “good standing”), except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.2    Authorization; Consents; No Violations. Each Target Company has the requisite power and authority to (a) execute and deliver each Ancillary Document to which such Target Company is or will be a party; (b) perform its covenants and obligations under each Ancillary Document to which such Target Company is or will be a party; and (c) to consummate the transactions contemplated by each Ancillary Document to which such Target Company is or will be a party. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement or any Ancillary Document to which any Target Company or Seller (or its applicable Affiliate) is or will be a party, the performance by such Target Company, Seller or such Affiliate of its covenants and obligations hereunder or thereunder (including, for the avoidance of doubt, the Pre-Closing Contribution), and the consummation of the transactions contemplated hereby or thereby do not and will not (with or without the giving of notice, passage of time or both) (i) violate or conflict with any provision of (A) the Company’s Organizational Documents or (B) any Target Company’s Organizational Documents; (ii) violate, conflict with, contravene, require any Consent (other than such Consents that have been obtained or made prior to the date hereof) under, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, or result in a right of termination or acceleration pursuant to any Target Company’s Contracts; (iii) assuming compliance with the matters referred to in Section 4.5, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or require any Consent, order or authorization of, filing or registration with, or notification to any Governmental Entity; or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (i), (ii) and (iii) for such violations, conflicts, contraventions, Consents, events, breaches, defaults, terminations, accelerations or Liens that have not had, and would not reasonably be expected to, individually or in the aggregate, (1) result in material liability to the Target Companies or materially impair the business or operations of the Target Companies, in each case, taken as a whole or (2) have a material and adverse effect on the ability of Seller to timely perform its obligations hereunder or consummate the transactions contemplated hereby.
Section 3.3    Capitalization; Subsidiaries.
(a)    The Units constitute 100% of the issued and outstanding equity interests in the Company. All of the Units are duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and are owned by Seller free and clear of all Liens, other than restrictions on transfer under applicable securities Laws. None of the Units were issued in violation of any preemptive rights or Laws. There are no options, warrants, purchase rights, subscription rights, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Units or other equity interests of the Company or obligating Seller or the Company to issue or sell any Units, or any other equity interest in the Company. There are no Contracts which require the Company to repurchase, redeem or otherwise acquire any Units or other equity interests in the Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Units or other equity interests in the Company. There is no indebtedness of the Company that provides the lender thereof with any voting, governance or other rights typically reserved for equityholders.
(b)    Except as set forth on Schedule 3.3(b) (i), each of the Company Subsidiaries is incorporated or organized, as applicable, under the laws of the State of Delaware. Except as set forth on Schedule 3.3(b)(ii), all of the issued and outstanding equity interests of each Company Subsidiary are owned, directly or indirectly, by Seller or a Target Company. For each Target Company required to be set forth on Schedule 3.3(b)(ii) pursuant to the immediately preceding sentence, Schedule 3.3(b)(iii) sets forth a true and complete list of the current ownership of such equity interests, as applicable, of such Target Company.
(c)    Except as set forth on Schedule 3.3(c)(i), all of the outstanding equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws. Except as set forth on Schedule 3.3(c)(ii), there are no options, warrants, purchase rights, subscription rights, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity interests of any Company Subsidiary. Except as set forth on Schedule 3.3(c)(iii), there are no Contracts which require any Company Subsidiary to repurchase, redeem or otherwise acquire any Units or other equity interests in the Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except as set forth on Schedule 3.3(c)(iv), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests of any Company Subsidiary. Except as set forth on Schedule 3.3(c)(v), no Target Company owns any equity interests of any Person (other than another Target Company). There is no indebtedness of any Target Company that provides the lender thereof with any voting, governance or other rights typically reserved for equityholders.

(d)    There are no outstanding or authorized, compensatory equity or equity-linked interests with respect to the Units, or other equity or voting interests in, the Company or such Company Subsidiary, including without limitation, any options, appreciation rights, restricted stock or stock unit awards, profits interests, restricted units, phantom equity or similar awards or rights.
(e)    Except as set forth on Schedule 3.3(e), the equity interests of the entities set forth on Schedule 1.1(i), in each case, held by a Target Company are duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
Section 3.4    Financial Statements. Seller has made available to Buyer copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and 2019 and the related audited consolidated statements of operations, comprehensive income (loss), parent company equity and cash flows for each of the three years in the period ended December 31, 2020, and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2021 (the “Balance Sheet Date”), and the related unaudited consolidated statement of operations for the period ended March 31, 2021. Each of the Financial Statements (i) has been prepared based upon information contained in the Target Companies’ books and records and in accordance with GAAP applied on a consistent basis throughout the periods indicated therein, and (ii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the periods indicated therein, except in the case of each of clauses (i) and (ii) as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes (none of which are material in amount or nature). No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included or reflected in the Financial Statements. The Target Companies maintain, and for the past three (3) years have maintained, a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorization; transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, access to assets is permitted only in accordance with management’s general and specific authorization, and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.5    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected, disclosed or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Financial Statements (including the notes thereto); (b) arising pursuant to this Agreement or any of the Ancillary Documents, or incurred in connection with the transactions contemplated hereby or thereby; or (c) incurred in the Ordinary Course since March 31, 2021 (none of which is a liability resulting from or arising out of any breach of Contract, tort, infringement, misappropriation or violation of applicable Laws) that are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.6    Absence of Certain Changes. Since the Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been conducted in all material respects, in the Ordinary Course, except as contemplated by this Agreement, any of the Ancillary Documents or any of the transactions contemplated hereby or thereby, (b) there has not occurred a Material Adverse Effect and (c) no action or omission has been taken that, if taken after the date hereof, would require Buyer’s consent pursuant to Section 6.1.
Section 3.7    Real Estate.
(a)    Owned Real Property. Schedule 3.7(a) sets forth the address of each Owned Real Property (other than any Inland Real Property and the Fort Mill Real Property). Except as set forth in Schedule 3.7(a), with respect to each Owned Real Property (other than any Inland Real Property and the Fort Mill Real Property): (A) the Company or Company Subsidiary (as the case may be) is the sole legal and beneficial owner and has good and valid fee simple or, with respect to the UK Real Properties, freehold title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (B) except for any Landlord Leases, any Intercompany Leases and any Permitted Lien, the Company or Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of pre-emption or first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property, land and buildings or interest therein.
(b)    Leased Real Property. Schedule 3.7(b) sets forth the address of each Leased Real Property, and a list of all Leases (other than the Intercompany Leases and excluding immaterial agreements with respect or supplemental thereto that do not amend any economic terms or material non-economic terms of the Lease) for each such Leased Real Property (other than any Inland Real Property), including the date and name of the parties to such Leases. The Company has delivered to Buyer a true and complete copy of the written Leases. To the Knowledge of Seller, there are no oral Leases for any Leased Real Property (other than any Inland Real Property). Except as set forth in Schedule 3.7(b), with respect to each of the Leases: (i) such Lease constitutes the valid and legally binding obligation of the Company or the Company Subsidiaries, as the case may be, and enforceable in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity), and in full force and effect; (ii) neither the Company or any Company Subsidiary nor, to the Knowledge of Seller, any other party to such Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, except, in each case, where such breach, default or event would not reasonably be expected to, individually or in the aggregate, materially impair the business or operations of the Target Companies, taken as a whole, or would reasonably be expected to result in a cross default with any Existing Loan; (iii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary; (iv) except for any Permitted Lien and any Intercompany Leases, the Company or any Company Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof except as set forth on Schedule 3.7(b); (v) to the Knowledge of Seller and except in connection with any Existing Loans, the Company or any Company Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (vi) to the Knowledge of Seller, there are no Liens created by any Target Company on the estate or interest created by such Lease other than Permitted Liens.
(c)    Landlord MOB Leases. Attached hereto as Schedule 3.7(c)(1) is a rent roll with respect to the Landlord MOB Leases as of July 31, 2021. To the Knowledge of Seller, there are no oral Landlord MOB Leases. Except as set forth in Schedule 3.7(c)(2), with respect to each of the Landlord MOB Leases, as applicable: (i) such Landlord MOB Lease constitutes the valid and legally binding obligation of the Company or the Company Subsidiaries, as the case may be, and enforceable in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity), and in full force and effect; (ii) neither the Company or any Company Subsidiary nor, to the Knowledge of Seller, any other party to any Landlord MOB Lease is in breach or default under such Landlord MOB Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Landlord MOB Lease, except, in each case, where such breach, default or event would not reasonably be expected to, individually or in the aggregate, materially impair the business or operations of the Target Companies, taken as a whole, or would reasonably be expected to result in a cross default under any Existing Loans; (iii) the Company and the Company Subsidiaries do not currently owe brokerage commissions or finder’s fees with respect to such Landlord MOB Lease; (iv) the other party to such Landlord MOB Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary; (v) to the Knowledge of Seller and except for any Permitted Lien, the other party to such Landlord MOB Lease has not subleased, licensed or otherwise granted any third party the right to use or occupy the premises demised thereunder or any portion thereof; and (vi) to the Knowledge of Seller, there are no Liens created by any Target Company on the estate or interest created by such Landlord MOB Lease other than Permitted Liens.
(d)    Landlord NNN Leases. Schedule 3.7(d)(1) sets forth a list of all Landlord NNN Leases, including the date and name of the parties to such Landlord NNN Leases. Attached hereto as Schedule 3.7(d)(2) is a rent roll with respect to the Landlord NNN Leases as of July 31, 2021. The Company has delivered to Buyer a true and complete copy of each written Landlord NNN Lease and no Company Subsidiary has agreed to any binding concessions with respect to any Landlord NNN Lease that is still in effect other than as set forth in the Landlord NNN Leases. To the Knowledge of Seller, there are no oral Landlord NNN Leases. Except as set forth in Schedule 3.7(d)(3), with respect to each of the Landlord NNN Leases: (i) such Landlord NNN Lease constitutes the valid and legally binding obligation of the Company or the Company Subsidiaries, as the case may be, and enforceable in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity), and in full force and effect; (ii) neither the Company or any Company Subsidiary nor, to the Knowledge of Seller, any other party to any Landlord NNN

Lease, (x) is in material breach or material default under such Landlord NNN Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Landlord NNN Lease, and (y) is in breach or default under such Landlord NNN Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Landlord NNN Lease, except, in each case under this subclause (y), where such breach, default or event would not reasonably be expected to, individually or in the aggregate, materially impair the business or operations of the Target Companies, taken as a whole or would reasonably be expected to result in a cross default under any Existing Loans; (iii) neither the Company nor any Company Subsidiary currently owes any brokerage commissions or finder’s fees with respect to such Landlord NNN Lease; (iv) the other party to such Landlord NNN Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary; (v) to the Knowledge of Seller and except for any Permitted Lien, the other party to such Landlord NNN Lease has not subleased, licensed or otherwise granted any third party the right to use or occupy the premises demised thereunder or any portion thereof; and (vi) to the Knowledge of Seller, there are no Liens created by any Target Company on the estate or interest created by such Landlord NNN Lease other than Permitted Liens.
(e)    Leasehold Improvements. To the extent owned by the Company or Company Subsidiary pursuant to the terms of the Leases (but expressly excluding the Intercompany Leases), the Company or Company Subsidiary has good and valid title to all material Leasehold Improvements, free and clear of all Liens, except Permitted Liens and except as such lack of good and valid title would not reasonably be expected to, individually or in the aggregate, materially impair the business or operations of the applicable property, and other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such material Leasehold Improvements or any portion thereof or interest therein.
(f)    Real Property Used in The Business. The Owned Real Property identified in Schedule 3.7(a) and the Leased Real Property identified in Schedule 3.7(b) (collectively, the “Real Property”) comprise all of the land and real property used or intended to be used in, or otherwise related to, the business of the Target Companies.
(g)    Improvements. All buildings, structures, improvements, fixtures, building systems and equipment, and all material components thereof, included in the Real Property (other than the Inland Real Property and the Fort Mill Real Property) (the “Improvements”) are in satisfactory operating condition and repair and reasonably sufficient for the operation of the business of the Target Companies as currently conducted, ordinary wear and tear and defects that do not interfere with the use thereof in the Ordinary Course excepted, except as would not reasonably be expected to, individually or in the aggregate, materially impair the business or operations of the Target Companies, taken as a whole. To the Knowledge of Seller, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Target Companies, taken as a whole.

(h)    Condemnation. To the Knowledge of Seller, there is no condemnation, expropriation or other proceeding in eminent domain currently pending, and the Company and each Company Subsidiary have not received written notice of any threatened, condemnation, expropriation or other proceeding in eminent domain affecting any Real Property (other than the Inland Real Property and the Fort Mill Real Property) or any portion thereof or interest therein, except where such condemnation, expropriation or other proceeding in eminent domain would not reasonably be expected to, individually or in the aggregate, materially impair the business or operations of the Target Companies, taken as a whole.
(i)    Real Estate Taxes and Assessments. There are no material taxes, assessments, fees, charges or similar material costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (other than the Inland Real Property and the Fort Mill Real Property) (collectively, the “Real Estate Impositions”) with respect to any Real Property (other than the Inland Real Property and the Fort Mill Real Property) or portion thereof and paid by the Company or any Company Subsidiary (as compared to any other Person using or occupying such Real Property) which are delinquent other than Real Estate Impositions being contested in good faith by the Company or any Company Subsidiary and for which appropriate reserves have been established in accordance with GAAP or which have been paid under protest. There is no currently pending, and the Company and each Company Subsidiary have not received written notice of any threatened, material increase or material special assessment or material reassessment of any Real Estate Impositions.
(j)    Ongoing Work. Schedule 3.7(j) sets forth a true, correct and complete list of all capital projects being performed or otherwise funded by the Company or any Company Subsidiary or expected or planned to be performed or otherwise funded by the Company or any Company Subsidiary in the next 12 months for a cost material to the Target Companies taken as a whole, along with the estimated cost to complete such capital projects.
(k)    Compliance with Recorded Documents. To the Knowledge of Seller, the current use and occupancy of the Owned Real Property (other than the Inland Real Property and the Fort Mill Real Property) and the operation of the business of the Target Companies (or, in the case of the UK Real Properties, the Caring Homes Lease Counterparties) thereon does not violate any material easement, covenant, restrictive covenants, inhibition, stipulation, reservation, condition, restriction or similar provision in any instrument of record affecting such Owned Real Property, except where such violation would not reasonably be expected to, individually or in the aggregate, materially impair the business or operations of the Target Companies, taken as a whole, and no Target Company has received a written notification alleging any such violation.
Section 3.8    Data Privacy and Security. The Company and each Company Subsidiary: (i) are, and during the past (3) years have been, in compliance in all material respects with all Data Protection Requirements; (ii) have not received any written subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Requirement and, to the Knowledge of Seller, neither the Company nor any Company Subsidiary is or has been under investigation by any Governmental Entity for any actual or potential material violation of any Data Protection Requirements; (iii) have implemented and maintain commercially reasonable measures in all material respects to protect the confidentiality, integrity, and security of the IT Assets and all information stored or contained therein or transmitted thereby (including Personal Information the Company and each Subsidiary collects and/or processes) from unauthorized access, use, disclosure, interruption, corruption and modification; and (iv) have not experienced any failures or crashes or security breaches, unauthorized access, use, or disclosure related to Personal Information that would require notification of individuals, law enforcement, or any Governmental Entity, or any remedial action under any applicable Data Protection Requirements, and, to the Knowledge of Sellers, there are no pending, or expected complaints, actions, fines, or other penalties facing the Company or any Company Subsidiary in connection with any such failures, crashes, security breaches, or unauthorized access, use, or disclosure. The execution, delivery and performance of this Agreement or any Ancillary Document will not result in a breach of any Data Protection Requirements except as would not reasonably be expected to, individually or in the aggregate materially impair the business or operations of the Target Companies, taken as a whole.
Section 3.9    Litigation. There are, and in the past three (3) years there have been, no Proceedings pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries, except for any Proceeding that, individually or in the aggregate, have not resulted in and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is, or during the past three (3) years, has been subject to any Judgment that, individually or in the aggregate, has been or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
Section 3.10    Material Contracts.
(a)    Schedule 3.10(a) sets forth a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to or by which the Company or any of its Subsidiaries is a party or is bound. A true, correct and complete copy of each Material Contract has been made available to Buyer.
(b)    Each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid and binding on the Company or each Company Subsidiary that is a party thereto and is in full force and effect, and constitutes legal, valid and binding obligations of the Company or such Company Subsidiary, as applicable, and, to the Knowledge of Seller, the other parties thereto, and is enforceable against the Company or such Company Subsidiary, as applicable, in accordance with its terms. None of the Company, or any of its Subsidiaries party to a Material Contract (other than any Material Contract that has expired in accordance with its terms) or, to the Knowledge of Seller, any other party to such Material Contract is in breach of or default pursuant to any such Material Contract, except for any such breach or default that would not be material to the Company and its Subsidiaries, taken as a whole. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of Seller, any other party thereto, except for any such event, breach or default that would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.11    Taxes.
(a)    Each Target Company has timely filed or has caused to be timely filed (taking into account valid extensions) all material Tax Returns required to be filed by it pursuant to applicable Law and each such Tax Return is true, correct and complete in all material respects.
(b)    Each Target Company has timely paid or has caused to be timely paid all material Taxes that are required to be paid by it (whether or not shown on any Tax Returns).
(c)    No claim has been made by any Governmental Entity in any jurisdiction where any Target Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction, other than any claims that would not be material to the Company and its Subsidiaries, taken as a whole.
(d)    There are no material Liens for Taxes (except Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of the Target Companies.
(e)    Each Target Company has withheld in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party all material Taxes required to be withheld, such withheld Taxes have been either (i) duly and timely paid to the appropriate Governmental Entity, or (ii) properly set aside in accounts for such purpose and will be duly and timely paid to the appropriate Governmental Entity, and has complied in all material respects with all information reporting requirements related thereto.
(f)    No Target Company has granted any extension or waiver of the limitation period applicable to any material Tax or material Tax Return that remains in effect.
(g)    No audits, examinations, claims, disputes or other proceedings with respect to material Taxes of any Target Company are presently in progress or have been asserted or proposed in writing.
(h)    No Governmental Entity has asserted in writing any material deficiency or material claim for Taxes or any adjustment to Taxes with respect to which any Target Company may be liable. No agreements, consents, extensions or waivers of statutes of limitations (or extensions of time to file, except for automatic extensions of time) have been entered into, given or requested with respect to any material Taxes or Tax Returns of any Target Company.
(i)    No Target Company has engaged in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1).
(j)    No Target Company is a party to, bound by, or has any material liability under, any material Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the Ordinary Course and the primary purpose of which is unrelated to Taxes, or any agreement solely among any of the Target Companies.
(k)    The Company is, and has been since its formation, treated and properly classified as a partnership (other than a publicly traded partnership) or disregarded entity for U.S.

federal income Tax purposes and has not made any filing with any Taxing authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for U.S. federal or applicable state and local income Tax purposes.
(l)    No Target Company that is a partnership for U.S. federal income tax purposes made an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015.
(m)    No Target Company or any predecessor of the Target Company (A) has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes; or (B) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee, successor, or by Contract.
(n)    Each Target Company that has filed an election to be treated as a REIT (each a “REIT Target Company”) is listed on Schedule 3.11(n) hereto.
(o)    Subject to Section 7.3(e), each REIT Target Company (A) for all taxable years commencing with its first REIT taxable year through and including its taxable year ended December 31, 2020, has satisfied all requirements to qualify as a REIT for U.S. federal income tax purposes for such taxable years, and (B) from January 1, 2021 through the Closing Date, has operated in such a manner so as to qualify as a REIT for U.S. federal income tax purposes (determined, for purpose of clause (B), (i) as if such REIT Target Company’s taxable year beginning January 1, 2022, ended immediately prior to the Closing Date, the REIT income tests pursuant to Code Sections 856(c)(2) and 856(c)(3) and all other REIT qualification requirements that would otherwise be determined based on a full taxable year (including the distribution requirement described in Section 857 of the Code) are instead determined based on such short taxable year, and the REIT asset tests pursuant to Code Section 856(c)(4) for the quarter of such REIT Target Company’s taxable year that includes the Closing Date are determined as of immediately prior to the Closing, and (ii) without regard to Buyer’s purchase of such REIT Target Company at the Closing or any action or inaction taken by such REIT Target Company, Buyer or their Affiliates after the Closing).
(p)    No REIT Target Company (A) has incurred since their respective inceptions for any taxable year ending on or before December 31, 2020, any material liability for Taxes under Sections 856(c)(7)(C), 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7; (B) would incur for its taxable year that includes Closing (as if such taxable years were to end as of immediately prior to the Closing) any material liability for Taxes under Sections 856(c)(7)(C), 856(g)(5)(C), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7; or (C) holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built in gains” Tax under Section 337(d) of the Code and the Treasury Regulations thereunder).
(q)    To the extent any REIT Target Company has leased a lodging facility or a health care facility to its taxable REIT subsidiary, an eligible independent contractor meeting the requirements of Section 856(d)(9) of the Code has operated and managed such facility on behalf of the taxable REIT subsidiary.

(r)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).
Section 3.12    Environmental Matters. The Company and each of its Subsidiaries is, and for the past three (3) years have been, in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for any such noncompliance that, individually or in the aggregate, has not had resulted in and would not reasonably be expected to result in material liability to the Target Companies. In the past three (3) years, neither the Company nor any of its Subsidiaries has received any notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law, except for any such violation as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Target Companies. Neither the Company nor any of its Subsidiaries has released any Hazardous Substances in violation of any applicable Environmental Law, except for any such violation as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Target Companies.
Section 3.13    Compliance with Laws; Permits.
(a)    The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries (including pursuant to the Caring Homes Umbrella Agreement), except for such noncompliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. During the past three (3) years, no Target Company has received any notification (whether written or, to the Knowledge of Seller, oral) from any Governmental Entity asserting that such Target Company or any Caring Homes Lease Counterparty is not in material compliance with or is in material violation of any Laws, and, to the Knowledge of Seller, no Target Company has been, and no Target Company has received written notification that a Caring Homes Lease Counterparty has been, under any external investigation by a Governmental Entity regarding material non-compliance with or material violation of any Law (whether internal or external). No representation or warranty is made in this Section 3.13(a) with respect to (i) compliance with Environmental Laws, which is exclusively addressed by Section 3.12, (ii) compliance with applicable privacy and data protection Laws, which is exclusively addressed by Section 3.8, (iii) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.11, (iv) compliance with labor and employment matters, which is exclusively addressed by Section 3.15, or (v) compliance with respect to any applicable Healthcare Laws, which is exclusively addressed by Section 3.21.
(b)    The Company and its Subsidiaries hold, to the extent legally required, all permits, permissions, licenses, variances, clearances, qualifications, certifications, certificates, registrations, authorizations, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”), that are required for the operation of the business of the Company and its Subsidiaries as currently conducted except where the failure to hold any such Permit would not reasonably be expected to, materially impair the business or operations of the Target Companies, taken as a whole (the “Required Permits”). All such Required Permits are in full force and effect except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth in the Licensing Surveys for which true, complete and accurate reports have been provided by Seller to Buyer, the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with the terms of all Required Permits in all material respects, except for such noncompliance that has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No suspension or cancellation of any of the Required Permits is pending or, to the Knowledge of Seller, threatened except for such suspensions or cancellations that have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. During the past three (3) years, no Target Company has received written notice from any Governmental Entity revoking, cancelling, suspending, terminating or modifying, or, to the Knowledge of Seller, threatening to revoke, cancel, suspend, terminate or modify, any such Required Permit or alleging that the Target Companies are in violation of or default under any such Required Permit. No representation or warranty is made in this Section 3.13(b) with respect to compliance with applicable Healthcare Permits, which is exclusively addressed by Section 3.21.
Section 3.14    Employee Plans.
(a)    None of the Target Companies has, or during the past four (4) years has ever had, any employees.
(b)    As of the date of this Agreement, no Target Company maintains, sponsors, contributes to, participates in, or has any liability (actual or contingent) with respect to any (a) “employee benefit plan,” as defined in Section 3(3) of ERISA, or (b) employment, severance or similar contract or agreement, arrangement, plan or policy or other plan, program, agreement or arrangement providing any compensation or benefits (including any agreement, arrangement, plan or policy making available bonuses, equity awards, or deferred compensation) ((a) and (b), collectively, “Plans”). There does not now exist, nor, to the Knowledge of Seller, do any circumstances exist that could reasonably be expected following the Closing to result in, any current or contingent liabilities to Buyer or any of its Affiliates with respect to any Plan of Seller, its Affiliates or their respective ERISA Affiliates.
(c)    No Target Company nor any ERISA Affiliate thereof contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) any multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No liability under Title IV of ERISA has been or, to the Knowledge of Seller, is reasonably expected to be incurred by any Target Company.
(d)    Each ERISA Affiliate of any Target Company which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

(e)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
Section 3.15    Labor Matters.
(a)    None of the Company or any of its Subsidiaries is or has at any time been bound by any collective bargaining agreement or collective bargaining relationship with respect to its employees. There is no labor strike or work stoppage or walkout pending or, to the Knowledge of Seller, threatened in writing against or affecting the Company or any of its Subsidiaries or with respect to the Service Providers, and no such labor strike or work stoppage or walkout has occurred in the past three years. There are no labor unions or other organizations representing, or purporting to represent and, to the Knowledge of Seller, no union organization campaign is in progress with respect to any Service Provider. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of Seller, threatened by or on behalf of any Service Provider.
(b)    During the three (3) years prior to the date of this Agreement, none of the Company or any of its Subsidiaries has engaged in or effectuated any “plant closing” or employee “mass layoff” within the meaning of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation, and no such plant closing or mass layoff has occurred affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Service Provider.
(c)    Schedule 3.15(c) contains, as of the date hereof, a true, correct and complete list of the name of each Service Provider who is an employee of Seller (or an Affiliate thereof) who is primarily dedicated to the operation of the business of the Target Companies and each such Service Provider’s position, employer, current annual salary rate, hourly wage rate or base compensation rate, as applicable, bonus, commission or other incentive opportunity, hire date, accrued vacation and paid-time-off, principal work location, leave status and status as exempt or non-exempt. No Service Provider who is an executive or key employee has informed the Company or any Subsidiary (whether orally or in writing) of any plan to terminate his or her employment or services, and, to the Knowledge of Seller, no such Person or Persons has any plans to terminate his or her employment or services.
Section 3.16    Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person other than Barclays Capital Inc. (the fees and expenses of which shall constitute Transaction Expenses hereunder) that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 3.17    Related Person Transactions. Except (a) as set forth on Schedule 3.17 and (b) for compensation, benefits or other employment arrangements in the Ordinary Course and on arm’s length terms, (i) there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer, director or manager) or direct or indirect equityholder thereof (including any member of the Parent Group, but not including any wholly owned Subsidiary of any Target Company), on the other hand (collectively, the “Related Persons”) and (ii) following the Closing, no Related Person will own or have the right to use (other than under the Transition Services Agreement) any material asset or property (tangible or intangible) used in the business of any Target Company in the Ordinary Course. All Contracts, transactions, arrangements or understandings described in this Section 3.17 are referred to herein as “Related Person Transactions”.
Section 3.18    Anti-Corruption Compliance.
(a)    None of the Company nor any of its Subsidiaries nor anyone acting on behalf of the Company or any of its Subsidiaries has, for the past three (3) years, taken any action that would cause any of the foregoing to be in violation of any Anti-Corruption Laws.
(b)    The Target Companies have implemented policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.
(c)    None of the Target Companies have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental entity or agency (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office) with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law. None of the Target Companies nor any Person acting on its behalf has received any notice, request, or citation for any actual or potential non-compliance with any of the foregoing of this Section.
Section 3.19    Existing Loans. Except as set forth on Schedule 3.19(a), each Existing Loan is in full force and effect and none of the Company or any Company Subsidiary, has given or received any written notice of any breach or default under any Loan Document that has not been cured, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party thereto. Schedule 3.19(b) sets forth a true, correct and complete list of all Specified Loan Documents. The Company has provided true and complete copies of all Specified Loan Documents. With respect to the Existing Loans with a Freddie Lender, Seller hereby represents and warrants that the statements set forth on Schedule 5.10(b) items 8-17 made by a Target Company are true and correct in all respects as of the date hereof and will be true and correct in all respects as of the Closing Date.
Section 3.20    Title to and Sufficiency of Assets. Except as contemplated to be provided under the Transition Services Agreement or to be contributed to the Target Companies in connection with the Pre-Closing Contribution, the Target Companies have good and marketable title to, a valid leasehold interest in or a valid license to use all material properties and assets (tangible and intangible) used by them, located on their premises or shown on the Financial Statements as being owned by them, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.20, such properties and assets are in good operating condition

(normal wear and tear excepted), and are fit in all material respects for use in the Ordinary Course. The assets and properties owned, leased or licensed by the Target Companies, together with the services contemplated to be provided under the Transition Services Agreement and the assets, rights and properties contemplated to be contributed to the Target Companies in connection with the Pre-Closing Contribution, immediately after the Closing, constitute all of the assets, rights and properties required to operate the business of the Target Companies in all material respects in the manner conducted on the date hereof. Notwithstanding the foregoing, no representations are being made in this Section 3.20 with respect to the Service Providers.
Section 3.21    Healthcare Regulatory Matters.
(a)    Except as set forth in the Licensing Surveys, for which true, complete and accurate reports have been provided by Seller to Buyer, each Target Company is, and for the past three (3) years has been, in material compliance with, all applicable Healthcare Laws and, to the Knowledge of Seller, no Target Company or any of its respective officers, directors, employees, contractors or agents, have engaged in any activities which are cause for civil penalties or mandatory or permissive exclusion from any Government Program.
(b)    Except as set forth in the Licensing Surveys, for which true, complete and accurate reports have been provided by Seller to Buyer, in the past three (3) years, no Target Company has received any written notice, correspondence or other communication, including notification of any pending or threatened Proceeding from any Governmental Entity, of alleged or actual noncompliance in any material respect by, or any material liability of any Target Company or any CHUA Counterparty under any applicable Healthcare Laws. No Target Company is party to or has any (nor has any Target Company received written notification that a CHUA Counterparty is party to or has any) ongoing reporting obligations pursuant to any corporate integrity agreement, deferred or non-prosecution agreement, monitoring agreement, consent decree, or settlement order imposed by any Governmental Entity. Additionally, neither the Target Companies nor any of their respective employees, officers, directors, or, to the Knowledge of Seller, contractors or agents, is or, in the past three (3) years, has been excluded, suspended or debarred from participation in any Government Program or, to the Knowledge of Seller, is subject to a Proceeding that could reasonably be expected to result in debarment, suspension, or exclusion.
(c)    Except as set forth in the Licensing Surveys, for which true, complete and accurate reports have been provided by Seller to Buyer, each Target Company, as applicable, satisfies all material Government Program requirements and conditions of participation for those Government Programs in which it participates and, where applicable, is a party to valid participation or other agreements required in order to receive reimbursement from such Government Programs. There are no non-Ordinary Course, suspensions, offsets, overpayments or recoupments being sought, requested or claimed, or to the Knowledge of Seller, threatened, against any Target Company with respect to any Third-Party Payor Program that have not otherwise been resolved. Except as set forth in the Licensing Surveys, for which true, complete and accurate reports have been provided by Seller to Buyer, in the past three (3) years, no Target Company has received any written notice, correspondence or other communication, including written notification of any pending or threatened Proceeding from any Government Program that would reasonably be expected to result in the imposition of material penalties, termination or the exclusion of any Target Company from participation in any such Government Program.
(d)    All reports, data, and information required to be filed by any Target Company in connection with any Government Program during the last three (3) years have been timely filed and were true and complete at the time filed (or were corrected in or supplemented by a subsequent filing), in each case, except as would not reasonably be expected to be material to the business of the Target Companies taken as a whole. There are no claims, actions or appeals pending before any Governmental Entity with respect to any Government Program reports or claims filed by any Target Company or with respect to any disallowances by any Governmental Entity in connection with any audit or any claims that, if adversely determined, would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. In the past three (3) years, no validation review or program integrity review related to any Target Company has been conducted by any Governmental Entity in connection with any Government Program which, if determined adversely, would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, and to the Knowledge of Seller, no such reviews are scheduled, pending, or threatened against any Target Company.
(e)    Each Target Company possesses all Healthcare Permits required to conduct its businesses in the Ordinary Course consistent with the practices of such Target Company immediately prior to Closing. Except as set forth in the Licensing Surveys, for which true, complete and accurate reports have been provided by Seller to Buyer, each Target Company has fulfilled and performed all material obligations with respect to such Healthcare Permits and, to the Knowledge of Seller, no event has occurred that allows, or after notice or lapse of time would allow, for the revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Healthcare Permit. Except as set forth in the Licensing Surveys, for which true, complete and accurate reports have been provided by Seller to Buyer, no Target Company has received any written notice of any Proceeding relating to revocation, suspension, material and adverse modification or material limitation of any such Healthcare Permit. All Healthcare Permits are in full force and effect and except as set forth in the Licensing Surveys, each Target Company is in material compliance with each such Healthcare Permit held by or issued to it.
(f)    To the Knowledge of Seller: (i) no Healthcare Provider is or, in the past three (3) years, has been suspended, excluded or debarred from any Government Program; and (ii) each Healthcare Provider holds all required Healthcare Permits in good standing required for such Healthcare Provider to perform his/her duties within the scope of his/her employment by or engagement with Seller, any Target Company or their respective Affiliates, as applicable, under the relevant scope of such Healthcare Provider’s professional practice.
(g)    The Company and its Subsidiaries have not presented or caused to be presented a claim for reimbursement to any Government Program that is for an item or service that the claimant knew or should have known was not provided as claimed.
(h)    Except as would not reasonably be expected to be material to the business of the Target Companies taken as a whole, (i) there have been no deficiencies or violations noted in any Licensing Surveys that have not been remedied or remain outstanding for which a plan of correction has not been, or would not reasonably be expect to be, accepted, and (ii) the Target Companies have complied with all applicable plans of correction.
(i)    To the Knowledge of Seller, each CHUA Counterparty holds all necessary permits issued by the United Kingdom Care Quality Commission or any other Governmental Entity having jurisdiction over the UK Real Properties pursuant to any Healthcare Law in order to carry out its business consistent with practices of each CHUA Counterparty immediately prior to the Closing and such permits are in full force and effect. To the Knowledge of Seller, each CHUA Counterparty is in compliance with all applicable Healthcare Laws, except for such non-compliance that would not reasonably be expected to have a material adverse effect on the UK Real Properties, taken as a whole.
Section 3.22    COVID-19. To the extent that any Target Company has applied for relief under the CARES Act or any equivalent law in the United Kingdom, it has done so in accordance with the terms, conditions and other requirements of the CARES Act or equivalent Law and guidance published by the agencies responsible for delivering such relief. Any such relief received by any Target Company is described on Schedule 3.22.
Section 3.23    Cash, Debt & Leakage. As of March 31, 2021, the Target Companies had, in the aggregate, $156,904,501 of cash and cash equivalents and $3,822,717,430 of indebtedness for borrowed money. Since March 31, 2021, there has been no Leakage.
Section 3.24    No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, none of Seller, the Company or any of its Subsidiaries, or any other Person makes or has made any representations or warranties whatsoever, express or implied, as to Seller, the Company or any of its Subsidiaries, or the transactions contemplated hereby beyond those expressly given by Seller in Article III and Article IV (as modified by the Schedules hereto, as supplemented and amended in accordance with this Agreement) or in any certificate delivered hereunder, and Seller disclaims any and all liability and responsibility for any other representation, warranty, guaranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Buyer, its Affiliates or their respective Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Seller, the Company or any of its Subsidiaries, or any of their respective Affiliates). Except as expressly set forth in Article III or Article IV or any certificate delivered hereunder, Seller does not make any representation or warranty regarding the probable success or profitability of the Company or any of its Subsidiaries, merchantability or fitness for any particular purpose or any implied warranties whatsoever. Notwithstanding the foregoing, nothing in this Section 3.24 or elsewhere in the Agreement shall limit, restrict, prohibit, restrain or otherwise impair any of Buyer’s rights or remedies in the case of Fraud.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER
On the terms and subject to the conditions of this Agreement, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 4.1    Organization.
(a)    Seller (i) is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(b)    Seller is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of “good standing”), except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair or delay, Seller’s performance of (or its ability to perform, as applicable) its obligations under this Agreement or Seller’s consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby.
Section 4.2    Authorization. Seller (or its applicable Affiliate in the case of Ancillary Documents) has the requisite limited liability company or other entity power and authority to (a) execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party; (b) perform its covenants and obligations under this Agreement and the Ancillary Documents to which it is or will be a party; and (c) to consummate the transactions contemplated by this Agreement and the Ancillary Documents. The execution and delivery by Seller (or its applicable Affiliate) of this Agreement and the Ancillary Documents to which it is or will be a party, the performance by Seller (or such Affiliate) of its covenants and obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited liability company or other entity action on the part of Seller (or such Affiliate) and no additional limited liability company or other entity action on the part of Seller (or such Affiliate) is necessary to authorize (i) the execution and delivery of this Agreement and such Ancillary Documents by Seller (or such Affiliate); (ii) the performance by Seller (or such Affiliate) of its covenants and obligations under this Agreement and such Ancillary Documents; or (iii) the consummation of the transactions contemplated by this Agreement and such Ancillary Documents. This Agreement, and the Ancillary Documents to which Seller (or its applicable Affiliate) is or will be a party, have been or will be duly executed and delivered by Seller (or such Affiliate) and, assuming the due authorization, execution and delivery by Buyer, constitute legal, valid and binding obligations of Seller (or such Affiliate), enforceable against Seller (or such Affiliate) in accordance with their respective terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).
Section 4.3    Title to Units. Seller is the record and beneficial owner of all of the Units. Seller has good title to the Units, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws, and, following payment of the amounts required to be paid by Buyer pursuant to Section 2.3 at the Closing, the Units will be transferred to Buyer at the Closing free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws or pursuant to the Organizational Documents of the Company.

Section 4.4    Consents; No Violations. The execution and delivery by Seller (or its applicable Affiliate) of this Agreement and the Ancillary Documents to which Seller (or its applicable Affiliate) is or will be a party, the performance by Seller (or such Affiliate) of its covenants and obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the Pre-Closing Contribution) do not and will not (with or without the giving of notice, passage of time or both) (a) violate or conflict with any provision of (i) Seller’s Organizational Documents or (ii) such Affiliate’s Organizational Documents; (b) violate, conflict with, contravene, require any Consent under, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, or result in a right of termination or acceleration pursuant to any of Seller’s Contracts; (c) assuming compliance with the matters referred to in Section 4.5, violate or conflict with any Law applicable to Seller (or such Affiliate) or by which the Units are bound, or require any Consent, order or authorization of, filing or registration with, or notification to any Governmental Entity; or (d) result in the creation of any Lien (other than Permitted Liens and restrictions on transfers under applicable securities Laws) upon the Units, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, non-compliance or Liens that would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the ability of Seller to timely perform its obligations hereunder or consummate the transactions contemplated hereby.
Section 4.5    Requisite Government Approvals. No Consent, order or authorization of, filing or registration with, or notification to any Governmental Entity is required on the part of Seller or any of its Affiliates in connection with (a) the execution and delivery of this Agreement and the Ancillary Documents to which Seller or such Affiliate is or will be a party; (b) the performance by Seller or such Affiliate of its covenants and obligations pursuant to this Agreement and such Ancillary Documents; or (c) the consummation of the transactions contemplated by this Agreement and such Ancillary Documents, except (i) those set forth in Schedule 4.5; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws; and (iii) such other Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impair or delay, Seller’s performance of (or its ability to perform, as applicable) its obligations under this Agreement or Seller’s consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby or (B) result in material liability to the Target Companies or materially impair the business or operations of the Target Companies.
Section 4.6    Litigation.
(a)    There are, and in the past three (3) years there have been, no Proceedings pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay, Seller’s or such Affiliates’ performance of (or its ability to perform, as applicable) its obligations under this Agreement or the Ancillary Documents or Seller’s or such Affiliates’ consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby or thereby.
(b)    Seller and its Affiliates are not, and in the past three (3) years have not been, subject to any Judgment that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay, Seller’s or such Affiliates’ performance of (or its ability to perform, as applicable) its obligations under this Agreement or the Ancillary Documents or Seller’s or such Affiliates’ consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby or thereby.
Section 4.7    Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person other than Barclays Capital Inc. (the fees and expenses of which shall constitute Transaction Expenses hereunder to the extent incurred by any Target Company) that has been retained by or is authorized to act on behalf of Seller who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.
Section 4.8    Intellectual Property; IT Assets
(a)    Seller owns or has the right to use under a valid Contract all Intellectual Property used or held for use in the business of the Target Companies as currently conducted by Seller or the applicable Target Company (“Wellness Portfolio Intellectual Property”). There are no pending (or, to the Knowledge of Seller, threatened) claims by any Person challenging the validity, enforceability, ownership, registration, use or scope of any Wellness Portfolio Intellectual Property, except for claims that would not be material to the business of the Target Companies. There are no pending (or, to the Knowledge of Seller, threatened) claims by any Person alleging infringement, misappropriation or violation by Seller or any Target Company of any Intellectual Property of such Person except for claims that would not be material to Target Companies, taken as a whole. To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Wellness Portfolio Intellectual Property that is material to the business of the Target Companies. Seller uses commercially reasonable efforts to maintain, and protect the Wellness Portfolio Intellectual Property, including to preserve the confidentiality of its trade secrets and other material proprietary information related to Wellness Portfolio Intellectual Property.
(b)    The software, computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment, systems and infrastructure owned or controlled by Seller for use in connection with the business of the Target Companies (collectively, the “IT Assets”) (i) operate and perform in all material respects as required by the Target Companies for the conduct of their businesses, (ii) have not, during the last eighteen (18) months, malfunctioned or failed in a manner that caused a material disruption to the business of the Target Companies, taken as a whole, and (iii) are sufficient for the immediate and reasonably foreseeable needs of the business of the Target Companies as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Seller has in place commercially reasonable data backup, data storage, system redundancy and disaster avoidance recovery plans, as well as a commercially reasonable business continuity plan.
Section 4.9    Insurance Policies. The Target Companies are materially covered by policies of insurance covering the Target Companies and any of their properties or assets and the employees of Seller or its Affiliates, including DigitalBridge Group Advisors, LLC, dedicated primarily or exclusively to the business of the Target Companies, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons operating business similar to the business of the Target Companies. All such policies of insurance are in full force and effect, and, as of the date hereof, no written notice of cancellation has been received by Seller and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder except as would not reasonably be expected to, individually or in the aggregate, materially impair the business of the Target Companies taken as a whole. With respect to each such insurance policy (a) Seller has properly and timely submitted all claims pursuant to the terms and conditions of such policy, (b) no written notice of cancellation, termination, denial of coverage or non-renewal has been received by Seller and (c) no insurance carrier has denied, questioned or disputed any claims made against such policy nor has any insurance carrier reserved its rights with respect thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies. Schedule 4.9 sets forth (i) insurance policies held by members of the Parent Group, that will not remain in effect following the Closing, and (ii) insurance policies relating to the Target Companies that will remain in effect following the Closing.
Section 4.10    RXR Purchase Agreement. The fundamental representations and warranties and the compliance with law representations and warranties in the RXR Purchase Agreement that are subject to the RXR Guaranty were true and accurate when made. No claims have been alleged under the RXR Purchase Agreement or RXR Guaranty.
Section 4.11    No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, none of Seller, the Target Companies, or any other Person makes or has made any representations or warranties whatsoever, express or implied, as to Seller, any Target Company or the transactions contemplated hereby beyond those expressly given by Seller in Article III and Article IV (as modified by the Schedules hereto, as supplemented and amended in accordance with this Agreement) or in any certificate delivered hereunder, and Seller disclaims any and all liability and responsibility for any other representation, warranty, guaranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Buyer, its Affiliates or their respective Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Seller, any Target Company, or any of their respective Affiliates). Except as expressly set forth in Article III or Article IV or any certificate delivered hereunder, Seller does not make any representation or warranty regarding the probable success or profitability of any Target Company, merchantability or fitness for any particular purpose or any implied warranties whatsoever. Notwithstanding the foregoing, nothing in this Section 4.10 or elsewhere in the Agreement shall limit, restrict, prohibit, restrain or otherwise impair any of Buyer’s rights or remedies in the case of Fraud.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
On the terms and subject to the conditions of this Agreement, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 5.1    Organization.
(a)    Buyer (i) is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite limited partnership power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(b)    Buyer is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of “good standing”), except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair or delay, Buyer’s performance of (or its ability to perform, as applicable) its obligations under this Agreement or Buyer’s consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby.
Section 5.2    Authorization. Buyer has the requisite limited partnership power and authority to (a) execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party; (b) perform its covenants and obligations under this Agreement and the Ancillary Documents to which it is or will be a party; and (c) to consummate the transactions contemplated by this Agreement and the Ancillary Documents. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, the performance by Buyer of its covenants and obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited partnership action on the part of Buyer and no additional limited partnership action on the part of Buyer is necessary to authorize (i) the execution and delivery of this Agreement and such Ancillary Documents by Buyer; (ii) the performance by Buyer of its covenants and obligations under this Agreement and such Ancillary Documents; or (iii) the consummation of the transactions contemplated by this Agreement and such Ancillary Documents. This Agreement, and the Ancillary Documents to which Buyer is or will be a party, have been or will be duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).
Section 5.3    Consents; No Violations.
(a)    Non-Contravention. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is or will be a party, the performance by Buyer of its covenants and obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, passage of time or both) (i) violate or conflict with any provision of Buyer’s Organizational Documents; (ii) violate, conflict with, contravene, require any Consent under, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, or result in a right of termination or acceleration pursuant to any of Buyer’s Contracts; (iii) assuming compliance with the matters referred to in Section 5.3(b), violate or conflict with any Law applicable to Buyer, or require any Consent, order or authorization of, filing or registration with, or notification to any Governmental Entity; or (iv) result in the creation of any Lien (other than Permitted Liens and restrictions on transfers under applicable securities Laws) upon the Units, except in the case of each of clauses (ii), (iii) and (iv) for such violations, conflicts, non-compliance or Liens that would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the ability of Buyer to timely perform its obligations hereunder or consummate the transactions contemplated hereby.
(b)    Governmental Approvals. No Consent, order or authorization of, filing or registration with, or notification to any Governmental Entity is required on the part of Buyer in connection with (i) the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party; (ii) the performance by Buyer of its covenants and obligations pursuant to this Agreement and such Ancillary Documents; or (iii) the consummation of the transactions contemplated by this Agreement and such Ancillary Documents, except (A) those set forth on Schedule 5.3(b); (B) such filings and approvals as may be required by any applicable federal or state securities Laws; and (C) such other Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay, Buyer’s performance of (or its ability to perform, as applicable) its obligations under this Agreement or Buyer’s consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby.
Section 5.4    Litigation; Orders.
(a)    There are, and in the past three (3) years there have been, no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay, Buyer’s performance of (or its ability to perform, as applicable) its obligations under this Agreement or the Ancillary Documents or Buyer’s consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby or thereby.
(b)    Buyer is not, and in the past three (3) years has not been, subject to any Judgment that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay, Buyer’s performance of (or its ability to perform, as applicable) its obligations under this Agreement or the Ancillary Documents or Buyer’s consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby or thereby.
Section 5.5    Financing. Buyer will have at Closing, all funds necessary to fund all of Buyer’s payment obligations under this Agreement, including amounts payable in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer’s obligations under this Agreement are not subject to any condition regarding their obtaining funds or financing to consummate the transactions contemplated hereby.
Section 5.6    Solvency. Assuming (a) the accuracy of the representations and warranties in Article III and Article IV are true and correct, (b) the performance by Seller of its obligations hereunder and (c) the financial forecasts of the Target Companies provided to Buyer were prepared in good faith, as of the Closing and immediately after the consummation of the transactions contemplated hereby (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the transactions contemplated hereby and all related fees and expenses of Buyer, the Company and their respective Subsidiaries in connection therewith), (i) the amount of the “fair saleable value” of the assets of each of Buyer, the Company and the Company Subsidiaries (on a consolidated basis) will exceed (A) the value of all liabilities and obligations of Buyer, the Company and the Company’s Subsidiaries (on a consolidated basis), including contingent and other liabilities and obligations; and (B) the amount that will be required to pay the probable liabilities of each of Buyer, the Company and the Company Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) each of Buyer, the Company and the Company Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged and proposed to be engaged; and (iii) each of Buyer, the Company and the Company Subsidiaries (on a consolidated basis) will be able to pay its liabilities and obligations, including contingent and other liabilities and obligations, as they mature.
Section 5.7    Accredited Investor; Independent Review. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Units contemplated hereunder. Buyer has conducted its own independent review and analysis of each Target Company and their respective business, assets, condition (financial or otherwise), results of operations and prospects, and, based thereon, has formed an independent judgment concerning such business, assets, condition (financial or otherwise), results of operations and prospects. Buyer and its Representatives have been provided adequate access to the properties, premises and records of each Target Company for the purpose of such review and analysis. The purchase of the Units by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, Seller, any Target Company or any of their respective Affiliates, employees or Representatives or any other Person, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties of Seller specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Schedules) or in any certificate delivered hereunder, and Buyer acknowledges that each Target Company and Seller expressly disclaims any reliance on any other representations and warranties. Buyer acknowledges that, other than as set forth in this Agreement or any certificate delivered hereunder, none of Seller, any Target Company or any of their respective directors, officers, employees, Affiliates, direct or indirect equity holders, agents or Representatives, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer, its Affiliates and its and their respective agents or other Representatives prior to the execution of this Agreement. Buyer has (a) had adequate opportunity to visit with each Target Company and meet with their respective Representatives to discuss each Target Company and their respective business, assets, condition (financial or otherwise), results of operations and prospects, and (b) received, to its full and complete satisfaction, all materials and information requested by Buyer or its Representatives and has been afforded adequate opportunity to obtain any additional information necessary to verify the accuracy of any such materials or information or of any representation or warranty made by Seller herein or to otherwise evaluate the merits of the transactions contemplated hereby. Seller has answered to Buyer’s full and complete satisfaction all inquiries that Buyer and its Representatives have made concerning the business, assets, condition (financial or otherwise), results of operations and prospects of each Target Company or otherwise relating to the transactions contemplated hereby. Except for the representations and warranties of Seller specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Schedules) or in any certificate delivered hereunder, none of Seller, any Target Company or any of their respective Affiliates or any Representatives of any of the foregoing has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to Buyer, its Affiliates or its or their respective Representatives prior to the date hereof or any other information that is not included in this Agreement or the Exhibits or Schedules attached hereto, and none of Seller, any Target Company, any of their respective Affiliates, any Representatives of any of the foregoing or any other Person shall have or be subject to any liability or responsibility whatsoever to Buyer, any of its Affiliates or any of its or their respective Representatives or any other Person on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from the distribution of any such information to, or use of any such information by, Buyer, any of its Affiliates or any of its or their respective Representatives of any of the foregoing, or otherwise based upon any such information. Notwithstanding the foregoing, nothing in this Section 5.7 or elsewhere in the Agreement shall limit, restrict, prohibit, restrain or otherwise impair any of Seller’s rights or remedies in the case of Fraud.
Section 5.8    Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person other than Deutsche Bank AG that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.
Section 5.9    Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer’s entry into this Agreement and the Ancillary Documents, the purchase of the Units by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer are not done in reliance upon any representation or warranty by, or information from, Seller, any Target Company or any of their respective Affiliates, employees or representatives or any other Person, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Schedules, as modified or supplemented hereunder) or in any certificate delivered hereunder, and Buyer acknowledges that Seller and each Target Company expressly disclaim any reliance or any other representations and warranties. Buyer affirms, acknowledges and agrees that any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in Article III and Article IV (as modified by the Schedules hereto, as supplemented and amended in accordance with this Agreement) or in any certificate delivered hereunder. In connection with Buyer’s investigation of the Target Companies, Buyer has received from or on behalf of the Target Companies, certain projections, including projected statements of operating revenues and income from operations of the Target Companies and certain business plan information of the Target Companies. Buyer affirms, acknowledges and agrees that it (a) is aware that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that Seller is not making any representations or warranties with respect thereto (except as expressly set forth in Article III and Article IV (as modified by the Schedules hereto, as supplemented and amended in accordance with this Agreement) or in any certificate delivered hereunder), (b) is familiar with such uncertainties, (c) is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and (d) shall have no claim against Seller, any Target Company, any of their respective Affiliates, any Representatives of any of the foregoing or any other Person with respect thereto. Notwithstanding anything to the contrary herein (including Article III and the Financial Statements), Buyer acknowledges and agrees that (i) the Target Companies have not operated as separate “stand alone” business or group of entities and, as a result thereof, the Target Companies have been allocated certain costs, expenses and other items, which allocations do not necessarily reflect the actual amounts that would have resulted from arms’ length transactions or the actual costs that would be incurred if the Target Companies had operated as an independent enterprise that is separate from DigitalBridge Group, Inc. and its other Subsidiaries, and (ii) in connection with its transition to operating as an independent enterprise following the Closing, the Target Companies may incur certain separation costs and expenses resulting from such transition following the Closing that are different from such allocated costs, expenses and other items. Notwithstanding the foregoing, nothing in this Section 5.9 or elsewhere in the Agreement shall limit, restrict, prohibit, restrain or otherwise impair any of Buyer’s rights or remedies in the case of Fraud.
Section 5.10    Qualifications. With respect to the Existing Loans with a Freddie Lender, Buyer hereby represents and warrants that the statements set forth as items 9-17 on Schedule 5.10(b) are true and correct in all respects as of the date hereof and will be true and correct in all respects as of the Closing Date. With respect to the Landlord MOB Leases, except as set forth on Schedule 5.10(a), Buyer hereby represents and warrants that no restriction contained therein with respect to or in connection with a direct or indirect transferee of the interest of tenant under the applicable Landlord MOB Lease (including, but not limited to, (i) any competitor restrictions and (ii) restrictions relating to “Precluded Transferees”) will be violated by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. With respect to the Landlord MOB Lease located in Okatie, South Carolina, Buyer hereby represents and warrants that the statements set forth as items 1-8 on Schedule 5.10(b) are true and correct in all respects as of the date hereof and will be true and correct in all respects as of the Closing Date.
Section 5.11    Healthcare Compliance. Neither Buyer nor any of its Affiliates has received any written notice, correspondence or other communication, including notification of any pending or threatened Proceeding from any Governmental Entity, of alleged or actual noncompliance or any liability under any applicable Healthcare Laws that would be reasonably expected, individually or in the aggregate, to have a material and adverse effect on Buyer’s ability to perform its obligations under this Agreement or any Ancillary Document. Neither Buyer nor any of its Affiliates is party to or has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred or non-prosecution agreement, monitoring agreement, consent decree, or settlement order imposed by any Governmental Entity that would be reasonably expected, individually or in the aggregate, to have a material and adverse effect on Buyer’s ability to perform its obligations under this Agreement or any Ancillary Document. Additionally, neither the Buyer nor any of its Affiliates nor any of their respective employees, officers, managers, or directors, is or, in the past three (3) years, has been excluded, suspended or debarred from participation in any Government Program or, to the Knowledge of Buyer, is subject to a Proceeding that could reasonably be expected to result in debarment, suspension, or exclusion, in each case, that would be reasonably expected, individually or in the aggregate, to have a material and adverse effect on Buyer’s ability to perform its obligations under this Agreement or any Ancillary Document.
Section 5.12    No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, none of Buyer, or any other Person makes or has made any representations or warranties whatsoever, express or implied, as to Buyer, or the transactions contemplated hereby beyond those expressly given by Buyer in Article V (as modified by the Schedules hereto, as supplemented and amended in accordance with this Agreement) or in any certificate delivered hereunder, and Buyer disclaims any and all liability and responsibility for any other representation, warranty, guaranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Seller, its Affiliates or their respective Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Seller by any Representative of Buyer). Notwithstanding the foregoing, nothing in this Section 5.12 or elsewhere in the Agreement shall limit, restrict, prohibit, restrain or otherwise impair any of Seller’s rights or remedies in the case of Fraud.
ARTICLE VI

COVENANTS
Section 6.1    Conduct of Business. Except (i) as required by this Agreement; (ii) as set forth in Schedule 6.1; (iii) as required by applicable Law or to comply with insurance requirements set forth on Schedule 6.1; (iv) as required by any COVID-19 Measures; or (v) to the extent reasonably required to address any fire or other casualty event (a “Casualty”) or Emergency, at all times during the period commencing with the execution and delivery of this Agreement continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Closing, Seller shall cause each Target Company to conduct its business and operations in the Ordinary Course, including using commercially reasonable efforts to maintain its existence in good standing pursuant to applicable Law and preserve intact, in all material respects, its existing relationships with customers, suppliers, Governmental Entities and others having material business relationships with such Target Company. Without limiting the generality of the foregoing, from the date hereof until the Closing, except (1) as set forth in Schedule 6.1, (2) as required by this Agreement (or to effectuate the transactions contemplated by this Agreement), (3) as expressly required by the Organizational Documents of a Target Company, (4) where the failure to take such action would be a failure to comply with a contractual standard of care under the applicable Joint Venture Contract or any fiduciary duties owed (I) by any Target Company to any Joint Venture Partner under the applicable Joint Venture Contract or (II) by any member of the Parent Group under the NHI Advisory Agreement, in each case, whether owed in the capacity of an advisor or joint venture partner, (5) as required by any COVID-19 Measures, (6) for actions taken to obtain any Required Consent so long as any such action is not adverse to Buyer, (7) for actions taken, or not taken, at the written direction or written request of, or with the consent of, Buyer, (8) as required by applicable Law, or (9) for Permitted Leakage, Seller shall not permit any Target Company to take any of the following actions without Buyer’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed):

(a)    amend or otherwise change its Organizational Documents (other than any ministerial amendments or changes thereto);
(b)    (i) sell, convey, abandon, permit to lapse, place in the public domain or otherwise dispose of any property (including any Real Property) or assets (other than (A) disposal of useless or obsolete assets or properties (other than Real Property) in the Ordinary Course or any sale or other disposal of all or any portion of the Inland Real Property or the Fort Mill Real Property, (B) pursuant to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any express provision of any Organizational Document of any Target Company or any Contract to which any Target Company is a party or otherwise bound, in each case, that exists on the date hereof, (C) any property or asset (including Real Property) having a net book value less than $5,000,000.00 in the aggregate) or (D) as set forth on Schedule 6.1(b), (ii) mortgage or encumber or grant any Lien on any property or assets other than Permitted Liens or Liens that will be discharged on or prior to the Closing Date, (iii) expressly cancel any debts owed to or claims held by any Target Company, except for any such cancellation (A) where a realizable benefit of similar or greater value is received in return therefore, or (B) as would not reasonably be expected to be material to the Target Companies taken as a whole, or (iv) acquire (by merger, consolidation or stock or asset purchase or otherwise) (A) any equity interests or any partnership, joint venture, corporation, or limited liability company for a price in excess of $1,000,000.00 in the aggregate or (B) any material assets or properties of any other Person or any business or division thereof except for acquisitions that are incidental to any Target Company’s interest in any Owned Real Property or Leased Real Property;
(c)    modify, amend, terminate, cancel or renew, or agree to any waiver of a material right under, any RIDEA Management Agreement, Lease, Landlord Lease or Existing Loan (including the Loan Documents related thereto); provided, however that the foregoing shall not prohibit the Target Companies from (i) enforcing all of the material terms, covenants and conditions contained in any RIDEA Management Agreement, Lease, Landlord Lease or Existing Loan (including the Loan Documents related thereto) in the Ordinary Course, (ii) entering into any such modifications, amendments or temporary waivers that are (A) ministerial in nature, (B) do not amend or modify any economic terms or material non-economic terms of any such RIDEA Management Agreement, Lease, Landlord Lease or Existing Loan (including the Loan Documents related thereto), (C) directly arising from or in furtherance of a Permitted Financing Activity; or (D) reasonably required to address any Casualty or Emergency; provided, that in the event of any modification or amendment under this clause (ii) (regardless of materiality), Seller must first provide a copy of such modification or amendment to Buyer prior to agreeing to any such modification or amendment; and (iii) taking any action set forth on Schedule 6.1(c);
(d)    demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, except (i) as required in the case of a Casualty or Emergency or (ii) pursuant to existing contracts or commitments previously disclosed to Buyer as of the date hereof;
(e)    (i) hire or terminate (other than for cause) any Service Provider; provided that Seller may, in its reasonable discretion, hire a Replacement Service Provider, (ii) increase any form of compensation or benefits payable to any Service Provider by the Company or any Subsidiary thereof (except as required by any applicable Law or as required by the terms of any Plan of

Seller or its Affiliate as in effect as of the date of this Agreement) other than in the Ordinary Course, (iii) accelerate the vesting, funding or payment of any compensation or benefits payable to any Service Provider (except as required by any applicable Law or as required by the terms of any Plan of Seller or its Affiliate) other than in the Ordinary Course, (iv) enter into, adopt, amend or terminate any plan, program, agreement or arrangement providing compensation or benefits to any Service Provider or any other Person, in each case, other than in the Ordinary Course, or (v) grant any equity or equity-linked awards or other bonus, commission or incentive compensation to any Service Provider, or with respect to any such awards in a Target Company, to any other Person, in each case, other than in the Ordinary Course;
(f)    modify or amend (in any material respect), terminate (other than at its stated expiry date in accordance with its terms), cancel or renew (unless on terms of equal or greater favor to the applicable Target Company), or agree to any waiver of a material right under, any of the Material Contracts, or enter into any Contract that, if existing on the date hereof, would be a Material Contract, in each case, other than in the Ordinary Course or Material Contract between (A) wholly owned Target Companies or (B) Seller, on the one hand, and a Target Company, on the other hand; notwithstanding the foregoing, modifications, amendments, terminations, cancellations, renewals and waivers with respect to any RIDEA Management Agreement are governed by the foregoing clause (c) in all respects and not this clause (f);
(g)    modify or amend, terminate, cancel or renew or agree to any waiver of any material right or material provision under the Caring Homes Umbrella Agreement, any lease between a Target Company and any Caring Homes Lease Counterparty, the Caring Homes Development Facility Agreement, or the Apollo Facility Agreement; provided that, in the event of any modification or amendment to any of foregoing (regardless of materiality), Seller must first provide a copy of such modification or amendment to Buyer prior to agreeing to any such modification or amendment;
(h)    in respect of the acquisition of the UK Real Properties, (i) acquire such UK Real Properties other than in accordance with the terms of the Caring Homes Umbrella Agreement or (ii) amend the form of sale and purchase agreement (as set out in the Caring Homes Umbrella Agreement) to be entered into by a Target Company in respect of each such acquisition or waive any requirement of the seller under each sale and purchase agreement to provide any of the completion deliverables as set out in the form of sale and purchase agreement;
(i)    make any material change to its accounting methods, principles or practices, except as may be required by applicable Law;
(j)    make any material loans or advances to any Person, other than loans or advances between wholly owned Target Companies;
(k)    create, incur, assume or guarantee any financial indebtedness for money borrowed from third parties other than (i) under any payment or accrual of interest under any Existing Loan, (ii) between wholly owned Target Companies, (iii) to the extent directly arising from or in furtherance of a Permitted Financing Activity, or (iv) to the extent such amount is taken into account in the determination of Purchase Price;

(l)    redeem, repurchase or otherwise acquire, directly or indirectly, any equity interests, in each case, other than any redemption, repurchase or acquisition, directly or indirectly, of any equity interests of a wholly owned Target Company by another wholly owned Target Company;
(m)    declare, make or pay any dividends or distributions, including with respect to any preferred return (except for cash distributions in the Ordinary Course and in accordance with the Target Companies’ Organizational Documents, provided that Seller give prior written notice to Buyer of such dividend or distribution, including the amounts and recipients thereof);
(n)    issue, split, combine or subdivide equity interests of, or sell any of the equity interests of, any Target Company (including the equity interests of the entities set forth on Schedule 1.1(i), in each case, held by a Target Company) to any Person other than to a wholly owned Target Company (other than to effectuate any sale of assets permitted under subsection (b)(i));
(o)    commence, settle or compromise any actual or threatened criminal or quasi-criminal proceeding;
(p)    except, in each case, in the Ordinary Course or consistent with past practice, make, change or revoke any material Tax election, settle or compromise with any Governmental Entity any material claim or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended material Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (excluding, in each case, any agreements the principle purpose of which is not to address Tax matters), surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; provided, however, that nothing in this Agreement shall preclude each REIT Target Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or making or revoking any election or taking any other action, in each case, to the extent necessary to preserve the status of each REIT Target Company as a REIT under the Code;
(q)    assign, sell, transfer, license, abandon, or dedicate to the public, allow to lapse, or otherwise dispose of any material Intellectual Property, other than granting non-exclusive licenses of Intellectual Property in the Ordinary Course;
(r)    manage payables, receivables or working capital, other than in the Ordinary Course;
(s)    adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of any Target Company other than any subsidiaries that do not own any real property;
(t)    modify or amend (other than modifications and amendments that are ministerial in nature), terminate, cancel or renew, or agree to any waiver of a material right under, any of the Joint Venture Contracts, or enter into any Contract that, if existing on the date hereof, would be a Joint Venture Contract;

(u)    make any commitment for capital expenditures of the Target Companies other than (i) (A) from the date hereof to January 1, 2022, in a manner substantially consistent with the 2021 capital expenditure budget for the Target Companies or (B) from January 1, 2022 to January 1, 2023, in the Ordinary Course, or (ii) to the extent required in the case of a Casualty or Emergency; provided that, in the event of any such capital expenditure in response to a Casualty or Emergency, Seller must, to the extent reasonably practicable, provide notice to Buyer (including estimated capital expenditures and status of such Casualty or Emergency) prior to committing any such capital expenditure, but in any event as soon as reasonably practicable following such commitment;
(v)    make any payment to Existing Lenders in excess of the Section 6.1(v) Basket, in the aggregate in connection with non-contractual loan amortization or non-contractual principal payments (provided that any amounts constituting Consent Payments shall not be applied against the Section 6.1(v) Basket); except to the extent any payment directly arises from or is made in furtherance of a Permitted Financing Activity; or
(w)    agree to take, approve or authorize any of the foregoing actions.
Section 6.2    Reasonable Efforts; Consents and Approvals.
(a)    Buyer and Seller shall, prior to the Closing, use reasonable best efforts to obtain any required consents, approvals, exemptions and authorizations of third parties, including the Required Consents; provided that, in no event will Seller or any Target Company be obligated to (i) take any action that would reasonably be expected to be material and adverse to Seller, any Target Company or any of their respective Affiliates or (ii) repay all or any portion of any Existing Loans, in each case, in connection with obtaining the Required Consents; provided further that, in no event will Buyer be obligated to agree to any Unacceptable Modifications to Existing Loans that constitute a Required Consent (even if such Existing Lender conditions the delivery of a Required Consent on such Unacceptable Modification). Notwithstanding Seller’s obligations under this Section 6.2(a), Buyer and its advisors, with Seller’s cooperation, shall be responsible for preparing and submitting the filings and notices contemplated on Schedule 6.2(a). Each Party shall promptly respond to all reasonable requests for information or execution of documents submitted to it by the other Party in connection with obtaining the Required Consents and any other Existing Loans. In furtherance of the foregoing, with respect to the Existing Loans with a Freddie Lender, Buyer will, and will cause the Borrower Principal (as such term is defined in the Freddie Mac Multifamily Form 1115 or Freddie Mac Multifamily Form 1116, as applicable) to complete and deliver the Freddie Mac Multifamily Form 1115 or Freddie Mac Multifamily Form 1116, as applicable, in form and substance reasonably acceptable to such Freddie Lender and consistent in all material respects with the statements set forth on Schedule 5.10(b), as applicable, and provide such Freddie Lender with other reasonably requested information as required by the Loan Documents with respect to the applicable Existing Loan with such Freddie Lender.
(b)    Buyer and Seller shall be responsible for all fees, loan repayments, reserve fundings and other payments (including filing fees and legal, economist and other professional fees), in each case, rounded to the nearest whole dollar, to any third party or any Governmental Entity to obtain any consent, clearance, waiver, authorization or approval pursuant to Section 6.2(a) (“Consent Payments”) as set forth on Schedule 6.2(b); provided, that the fees of and payments to each Party’s legal and professional advisors will be borne by the respective Party and shall not be deemed a Consent Payment or count towards the Consent Payments Cap.
Section 6.3    Public Announcements. Except as may be required pursuant to applicable Law (including any disclosure of this Agreement, the Ancillary Documents and their respective terms pursuant to applicable securities Laws or the rules and regulations of the U.S. Securities and Exchange Commission by DigitalBridge Group, Inc.), no Party shall, and each Party shall cause its Affiliates not to, issue any press release or public announcement concerning this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned); provided, that each Party shall be permitted to make disclosures or announcements that are substantially consistent with any press release previously consented to pursuant to the foregoing. If a Party determines that such public announcement or disclosure is required by applicable Law, such Party shall use its commercially reasonable efforts, to the extent reasonably practicable under the circumstances, to consult with the other Party with respect thereto prior to making such public announcement or disclosure.
Section 6.4    Notice of Certain Matters. From time to time prior to the Closing, each of Buyer, on the one hand, and Seller, on the other hand, shall promptly notify the other Party in writing if the first Party obtains knowledge (a) that any of the first Party’s representations and warranties in this Agreement or the Schedules are not true, correct and complete, to the extent such failure to be so true, correct and complete would cause the condition in Section 7.2(a) or Section 7.3(a), as applicable, to not be satisfied or (b) of any commencement of any litigation or investigation by a Governmental Entity or other proceeding by a Governmental Entity against the applicable Party or its Affiliates in connection with this Agreement or the transactions contemplated hereby or the Target Companies, or any written threat thereof that such Party receives; provided, that, in each case, any such notice provided pursuant to this Section 6.4 shall not amend, limit, modify or otherwise affect the rights or obligations of the Parties or cure any breach or inaccuracy of any such representation or warranty for any purpose hereunder.
Section 6.5    Tax Matters.
(a)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller, when due, and Buyer and Seller will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
(b)    Pre-Closing Distribution. Prior to the Closing, each REIT Target Company shall distribute to the holders of its equity interests an amount in cash in an amount equal to its REIT taxable income recognized in the period from January 1, 2022, through the date immediately prior to the Closing Date to enable REIT Target Company to satisfy the distribution requirements under Section 857 of the Code without being subject to income or excise taxes determined as if the taxable year of the REIT Target Company ended immediately prior to the Closing.
(c)    Post-Closing Actions. None of Buyer, its Affiliates, or any Target Company shall (without the written consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed)) (i) make or change any Tax election or accounting method or practice with respect to a Pass-Through Tax Return or REIT Tax Return that has retroactive effect to any Pre-Closing Tax Period or, with respect to a REIT Tax Return, to any Straddle Period, (ii) initiate any voluntary disclosure or other communication with any Taxing authority relating to a Pass-Through Tax Return or REIT Tax Return for Pre-Closing Tax Period or, with respect to a REIT Tax Return, to any Straddle Period, (iii) file any amended Pass-Through Tax Return or REIT Tax Return for any Pre-Closing Tax Period or, with respect to a REIT Tax Return, to any Straddle Period, (iv) agree to any waiver or extension of the statute of limitations relating to any Pre-Closing Tax Period with respect to any Pass-Through Tax Return or REIT Tax Return or, with respect to a REIT Tax Return, to any Straddle Period, or (v) take any action, except as required by applicable Law, that is outside of the Ordinary Course affecting Pass-Through Tax Returns or REIT Tax Returns with respect to any Pre-Closing Tax Period or, with respect to a REIT Tax Return, to any Straddle Period, and in the case of each action described in this clause (v), to the extent that such action could increase the Tax liability of Seller or its Affiliates.
(d)    Purchase Price Allocation. Within 30 days after the determination of the Purchase Price, Buyer will provide to Seller for Seller’s review a proposed schedule (the “Allocation Schedule”) allocating the Purchase Price (including any other items that are required for U.S. federal income Tax purposes to be treated as consideration for the purchase of the assets of the Target Companies) among the assets of the Target Companies in accordance with Sections 751, 755 and 1060 of the Code as applicable and the Treasury Regulations promulgated thereunder. If Seller disagrees with the proposed Allocation Schedule, Seller will provide written notice of such disagreement to Buyer within 30 days after receipt of such proposed Allocation Schedule. If a written notice of disagreement is provided, the Parties will work in good faith and use their reasonable best efforts to resolve such disagreement. If the Parties cannot resolve such disagreement within 20 days after the written notice of disagreement is delivered by Seller to Buyer, then Seller and Buyer shall prepare separate allocations and there shall be no final allocation. In the event of any adjustment to any items that are required for U.S. federal income Tax purposes to be treated as consideration for the assets of the Target Companies, the Parties will in good faith revise the Allocation Schedule to reflect such adjustment. To the extent the Parties agree to the allocation, Seller and Buyer and their respective Affiliates will file all Tax Returns in a manner consistent with this Section 6.5(d).
(e)    Pass-Through Tax Returns and REIT Tax Returns. Buyer shall prepare all Pass-Through Tax Returns and REIT Tax Returns for Pre-Closing Tax Periods and Straddle Periods that are due (including extensions) after the Closing Date. Any such Tax Return shall be (i) prepared in accordance with the Target Companies’ past practices except to the extent required by applicable Law or this Agreement and (ii) delivered to Seller for its review and approval at least thirty (30) calendar days prior to the due date (including extensions) for such Tax Return.
(f)    Proceedings. If, after the Closing Date, Buyer, a Target Company, or any of their Affiliates, receives notice of a claim, action, suit, arbitration, inquiry, audit, examination, proceeding or investigation by or before any Governmental Entity relating to the Pass-Through Tax Return or REIT Tax Returns for any Pre-Closing Tax Period or Straddle Period or that could impact the Taxes or Tax position of Seller or its Affiliates (each, a “Tax Contest”), then within ten (10) days after receipt of such notice, the Person in initial receipt of such notice shall notify Seller in writing thereof. Seller may elect to control the conduct and resolution of any such Tax Contest to the extent such Tax Contest relates to any period ending on or prior to the Closing by delivering to Buyer written notice of Seller’s election to control within ten (10) days after receipt of such Tax Contest; provided, that Seller (i) shall conduct the Tax Contest in good faith; (ii) shall keep Buyer reasonably informed regarding the status of such Tax Contest; (iii) shall allow Buyer to participate in the Tax Contest at Buyer’s own expense, and (iv) shall not (and shall not allow any member of the Target Companies to) settle any such Tax Contest (or portion thereof) without the prior written consent of Buyer, which consent shall not to be unreasonably withheld, conditioned or delayed. Should Seller not elect to control such Tax Contest or does not have a right to control such Tax Contest but would reasonably be expected to be liable for any resulting Taxes or otherwise be adversely affected, Buyer shall control such Tax Contest; provided that Buyer (i) shall conduct the Tax Contest in good faith; (ii) shall keep Seller reasonably informed regarding the status of such Tax Contest; (iii) shall allow Seller to participate in such Tax Contest at Seller’s own expense; and (iv) shall not (and shall not allow any member of the Target Companies to) settle any such Tax Contest (or portion thereof) without the prior written consent of Seller, which consent shall not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything else in this Agreement, with respect to any Tax Contest of each Target Company that is treated as a partnership for U.S. federal income tax purposes, Seller shall use commercially reasonable efforts to make an election pursuant to Section 6226 of the Code (and/or any similar election available under state, local or non-U.S. law) if such election is available, unless Buyer otherwise consents in writing.
(g)    Cooperation. Seller and Buyer agree to cooperate, as and to the extent reasonably requested by the other party, in connection with (A) the preparation and filing of any Tax Returns relating to a Pre-Closing Tax Period for any of the Target Companies, and (B) any examination, audit or other proceeding by a Governmental Entity with respect to any such Tax Return relating to a Pre-Closing Tax Period. In the case of any such examination, audit or other proceeding, such cooperation shall include the provision of records and information that are reasonably relevant to such examination, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(h)    Allocation of Income. For purposes of allocating the income, gains, losses and deductions of any Target Company that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes between the Buyer and Seller for the Pre-Closing Tax Period including under Section 706 of the Code, such income, gains, losses and deductions shall be allocated to Buyer and Seller based on the closing of the books of the applicable Target Company and as if the taxable year of the applicable Target Company ended on the Closing Date.
Section 6.6    Efforts to Cure REIT Qualification Issues. If Buyer becomes aware of facts or circumstances arising in the Close Year or any prior taxable year that could cause any REIT Target Company to not qualify for taxation as a REIT for the Close Year or any prior taxable year, Buyer shall promptly notify Seller of such facts and circumstances. Buyer shall not be under any obligation to cure or remedy any breach of the representations contained in Section 3.11 or any other issue that arose prior to the Closing Date that could adversely impact the qualification of any REIT Target Company as a REIT unless (i) Seller pays or reimburses Buyer for all out-of-pocket expenses of the Buyer and any Taxes incurred by Buyer or the applicable Target Company that arise from taking such actions (and Buyer shall give Seller a reasonable opportunity to commit to pay or reimburse such expenses), (ii) such cure or remedy would not cause any breach of any Loan Documents or other Material Contract, and (iii) the cure will not have any adverse impact on Buyer (other than (i) actual out-of-pocket expenses or Taxes that will be paid or reimbursed by Seller, or (ii) de minimis adverse impacts that do not give rise to an out-of-pocket expense or Tax and are not inordinately burdensome.
Section 6.7    D&O Indemnification; Insurance.
(a)    Buyer agrees that (i) the governing and organizational documents of each Target Company immediately after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable with respect to pre-Closing matters to the D&O Indemnitees as those provisions that are set forth in the governing documents of such Target Company, respectively, on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Closing in any manner that would adversely affect the rights thereunder of D&O Indemnitees with respect to pre-Closing matters, unless such modification is required by Law, and (ii) all rights to indemnification as provided in any indemnification agreements set forth on Schedule 6.7(a) with any current or former directors, managers or officers of such Target Company as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.
(b)    In addition to the other rights provided for in this Section 6.7 and not in limitation thereof, from and after the Closing, Buyer will, and will cause each of the Target Companies, their respective Subsidiaries and their respective successors and assigns (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability or obligation to Buyer, any Target Company or any of their respective Subsidiaries or successors or assigns), current and former officers, managers and directors of the Target Companies (each, in their capacity as such, a “D&O Indemnitee”) against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed Proceeding, based on or arising from or relating to the fact that such Person is or was a director, manager or officer of a Target Company arising out of acts or omissions occurring on or prior to the Closing (including in respect of actions or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) except, in each case, no such D&O Indemnitee shall have any rights with respect to advancement, indemnification, contribution or other recovery of any kind from Buyer, the Target Companies, Seller or any of their respective Affiliates for any matter which such D&O Indemnitee is, in the final judgment of a court of competent jurisdiction, found to be liable to Buyer, the Target Companies or any of their respective Affiliates for fraud. Any D&O Indemnifiable Claims will continue and survive until such D&O Indemnifiable Claim is finally disposed of or all Judgments in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 6.7(b), “D&O Expenses” means reasonable attorneys’ fees and all other out-of-pocket, documented costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim.

(c)    In the event Buyer, any Target Company or any of their respective Subsidiaries or successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each such case, Buyer shall ensure that proper provisions shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.7.
(d)    With respect to any indemnification obligations of Buyer, any Target Company or any of their respective Subsidiaries or successors or assigns pursuant to this Section 6.7, Buyer hereby acknowledges and agrees (i) that it, each Target Company, their respective Subsidiaries and their respective successors and assigns shall be the indemnitors of first resort with respect to all indemnification obligations of Buyer, any Target Company or any of their respective Subsidiaries or successors or assigns pursuant to this Section 6.7 (i.e., their obligations under this Section 6.7 are primary, and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance with respect to the matters described in this Section 6.7 is secondary), and (ii) that it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.
(e)    This Section 6.7, which shall survive the Closing and shall continue for the periods specified herein, (i) is intended to benefit each D&O Indemnitee, each of whom may enforce the provisions of this Section 6.7 (whether or not such D&O Indemnitee is a Party), and (ii) shall not be terminated, amended or modified in such a manner as to materially and adversely affect any D&O Indemnitee without the consent of such affected D&O Indemnitee.
(f)    From and after the Closing, the Target Companies shall cease to be insured by the Parent Group’s current and historical insurance policies or programs or by any of its current and historical self-insured programs, and none of the Target Companies, Buyer or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Target Companies or any liability of the Target Companies or of or arising from the operation of the Target Companies’ business, in each case including with respect to all known and incurred but not reported claims; provided that the Target Companies shall continue to be able to benefit from insurance coverage available to the Target Companies prior to the Closing with respect to events which have occurred, conditions which are in existence, claims which are made or occurrences which are reported prior to or on the Closing Date on all occurrence-based (but not claims-made or occurrence-reported (other than with respect to claims which are made or occurrences which are reported prior to the Closing Date)) insurance policies of the Parent Group to the extent such claims relate to events which have occurred, conditions which are in existence, claims which are made, or occurrences which are reported prior to the Closing Date, and Seller shall assist Buyer and use commercially reasonable efforts in connection with any such claim that Buyer or any Target Company desires to submit or pursue under any such insurance policy. The members of the Parent Group may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 6.7(f). From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for the Target Companies and the operation of the Target Companies’ business.

Section 6.8    Contacts. Buyer hereby agrees that from the date hereof until the Closing or the earlier termination of this Agreement, it is not authorized to, and will not, and will cause its Representatives not to, contact or communicate with the employees (except for purposes of requesting access pursuant to Section 6.9(a)), customers, service providers, suppliers, vendors, contractors, or regulators or other business or governmental relations of any Target Company without the prior consultation with, and written approval of, Seller; provided, that this Section 6.8 will not prohibit any contact by Buyer or any of its Representatives with the customers, service providers, suppliers, vendors or regulators or other business or governmental relations of any Target Company (i) in the ordinary course of business consistent with past practice of Buyer or any such Representative, in each case to the extent unrelated to such Target Company and the transactions contemplated by this Agreement and the Ancillary Documents and without use or reference to any information obtained pursuant to or relating to the transactions contemplated hereby or thereby or (ii) in connection with seeking any consents pursuant to Section 5.3.
Section 6.9    Access to Books and Records and the Real Property.
(a)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1, Seller will cause the Target Companies to provide Buyer and its Representatives with reasonable access during normal business hours and upon reasonable notice to the Real Property and the offices, properties, officers, books and records and senior management of the Target Companies in order for Buyer or any of Buyer’s Representatives to have the opportunity to make such inspections and investigations as it reasonably desires to make of the affairs of the Target Companies in connection with the consummation of the transactions contemplated hereby and Buyer’s future ownership, operation and/or disposition of the Target Companies; provided, that (i) such access does not unreasonably interfere with the normal operations of any Target Company, (ii) such access occurs in such a manner that fully protects the confidentiality of the transactions contemplated by this Agreement, (iii) such access does not violate any applicable Law, the terms of any applicable Lease or any bona fide policies or procedures of the Target Companies that have been adopted with respect to any Real Property, including any COVID-19 Measures; (iv) Seller shall, in connection with complying with applicable Law, the terms of any applicable Lease or any bona fide policies or procedures of the Target Companies that have been adopted with respect to any Real Property, including any COVID-19 Measures, use commercially reasonable efforts to provide Buyer and Buyer Representatives alternate means of access to the Real Property and the offices, properties, officers, books and records and senior management of the Target Companies, such as electronic or remote access and (v) all requests for such access will be directed to Barclays Capital Inc. in writing (email being sufficient). Notwithstanding anything to the contrary in this Section 6.9(a), none of Seller or any of its Affiliates (including any of the Target Companies) will be required to disclose any information or documents, or provide any access, to Buyer or its authorized Representatives if such disclosure or provision of access would be reasonably likely to (x) jeopardize any attorney client or other legal privilege or (y) contravene any applicable Law, fiduciary duty or agreement. In the event information or documents are not disclosed, or access not provided, pursuant to clauses (x) and (y) above, Seller will, and shall cause the Target Companies to, use commercially reasonable best efforts to seek alternative means to make substitute arrangements to disclose all such information or documents (or portions thereof), or provide such access, as nearly as possible without affecting attorney-client or other legal privilege or breaching such contractual or fiduciary obligations or applicable Law. Notwithstanding anything in this Agreement to the contrary, Buyer will indemnify and hold harmless the Target Companies and each member of the Parent Group from and against any losses, liabilities or expenses that may be incurred by any of them arising out of or related to the presence of Buyer’s Representatives on any Real Property, except to the extent caused by the fraud, negligence or willful misconduct of such member of the Parent Group. The information and access provided pursuant to this Section 6.9(a) will be governed by all the terms and conditions of the Confidentiality Agreement. If this Agreement is terminated pursuant to Section 9.1, the Confidentiality Agreement will survive the termination of this Agreement for the period set forth in the Confidentiality Agreement.
(b)    From and after the Closing until the six (6) year anniversary of the Closing Date, Buyer shall, and shall cause each Target Company to, provide Seller and its Representatives with reasonable access (including for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records, and employees, agents and other Representatives, of each Target Company with respect to periods or occurrences prior to or on the Closing Date, in each case, to the extent reasonably required by Seller in connection with any Tax audits, Tax Returns, legal compliance (including employment matters) or financial statement preparation. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit any Target Company to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Target Company for any period prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or any portion thereof that Buyer or any Target Company may intend to destroy, alter or dispose of.
Section 6.10    Intercompany Obligations and Agreements. Except as set forth on Schedule 6.10 or otherwise agreed in writing between Buyer and Seller, on or prior to the Closing, all Related Person Transactions and all intercompany Contracts, accounts, loans, guarantees, advances, payables (including any payable accounts with negative balance), and receivables, whether or not currently due and payable between any member of the Parent Group, on the one hand, and any Target Company, on the other hand (such Related Person Transactions and other items described in this sentence, collectively, the “Intercompany Obligations and Agreements”), shall be settled in full prior to 11:59 p.m. (New York, New York time) on the date immediately preceding the Closing Date and all commitments with respect thereto shall be deemed to have been terminated prior to such time and in each case, Seller and its respective Affiliates and Buyer and its Affiliates, including the Target Companies after the Closing, shall be fully released from all liability with respect to such Intercompany Obligations and Agreements; provided, that, for purposes hereof, any obligations arising under this Agreement or any Ancillary Document shall not constitute Intercompany Obligations and Agreements. Seller shall be responsible for all termination fees and any other costs and expenses relating to the termination of the Intercompany Obligations and Agreements, and shall deliver to Buyer at Closing evidence of such termination reasonably satisfactory to Buyer.
Section 6.11    Termination of Guarantees. Buyer shall use its commercially reasonable efforts (and Seller shall reasonably cooperate with the commercially reasonable requests of Buyer) to obtain, on or prior to the Closing, effective as of the Closing, the termination of, and a full release of each member of the Parent Group from, all obligations of such member of the Parent Group arising under all Guarantees, if any, in respect of the Existing Loans, which obligations are set forth on Schedule 6.11 (the “Seller Guarantees”). To the extent requested by the applicable counterparty, Buyer shall offer to provide commercially reasonable substitute arrangements for those provided by all applicable members of the Parent Group under each Seller Guarantee, which shall exclude, for the avoidance of doubt, any Unacceptable Modifications with respect to Existing Loans that constitute a Required Consent unless otherwise agreed to by Buyer in its sole discretion. In the event that, following the Closing, Seller is required to make any payment or incurs any loss, in each case, in respect of a Seller Guarantee, Buyer hereby agrees to indemnify and hold harmless Seller and promptly, upon receipt of written notice, reimburse Seller the amount of such payment or loss. With respect to the Existing Loan encumbering the Inland Real Property, from and after the Closing, Buyer shall reasonably cooperate with Seller to not commit any act that would result in liability under any Guarantees, if any, in respect of such Existing Loans.
Section 6.12    Release.
(a)    Effective as of the Closing, Buyer, on behalf of itself, and each of its Affiliates (including the Target Companies) and their respective direct and indirect equity holders, and their respective successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges Seller, the current and former managers and directors of Seller and each Target Company, each direct or indirect holder of equity interests of Seller and its Affiliates, and their respective former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, and assignees (and any former, current or future direct or indirect equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at Law or in equity, in each case, solely to the extent arising out of or relating to or accruing from ownership of or investment in any Target Company prior to the Closing; provided, that the foregoing shall not be deemed a release of any right of Buyer or any of its Affiliates (including the Target Companies) under the express terms of this Agreement or any Ancillary Document or otherwise in the case of Fraud.
(b)    Effective as of the Closing, Seller, on behalf of itself, and each of its Affiliates and their respective direct and indirect equity holders, and their respective successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges Buyer, the current and former managers and directors of Buyer and each Target Company, each direct or indirect holder of equity interests of Buyer and its Affiliates (including the Target Companies), and their respective former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, and assignees (and any former, current or future direct or indirect equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at Law or in equity, in each case, solely to the extent arising out of or relating to or accruing from Seller’s or its Affiliates’ ownership of or investment in any Target Company prior to the Closing; provided, that the foregoing shall not be deemed a release of any right of Seller or any of its Affiliates under the express terms of this Agreement or any Ancillary Document or otherwise in the case of Fraud.

Section 6.13    Notice of Leakage and Contributed Amounts; Closing Statement.
(a)    Prior to or on the date hereof, Seller has provided a preliminary notice to Buyer identifying all amounts of Leakage and the Contributed Amount as of March 31, 2021, which is attached hereto as Schedule 6.13.
(b)    In addition to the preliminary notice provided pursuant to Section 6.13(a), Seller shall provide a proposed final notice to Buyer, not less than five (5) Business Days prior to the Closing Date, identifying all amounts of Leakage and the Contributed Amount as of such date and anticipated as of the Closing.
(c)    Following the delivery of such proposed final notice pursuant to Section 6.13(b), Seller and Buyer shall work together in good faith and reasonably cooperate to finalize a statement (the “Closing Statement”) of all amounts of Leakage (the “Closing Leakage”), the Contributed Amount (the “Closing Contributed Amount”) and the resulting calculation of the Purchase Price to be paid at Closing to be determined in accordance with Section 2.3 (the “Closing Purchase Price”) no later than three (3) Business Days prior to the Closing Date.
Section 6.14    Purchase Price Adjustment; Dispute; Payment of Adjusted Purchase Price.
(a)    Adjusted Purchase Price.
(i)    Within ten (10) Business Days following the nine month anniversary of the Closing Date, each Party shall be entitled to deliver a statement (an “Adjustment Statement”) if such Party becomes aware of any Leakage or Contributed Amounts not reflected on the Closing Statement. Following the delivery by either Party of an Adjustment Statement, the other Party shall, within ten (10) Business Days following the date of delivery of such Adjustment Statement, raise objections to such Adjustment Statement, if any, by delivering a written notice (such notice, an “Adjustment Objection Statement”) setting forth any items in dispute and the basis for such dispute in reasonable detail. Following the delivery of any Adjustment Objection Statement, the Parties shall work together in good faith (including providing the other with reasonable supporting or underlying documentation) and reasonably cooperate to finalize, within ten (10) Business Days following the date of delivery of such Adjustment Statement (or, if both Parties deliver an Adjustment Objection Statement the date of delivery of the second Adjustment Objection Statement), the actual amount of Leakage (the “Adjusted Leakage ”) and the actual Contributed Amount (the “Adjusted Contributed Amount”), together with a recalculation of the Purchase Price determined in accordance with Section 2.3; provided, that (A) Adjusted Leakage shall be substituted for Closing Leakage in the definitions of “Closing Cash Payment Amount” and “Closing Promissory Note Principal Amount”, and (B) Adjusted Contributed Amount shall be substituted for Closing Contributed Amount in the definitions of “Closing Cash Payment Amount” and “Closing Promissory Note Principal Amount” (such recalculated Purchase Price, the “Adjusted Purchase Price”).
(ii)    If neither Party delivers an Adjustment Statement within ten (10) Business Days following the nine month anniversary of the Closing Date, then the Closing Statement, and the Closing Leakage, Closing Contributed Amount and Closing

Purchase Price, in each case, set forth thereon, shall be deemed final, conclusive and binding on the Parties and Section 6.14(b) and Section 6.14(c) shall not apply. In the event that a Party does not deliver an Adjustment Statement and does not deliver an Adjustment Objection Statement within ten (10) Business Days following the date of delivery of an Adjustment Statement by the other Party, the Closing Statement taken together with, and as adjusted by, such Adjustment Statement (or Adjustment Objection Statement, as applicable), and the Adjusted Leakage, the Adjusted Contributed Amount and the Adjusted Purchase Price, in each case, set forth thereon, shall be deemed to be final and binding on the Parties and such Adjusted Purchase Price shall be deemed to be the “Final Purchase Price”, and Section 6.14(b) shall not apply. In the event that the Parties resolve any and all disputed items contained in any Adjustment Statement or Adjustment Objection Statement, as applicable, as contemplated by the last sentence of Section 6.14(a)(i) (or Adjustment Objection Statement, as applicable), then such agreed amounts of Adjusted Leakage, Adjusted Contributed Amount and Adjusted Purchase Price, in each case, shall be deemed to be final and binding on the Parties and such Adjusted Purchase Price shall be deemed to be the “Final Purchase Price”, and Section 6.14(b) shall not apply.
(b)    Adjusted Purchase Price Dispute.
(i)    If Buyer and Seller are unable to resolve any disputed items set forth on an Adjustment Objection Statement prior to the twentieth (20th) Business Day following the delivery of such Adjustment Objection Statement (or, if both Parties deliver an Adjustment Objection Statement, the date of delivery of the second Adjustment Objection Statement that is delivered), then Buyer or Seller may refer any such disputed items that remain outstanding to a regionally or nationally recognized independent accounting firm as Buyer and Seller may mutually agree (the “Selected Firm”) to make a final determination with respect to such remaining disputed items within forty five (45) days following the date such matter is referred to such Selected Firm. The resolution of any disputed item by the Selected Firm will not be more favorable to Buyer or more favorable to Seller than the Adjusted Leakage, the Adjusted Contributed Amount or the Adjusted Purchase Price, as applicable, in their respective Adjustment Statements or Adjustments Objection Statements, as applicable. Seller and Buyer shall instruct the Selected Firm to consider only those items and amounts which are identified in the Adjustment Objection Statement(s) and which have not already been resolved by Seller and Buyer. The Selected Firm’s determination (i) shall be limited to applying the definitions of “Leakage” and “Contributed Amounts” contained herein to the matters in dispute as set forth in the Adjustment Objection Statement and (ii) shall not ascribe to any item in dispute a value that is higher than the highest value ascribed to such item by either party in the Adjustment Statement or Adjustment Objection Statement, as applicable, or lower than the lowest value ascribed to such item by either party in the Adjustment Statement or Adjustment Objection Statement, as applicable. The Selected Firm will act as an expert only, and not as an arbitrator, and will not be engaged to, and will not, make any ruling or provide any opinion on any matter that could constitute a breach of any representation or covenant contained herein. The Selected Firm’s determination of the disputed items will be final and binding on the Parties. Buyer and Seller will enter into the Selected Firm’s standard engagement letter and the fees and expenses of the Selected Firm will be borne by Buyer, on the one hand, and Seller, on the other hand, as determined by the Selected Firm, which determination will be based on the relative success of the Parties in their respective positions with respect to the aggregate dollar value of the disputed items, as determined by the Selected Firm whose determination on the allocation of fees and expenses will be final and binding on all Parties.
(ii)    Notwithstanding anything in this Agreement to the contrary, in the event the Adjusted Leakage, the Adjusted Contributed Amount or the Adjusted Purchase Price, as applicable, is referred to a Selected Firm and such Selected Firm delivers a final, binding and conclusive calculation of such disputed items, then, solely with respect to such disputed items, the written determination delivered by the Selected Firm in accordance with Section 6.14(b) will be final and binding upon the Parties and such Adjusted Purchase Price shall be deemed to be the “Final Purchase Price” for all purposes of this Agreement.
(c)    Payment Following Determination of Adjusted Purchase Price.
(i)    If the Final Purchase Price is equal to or exceeds the Closing Purchase Price, then no later than the third Business Day after the date on which the Final Purchase Price is finally determined pursuant to Section 6.14(a) or Section 6.14(b), (A) the Parties will amend the Promissory Note to reflect an increase in the principal balance of the Promissory Note by an amount equal to the sum of (1) such excess amount multiplied by (2) the Promissory Note Multiplier, and (B) with respect to the balance of such excess amount, Buyer shall pay, or cause to be paid, to Seller an amount equal to the balance of such excess amount multiplied by the Cash Payment Amount Multiplier, in each case, rounded to the nearest whole cent.
(ii)    If the Final Purchase Price is less than the Closing Purchase Price, then no later than the third Business Day after the date on which the Final Purchase Price is finally determined pursuant to Section 6.14(a) or Section 6.14(b), (A) the Parties will amend the Promissory Note to reflect a decrease in the principal balance of the Promissory Note by an amount equal to the sum of (1) such shortfall amount multiplied by (2) the Promissory Note Multiplier, and (B) with respect to the balance of such shortfall amount, Seller shall pay, or cause to be paid, to Buyer an amount equal to the balance of such shortfall amount multiplied by the Cash Payment Amount Multiplier, in each case, rounded to the nearest whole cent.
(d)    Survival. Notwithstanding anything in this Agreement to the contrary, this Section 6.14 shall survive the Closing in accordance with its terms.
Section 6.15    Use of Name. Buyer acknowledges and agrees that, as between the Parties, all right, title and interest in and to Seller Trademarks are owned exclusively by Seller or its Affiliates. From and after the Closing, Buyer shall not use, and shall cause the Target Companies not to use, the names “Colony Capital”, “DigitalBridge” or “Colony”, or the “Colony” logo or any other names, trademarks, service marks, trade names, business names, corporate names, domain names, logos, trade dress or other source indicators that contain, comprise, are derived from or are confusingly similar to the names “Colony Capital”, “DigitalBridge” or “Colony”, or the “Colony” logo or any other name, trademark, service mark, trade name, business name, corporate name, domain name, logo, trade dress or other source indicator owned by Seller or any of its Affiliates (other than the Target Companies) prior to the Closing (“Seller Trademarks”). In furtherance of the foregoing, except as provided herein, as soon as reasonably practicable following the Closing, but in any event within six (6) months after the Closing, Buyer shall, and shall cause the Target Companies to, remove, strike over or otherwise obliterate all Seller Trademarks from all assets and other materials owned by the Target Companies, or discontinue any and all use of such assets and materials; provided, however, that the continued appearance of the Seller Trademarks on any such assets and materials bearing the Seller Trademarks prior to Closing that are used in the ordinary internal operation of the business and are not reasonably susceptible to access or observation by the public shall be permitted until such assets and materials are retired in the ordinary course of business. For the avoidance of doubt, Buyer and its Affiliates shall not be deemed to have violated this Section 6.15 or to have infringed the rights of Seller or its Affiliates by reason of the use of the Seller Trademarks in a non-trademark manner for purposes of conveying to customers, suppliers, any Governmental Entity or the general public that there was a change in ownership, or the historical origins of the business of the Target Companies. Subject to this Section 6.15, neither Buyer, nor, following the Closing, any Target Company, shall use, seek to register, register or authorize others to use, seek to register or register any Seller Trademark or any other Intellectual Property substantially or confusingly similar thereto anywhere in the world, or challenge Seller’s right to use, seek to register or register any Seller Trademark anywhere in the world.
Section 6.16    Confidentiality.
(a)    The Parties agree (i) to be bound by and comply with the provisions set forth in the Confidentiality Agreement, which provisions are hereby incorporated herein by reference disregarding the termination thereof upon the execution of this Agreement, and (ii) that such incorporated provisions of the Confidentiality Agreement shall terminate upon the Closing.
(b)    Following the Closing until the date that is five (5) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, disclose or divulge any confidential information of the Target Companies or Buyer, including information relating to their respective businesses, assets, liabilities, and all confidential and proprietary data and information relating to the customers, financial statements, conditions or operations of the Target Companies; provided that the foregoing restriction shall not apply to information (i) which becomes available to Seller on a non-confidential basis from a third-party source that is not under any obligations of confidentiality with respect to such information, (ii) which is in the public domain or enters into the public domain independently without violation by Seller or its Affiliates of this Section 6.16(b), or (iii) which Seller is required to disclose by Law or under the rules and regulations of any stock exchange upon which the securities of Seller, or its direct or indirect parent entity, is listed, or the requirements of any self-regulatory body, in which case, to the extent permitted by applicable Law, rule, regulation or requirement, the party required to make the release or announcement shall use commercially reasonable efforts to allow Buyer reasonable time to review and comment on such release or announcement in advance of such issuance, which comments shall be considered by Seller in good faith. In the event Seller or any of its Affiliates is required by Law to disclose such information, Seller shall promptly notify Buyer in writing unless prohibited by Law, which notification shall include the nature of such legal requirement and the extent of the required disclosure, and shall cooperate with Buyer, at Buyer’s sole expense, to obtain assurance that confidential treatment shall be accorded such information.

Section 6.17    Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer an estoppel certificate provided by Buyer and reasonably approved by Seller with respect to the Leases set forth on Schedule 6.17, dated no more than ninety (90) days prior to the Closing Date, from the other party to such Lease; provided that, for the avoidance of doubt, obtaining the same shall not be a condition precedent to Buyer’s obligation to close hereunder.
Section 6.18    D&O Resignations. To the extent that Buyer requests that Seller cause any director or officer of a Target Company to resign in such capacity at least two (2) Business Days prior to Closing, Seller shall cause any such individual to deliver a written resignation to Buyer, at and effective as of the Closing, in form and substance reasonably satisfactory to Buyer.
Section 6.19    Exclusive Dealings. Except for the transactions contemplated hereby, during the period from the date hereof through the Closing or the earlier termination of this Agreement in accordance with Article IX, Seller shall not, and shall cause each of the Target Companies and any representatives of the foregoing Persons not to, submit, solicit from or discuss with any Person (other than Buyer and its representatives) any proposal, or enter into any binding or non-binding Contract, letter of intent or memorandum of understanding, or take any action to knowingly encourage, initiate or engage in discussions or negotiations with any Person (other than Buyer and its Representatives), concerning any sale or disposition of all or any portion of the equity interests of, or sale or disposition of all or any portion of the assets of (including whether structured as an acquisition, recapitalization, exchange of equity interests, merger or consolidation), any Target Company. Seller shall, and shall cause each of the Target Companies and any representatives of the foregoing Persons, to cease and cause to be terminated any of the actions described in the foregoing sentence.
Section 6.20    Further Assurances. Seller and Buyer agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates, to execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by such Party to carry out the purposes and intents of this Agreement; provided, however, that the foregoing shall not enlarge or expand the parties’ respective obligations set forth in the other provisions of this Agreement.
Section 6.21    Employees.
(a)    Service Providers. Seller shall update Schedule 3.15(c) not less than the 30th day following the date hereof (and from time to time thereafter) to reflect new hires, leaves of absence (including expected date of return), and employment terminations and shall provide a final update of such schedule no later than seven (7) Business Days prior to the Closing Date.
(b)    Offers of Employment. Buyer shall, or shall cause one of its Affiliates to, not more than twenty (20) days following the date hereof and, in the case of any Person hired after the date hereof, no later than five (5) Business Days prior to the Closing Date (or, in each case, such earlier time as may be required by applicable Law), extend offers of employment that are effective as of the Closing Date to each employee listed on Schedule 3.15(c), and each new hire listed on the final Schedule 3.15(c) (in each case, other than any Inactive Employee (as defined below)) (each, an “Offeree Employee”). All such offers of employment to Offeree Employees shall provide for employment with Buyer or its Affiliate in the same or Comparable Position and on the Minimum Terms of Employment, in each case, commencing effective as of 12:01 A.M., local time, on the Closing Date. Each Offeree Employee who accepts Buyer’s or its Affiliate’s offer of employment and commences employment with Buyer or its Affiliate as described in the immediately following sentence shall be referred to herein as a “Transferred Employee”. For a period of nine (9) months following the Closing Date (the “Covered Period”), Buyer shall provide each Transferred Employee with (i) an annual salary rate, hourly wage rate or base compensation rate, as applicable, and target bonus or other incentive opportunity (including cash and equity-based bonus and incentive awards) that, in the aggregate, is substantially comparable to the base compensation rate and target bonus or other incentive opportunity applicable to such Transferred Employee as of immediately prior to the Closing (provided that, the form of compensation need not be the same as the form of compensation currently received by such Transferred Employee from Seller or its Affiliates), (ii) retirement, health and welfare benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and its Affiliates, (iii) the right to receive severance benefits upon a termination of employment without Cause prior to the end of the Covered Period that are no less than the severance benefits provided to such Transferred Employee under any retention Contract between such Transferred Employee, on the one hand, and Seller, any Target Company or any of their Affiliates, on the other hand (as such retention Contract may be amended, supplemented or otherwise modified from time to time prior to the Closing as permitted under this Agreement) (for the avoidance of doubt, with the severance payment amount to be determined under the severance formula set forth therein taking into account the length of service of the Transferred Employee with the Seller or any of its Affiliates prior to the Closing and the service with Buyer or any of its Affiliates following Closing) (such terms described in clauses (i) - (iii), the “Minimum Terms of Employment”). Buyer hereby covenants and agrees not to terminate any Transferred Employee during the Covered Period, except for Cause. Notwithstanding anything herein to the contrary, Buyer shall have no obligation to extend offers of employment to any Service Provider at the managing director level (or comparable title) or above who is hired by Seller, any Target Company or any of their respective Affiliates, from the date hereof until the Closing. Notwithstanding anything herein to the contrary, except to the extent required by applicable Law, following the expiration of the Covered Period, Buyer shall have no obligation to provide or maintain any Minimum Terms of Employment with respect to any Transferred Employee other than the obligation to pay in full to any Transferred Employee terminated by Buyer without Cause during the Covered Period, all severance earned by, but not paid to, such Transferred Employee at the expiration of the Covered Period, and the offers of employment to be made by Buyer to the Offeree Employees may provide, in Buyer’s sole discretion, that some or all of the Minimum Terms of Employment will automatically terminate and be of no further force and effect upon the expiration of the Covered Period. As used in this Section 6.21, “Cause” shall mean a conviction of, or a plea of no contest to, a felony under the laws of the United States of America, any state or territory thereon or any foreign jurisdiction, willful misconduct, insubordination, misappropriation, fraud, gross neglect or material failure to perform.
(c)    Special Provisions for Inactive Employees. With respect to any employee listed on the final Schedule 3.15(c) who is not actively at work on the Closing Date as a result of an approved leave of absence, whether paid or unpaid, including military leave with reemployment rights under federal law, leave under the Family Medical Leave Act of 1993 and short-term or long-term disability leave (an “Inactive Employee”), Buyer shall, or shall cause one of its Affiliates to, make an offer of employment in the manner required by Section 6.21(b) to each Inactive Employee, provided that any such offer shall (i) be contingent upon (x) such Inactive Employee’s return to active employment status within six (6) months following the Closing Date (or such longer period as required by applicable Law), and (y) the circumstances being such that such Inactive Employee’s employer as of immediately prior to the Closing Date would have been required to re-employ or continue to employ such Inactive Employee in accordance with applicable Law and such employer’s applicable policies, practices and procedures in effect on the date hereof, if the transactions contemplated by this Agreement had not occurred, and (ii) be effective as of the date that such Inactive Employee returns to active employment status. An Inactive Employee who accepts the offer of employment in accordance with this Section 6.21(c) and actually commences employment with Buyer or its Affiliate shall be considered a Transferred Employee effective as of 12:01 A.M. local time on the date such Inactive Employee actually commences employment with Buyer or its Affiliate; provided that Seller shall retain all liability for all compensation and benefits payable to such Inactive Employee from the Closing Date until the date that such Inactive Employee becomes a Transferred Employee.
(d)    Service Credit. Buyer or its Affiliates, as applicable, shall recognize the service credited to a Transferred Employee as of the Closing Date to the extent recognized under comparable Plans for purposes of eligibility or vesting under Buyer’s employee benefits plans, programs, arrangements and policies in which a Transferred Employee may be eligible to participate (each, a “Buyer Plan”); provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or for purposes of benefit accruals under any defined benefit pension plan or retiree health or welfare plan or arrangement. In addition, Buyer or its Affiliates, as applicable, shall use commercially reasonable efforts to waive any waiting period under any Buyer Plan. With respect to any welfare benefit plans (within the meaning of Section 3(1) of ERISA) maintained by Buyer or its Affiliates effective as of the Closing Date in which a Transferred Employee may be eligible to participate on or after the Closing Date, Buyer shall use commercially reasonable efforts to (a) cause to be waived any pre-existing condition limitations, (b) give effect in determining deductible and maximum out-of-pocket limitations to claims incurred and amounts paid by and amounts reimbursed to, such employees with respect to similar Plans during the relevant plan year prior to the Closing Date and (c) permit those Transferred Employees who are eligible as of the Closing Date to participate in Buyer’s welfare plans to participate as soon as practicable in any applicable welfare plan of Buyer, in each case to the extent that all information reasonably requested by Buyer or its Affiliates to implement such actions has been received from Seller or its insurance carrier.
(e)    W-2 Reporting. In respect of each employee who becomes a Transferred Employee, Seller and Buyer shall adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, Buyer, as successor employer, shall provide, as applicable, all required Forms W-2 to all employees who become Transferred Employees reflecting all wages paid and Taxes withheld by Seller and its Affiliates as the predecessor and Buyer and its Affiliates as the successor employer for the entire year in which the Closing Date occurs. Seller shall provide all required Forms W-2 to all other employees of Seller and its Affiliates who are not Transferred Employees reflecting all wages and taxes paid and withheld by Seller and its Affiliates before and after the

Closing Date. In addition, Seller and Buyer shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, Seller shall provide to Buyer all IRS Forms W-4 and W-5 on file with respect to each Transferred Employee, and Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form to Buyer. Seller shall cooperate with Buyer and shall, as soon as practicable following the Closing Date, provide to Buyer all information and documentation necessary or desirable to effect this Section 6.21(e), including, without limitation, providing Buyer with copies of (i) all applicable tax forms and other information relating to the Transferred Employees’ wages and other compensation earned, and taxes withheld, during the year in which the Closing occurs, (ii) all applicable garnishments, tax levies, child support orders, and wage assignments relating to the Transferred Employees, and (iii) such other information in Seller’s possession or employee consents as may reasonably be requested by Buyer.
(f)    WARN Act. Buyer shall provide any required notice under and to otherwise comply with, and to retain all liabilities relating to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. (“WARN”), or the regulations promulgated thereunder (including comparable foreign, federal, state, local or other applicable Laws) with respect to any event affecting Transferred Employees after the Closing Date. Seller shall provide any required notice under and to otherwise comply with, and to retain all liabilities relating to, WARN, and any similar state, local or foreign laws, with respect to any event affecting Service Providers on or prior to the Closing Date (including as a result of the transactions contemplated by this Agreement). Within five (5) Business Days following the Closing Date, Seller shall notify Buyer of any “employment loss” (as defined in WARN) experienced by any Service Provider who is an employee of Seller or its Affiliate during the 90-day period prior to the Closing Date.
(g)    Termination. Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance or termination of employment of any Service Provider prior to or upon the Closing for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Seller or any of its Affiliates, and that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing. Notwithstanding anything herein to the contrary, and except with respect to Offeree Employees, Buyer shall not have any responsibility for, and Seller shall retain and hold Buyer harmless and indemnify Buyer with respect to, any and all liabilities (including statutory or contractual severance benefits) arising as a result of the actual or constructive termination of a Service Provider’s employment or service with Seller or any of its Affiliates as a result of the transactions contemplated by this Agreement.
(h)    No Third Party Beneficiaries. Nothing in this Agreement is intended to or shall (i) be treated as an amendment to, or be construed as amending, any Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, Buyer or any of their respective Affiliates, (ii) prevent Buyer or its Affiliates from amending, terminating or otherwise modifying any benefit plan in accordance with its terms, (iii) prevent Buyer or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Employee, or (iv) confer any rights or remedies (including third party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, Buyer or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Section 6.22    Transition Services Agreement. During the period between the date hereof and the Closing, the Parties agree to negotiate in good faith and reasonably cooperate in preparing, supplementing and finalizing the Transition Services Agreement, any schedules or exhibits to the Transition Services Agreement and all other documents, contracts or instruments to be delivered in connection therewith by any Party or any Affiliate thereof at or prior to the Closing, in each case, on substantially the terms set forth on Exhibit A. Notwithstanding any provision to the contrary herein, the finalized schedules and exhibits to each of the Transition Services Agreement shall be attached to the applicable forms thereof to be executed and delivered by the Parties (or their Affiliates) at the Closing.
Section 6.23    Exchangeable Notes. From and after the Closing, Buyer will, and will cause its controlled Affiliates (including, following the Closing, the Target Companies), to comply with the Company’s obligations under the Exchangeable Notes Indenture arising from the consummation of the transactions contemplated by this Agreement, including, without limitation, effecting an offer to repurchase the Exchangeable Notes on the terms set forth in, the Exchangeable Notes Indenture.
Section 6.24    Remittance of Certain Tax Refunds or Credits. From and after the Closing, Buyer will, or will cause its Affiliates (including the Target Companies) to, promptly remit to Seller all refunds or credits of Taxes, in each case, received by Buyer or an Affiliate thereof (including any Target Company) after Closing solely to the extent (a) such refund or credit relates to Taxes actually paid by Seller or the Target Companies prior to the Closing Date, (b) such refund or credit does not arise as a result of a carryback of a loss or other Tax benefit from a taxable period (or portion thereof) beginning after the Closing Date, and (c) such refund or credit relates solely to the Hospitality Portfolio; provided, however, that, in no event shall Buyer or a Target Company be required to remit any such refunds or credits with respect to the Hospitality Portfolio to the extent such a remittance would reasonably be expected to result in a breach or violation of any material Contract (including any Loan Documents) or Law applicable to Buyer or such Target Company (in which event, Buyer or such Target Company shall not deploy for other uses any such amounts so affected and shall set aside such funds in a segregated account until such time as such remittance would be permitted).
Section 6.25    Access to Certain Records. From and after the date hereof (including after the Closing), Seller shall, upon reasonable prior written notice, use commercially reasonable efforts to provide Buyer with a true and correct copy of any Landlord MOB Lease reasonably requested by Buyer, to the extent such Landlord MOB Lease is in Seller’s possession. This Section 6.25 shall survive the Closing.
Section 6.26    Certain JV Partner Matters. The Parties agree to the provisions of, and to take the actions set forth in Schedule II. Without limiting the foregoing, the Parties agree that, except as otherwise expressly set forth in this Agreement, references to Section 6.26 and any subsections, clauses, subclauses or other provisions of Section 6.26 in this Agreement (including in Schedule II) shall be deemed to mean Section 6.26 as set forth in Schedule II and any sections, subsections, clauses, subclauses or other provisions of Section 6.26 as set forth in Schedule II.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 7.1    Conditions to Each Party’s Obligations. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by both Parties) as of the Closing of the condition that no temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or Law restraining, prohibiting or preventing the consummation of the transactions contemplated hereby shall be in effect.
Section 7.2    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:
(a)    (i) the representations and warranties of Buyer set forth in Section 5.1(a), Section 5.2, Section 5.3(a)(i) and Section 5.8 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) each of the other representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, however, that, in the case of this clause (ii) this condition shall be deemed satisfied unless the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality” or similar qualifiers contained in such representations or warranties) would prevent or materially impair or delay, or would reasonably be expected to prevent or materially impair or delay, Buyer’s performance of (or its ability to perform, as applicable) its obligations under this Agreement or Buyer’s consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby; and
(b)    Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by Buyer under this Agreement at or prior to the Closing; provided, that Buyer shall have performed in all respects all of its covenants, agreements and obligations set forth in Section 8.3 at or prior to the Closing.
Section 7.3    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:
(a)    (i) the representations and warranties of Seller set forth in Section 3.1(a), Section 3.1(b), the first sentence of Section 3.2, Section 3.2(i)(A), Section 3.16, Section 4.1(a), Section 4.2, Section 4.4(a)(i) and Section 4.7 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Seller set forth in Section 3.3, Section 4.2 and Section 4.3 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (iii) the other representations and warranties of Seller contained in Article III and Article IV shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, however, that, in the case of this clause (iii), (A) in the case of such representations and warranties contained in Article III (other than the representations and warranties set forth in subclause (b) of Section 3.6), this condition shall be deemed satisfied unless the failure of such representations and warranties to be so true and correct (without giving effect to any Material Adverse Effect, “materiality” or similar qualifiers contained in such representations or warranties other than the representations and warranties set forth in subclause (b) of Section 3.6), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (B) in the case of such representations and warranties contained in Article IV, this condition shall be deemed satisfied unless the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality” or similar qualifiers contained in such representations or warranties) would prevent or materially impair or delay, or would reasonably be expected to prevent or materially impair or delay, Seller’s performance of (or its ability to perform, as applicable) its obligations under this Agreement or Seller’s consummation of (or its ability to consummate, as applicable) the transactions contemplated hereby;
(b)    Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by Seller under this Agreement at or prior to the Closing; provided, that Seller shall have performed in all respects all of its covenants, agreements and obligations set forth in Section 8.2 at or prior to the Closing;
(c)    Seller shall have delivered to Buyer with respect to each REIT Target Company, a written opinion of Hogan Lovells (or other tax counsel reasonably satisfactory to Buyer) based on customary assumptions and representations, addressed to Buyer, dated as of the Closing Date to the effect that each REIT Target Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and its proposed method of operation has enabled the REIT Target Company to qualify for qualification and taxation as a REIT for its taxable years ending December 31, 2018 through December 31, 2021, and for its the hypothetical short taxable year ending immediately before the Closing on the Closing Date (without regard to the effects of the Closing and without regard to the distribution requirements of Section 857(b) for the hypothetical short year);
(d)    since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and
(e)    Prior to the Closing Date, Seller shall have caused FC Ranger, LLC, a Delaware limited liability company that is a REIT Target Company to have liquidated or converted to an entity taxable as a partnership or a disregarded entity for federal income tax purposes by filing with the IRS a Form 8832 making such conversion election.

Section 7.4    Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
ARTICLE VIII

CLOSING
Section 8.1    Closing. On the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall occur as promptly as practicable but in no event later than the date that is three Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VII (except those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), by electronic exchange of executed documents; provided, that, notwithstanding the foregoing, the Closing shall not occur prior to (a) January 1, 2022, or (b) at such other place, time or date as may be mutually agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to as the “Closing Date”.
Section 8.2    Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:
(a)    a membership interest transfer power duly executed by Seller, evidencing the transfer of the Units by Seller to Buyer;
(b)    a certificate duly executed by an authorized officer of Seller as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d);
(c)    an IRS Form W-9 duly executed by Seller;
(d)    a certificate of good standing for the Company in the state of Delaware;
(e)    a copy of the Transition Services Agreement, duly executed by Seller and the Company;
(f)    a copy of the Assignment and Assumption Agreement, duly executed by the Company and certain of its Affiliates, as applicable;
(g)    a copy of the Promissory Note, duly executed by Seller;
(h)    the Required Consents;
(i)    a copy of the Organizational Document of Buyer evidencing the Seller Profit Participation, duly executed by Seller; and
(j)    a copy of the joint written instruction letter, duly executed by Seller, directing the Escrow Agent to release the Deposit to Seller.

Section 8.3    Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:
(a)    the amounts to be paid at the Closing pursuant to Section 2.4 and Section 2.5, paid and delivered in accordance with such Sections;
(b)    a certificate duly executed by an authorized officer of Buyer as to the matters set forth in Section 7.2(a) and Section 7.2(b);
(c)    a copy of the Transition Services Agreement, duly executed by Buyer;
(d)    a copy of the Promissory Note, duly executed by Buyer;
(e)    a copy of the Organizational Document of Buyer evidencing the Seller Profit Participation, duly executed by Buyer Sponsor and the general partner of Buyer; and
(f)    a copy of the joint written instruction letter, duly executed by Buyer, directing the Escrow Agent to release the Deposit to Seller.
ARTICLE IX

TERMINATION
Section 9.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by Buyer, if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date hereof, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in the conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied as of the date the Closing would otherwise occur but for such breach (a “Terminating Seller Breach”), and (ii) shall not have been cured within fifteen (15) days after written notice from Buyer of such Terminating Seller Breach is received by Seller (such written notice to describe such Terminating Seller Breach in reasonable detail) or, by its nature, cannot be cured prior to the Outside Date; provided, that Buyer may not terminate this Agreement under this Section 9.1(b) at any time that there is an uncured Terminating Buyer Breach;
(c)    by Seller, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date hereof, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in the conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied as of the date the Closing would otherwise occur but for such breach (a “Terminating Buyer Breach”) and (ii) shall not have been cured within fifteen (15) days after written notice from Seller of such Terminating Buyer Breach is received by Buyer (such written notice to describe such Terminating Buyer Breach in reasonable detail) or, by its nature, cannot be cured prior to the Outside Date; provided that, prior to the

Outside Date, Seller may not terminate this Agreement under this Section 9.1(c) if at such time there is an uncured Terminating Seller Breach; provided further, that, notwithstanding the foregoing, the cure period provided in this Section 9.1(c) shall not apply for a failure by Buyer to fund the Deposit pursuant to Section 2.4;
(d)    by Buyer or Seller on or after January 31, 2022 (the “Outside Date”) if the Closing has not occurred on or prior to the Outside Date; provided, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or before the Outside Date; provided further that, the Outside Date will automatically be extended to April 30, 2022, if, on the initial Outside Date, all of the conditions to Closing set forth in Article VII have been satisfied or waived other than the conditions (i) with respect to the Required Consents required to be delivered pursuant to Section 7.3(b) and (ii) that by their nature are to be satisfied or waived at the Closing; provided, that, with respect to this item (ii), such conditions would have been satisfied if the Closing were to occur on the initial Outside Date;
(e)    by Buyer, at any time, for any reason or no reason; provided, that concurrently with such termination, Buyer delivers a written instruction to the Escrow Agent directing the Escrow Agent to release the Deposit to Seller;
(f)    by Seller if Buyer fails to deliver the Deposit pursuant to Section 2.4 within three (3) Business Days after the date hereof;
(g)    by Seller, if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur on the date of termination of this Agreement), (ii) Seller has given written notice to Buyer (A) that it stands ready, willing and able to consummate the Closing and (B) certifying that all of the conditions set forth in Section 7.1 and Section 7.2 have been irrevocably satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur on the date of such notice), (iii) the date on which the Closing is required to occur pursuant to Section 8.1 has occurred and (iv) Buyer fails to consummate the Closing on the date that the Closing is required to have occurred pursuant to Section 8.1 or, if later, within three Business Days after the delivery of such notice by Seller to Buyer; or
(h)    by Buyer or Seller if there is in effect any Law or Judgment which has become final and non-appealable and which, restrains, prohibits or prevents the consummation of the transactions contemplated hereby.
Section 9.2    Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Party; provided, however, that in the event this Agreement is terminated (i) pursuant to Section 9.1(c), Section 9.1(e) or Section 9.1(g) then Seller, on the one hand, and Buyer, on the other hand, shall promptly (and in any event within one Business

Day of such termination) deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to pay the Deposit by wire transfer in immediately available funds to such account or accounts as Seller designates in such joint written instruction; provided that, in the event this Agreement is terminated pursuant to Section 9.1(f), then Buyer shall pay Seller a fee in an amount equal to the Deposit (the “Deposit Fee”), and (ii) pursuant to any other Section of this Agreement other than Section 9.1(c), Section 9.1(e), Section 9.1(f) or Section 9.1(g) then Seller, on the one hand, and Buyer, on the other hand, shall promptly (and in any event within one Business Day of such termination) deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to pay the Deposit by wire transfer in immediately available funds to such account or accounts as Buyer designates in such joint written instruction. For the avoidance of doubt, in the event of any breach or violation of this Agreement by Buyer, Seller’s sole and exclusive remedy is to terminate this Agreement (to the extent such termination right exists in accordance with Section 9.1(c), Section 9.1(f) or Section 9.1(g)) and to receive the Deposit and, if terminated pursuant to Section 9.1(f), to receive the Deposit Fee in lieu thereof. For the avoidance of doubt, in the event of Buyer’s termination of this Agreement in accordance with Section 9.1, Buyer’s sole and exclusive remedy (to the extent such termination right exists) is to receive the Deposit. The Parties acknowledge and agree that the agreements set forth in this Section 9.2, including to pay the amounts described in the preceding two sentences, are an integral part of the transaction contemplated hereby and that, without that agreement, the Parties would not have entered into this Agreement, and further that, the payment amounts described in the preceding two sentences do not constitute a penalty but rather liquidated damages in a reasonable amount to compensate the other Party for its efforts and resources expended and its opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. If this Agreement is terminated as provided herein:
(a)    each Party shall return or destroy (at such Party’s option) all documents, work papers and other materials of the other Party relating to the transactions contemplated hereby, whether obtained before or after the date hereof, to the other Party, and all confidential information received by any Party with respect to the other Party or any Target Company shall be treated in accordance with the Confidentiality Agreement;
(b)    all filings, applications and other submissions made pursuant hereto shall, at the option of the terminating Party, and to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made; and
(c)    this Agreement shall become null and void and of no further force and effect, and all further obligations of the Parties under this Agreement will terminate, except as otherwise set forth in this Section 9.2 and except for Section 6.2(b), Section 6.3, and Section 10.1.
ARTICLE X

NO SURVIVAL
Section 10.1    Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant to Section 8.2(b) or Section 8.3(b) shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, except in the case of Fraud, and (b) after the Closing, there shall be no liability or obligation on the part of, nor shall any claim be made by, any Party or any of their respective Non-Recourse Parties in respect of any covenant or agreement in this Agreement to be performed prior to the Closing; provided, however, that the foregoing clauses (a) and (b) shall not limit or restrict Seller’s obligation following the Closing to pay Buyer for any Leakage pursuant to and in accordance with Section 6.13. The agreements and covenants of the Parties made in this Agreement that, by their nature or express terms, are to be performed following the Closing shall survive the Closing in accordance with the respective terms thereof. Notwithstanding the foregoing, nothing herein shall limit or restrict the rights of any Person that is a party to an Ancillary Document to recover from, or make claims against, any other Persons that is expressly identified as a party to such Ancillary Document under and solely to the extent provided for in such Ancillary Document. From and after the Closing, except with respect to Fraud, Buyer and its Affiliates shall not be entitled to, and shall not seek, recovery or indemnification from Seller or any Non-Recourse Party of Seller with respect to any claims, matters or causes of action arising out of or related to any breach of, or inaccuracy in, any representation or warranty of Seller contained in this Agreement. From and after the Closing, except with respect to any recovery or indemnity arising from Section 6.7 or with respect to Fraud, Seller and its Affiliates shall not be entitled to, and shall not seek, recovery or indemnification from Buyer or any Non-Recourse Party of Buyer with respect to any claims, matters or causes of action arising out of or related to any breach of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement.
ARTICLE XI

MISCELLANEOUS
Section 11.1    Fees and Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.2    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the next Business Day when sent by overnight courier or (c) when sent by electronic email (provided, that no “bounce back” or other notice of non-delivery is generated), in each case to the recipient Party at the following addresses:
If to Buyer, to:

c/o Highgate Capital Investments, L.P.
545 East John Carpenter Freeway, Suite 1400
Irving, Texas 75062
Attention: Mahmood Khimji
Email: mjkhimji@highgate.com

    And to:

c/o Highgate Capital Investments, L.P.
870 Seventh Avenue, 2nd Floor
New York, New York 10019
Attention:    Zachary Berger
    Matthew Gunlock
Email:    zberger@highgatecapinv.com
    mgunlock@highgate.com
    And to:

Aurora Health Network LLC
55 Broadway, Suite 2001
New York, New York 10006
Attention:    Joel Landau
    Elliot Schwab
Email:    JLandau@pintapartners.com
    eschwab@aurorahealthnetwork.com
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention:    Gary Axelrod
Email:    gary.axelrod@lw.com
If to Seller, to:

DigitalBridge Operating Company, LLC
c/o DigitalBridge Group, Inc.
750 Park of Commerce Drive, Suite 210
Boca Raton, FL 33487
Attention:    Director, Legal Department
Email:    legal@digitalbridge.com
with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:    Adam Turteltaub
    Michael Brandt
Email:    aturteltaub@willkie.com
    mbrandt@willkie.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
Section 11.3    Severability. If any provision of this Agreement (or portion thereof) is invalid, illegal or incapable of being enforced by any Law, rule of Law or public policy, all other provisions of this Agreement (or the remaining portion thereof) shall nevertheless remain in full force and effect. Upon such determination that any provision of this Agreement (or portion thereof) is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually agreeable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.4    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by either Party without the prior written consent of the other Party.
Section 11.5    No Third-Party Beneficiaries. This Agreement is exclusively (a) for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and (b) for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Seller under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any right, claim, liability, reimbursement, cause of action, benefit or remedy of any nature whatsoever, except for: (i) the provisions set forth in Section 6.7 with respect to the D&O Indemnitees, each of whom is an express third-party beneficiary of Section 6.7 and this Section 11.5, (ii) the provisions set forth in Section 10.1 and Section 11.16 with respect to the Non-Recourse Parties and officers of the applicable Party referenced therein, as applicable, each of whom is an express third party beneficiary of Section 10.1, and Section 11.16, as applicable, and this Section 11.5, and (iii) the provisions set forth in Section 11.15 with respect to Willkie, who is an express third party beneficiary of Section 11.15 and this Section 11.5.
Section 11.6    Consent to Jurisdiction; Service of Process. Each Party hereby irrevocably agrees that any action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), and each Party hereby submits to the exclusive jurisdiction of such courts in any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

Each Party further agrees that service of any process, summons, notice or document to such Party pursuant to Section 11.2 shall be effective service of process for any such action, suit or other proceeding.
Section 11.7    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.
Section 11.8    Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Ancillary Documents and the Confidentiality Agreement together constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, which are not reflected in this Agreement (including the Schedules and Exhibits attached hereto), the Ancillary Documents and the Confidentiality Agreement. Buyer acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement and the Ancillary Documents is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Target Companies; provided, however, that Buyer acknowledges that any and all other confidential information provided to it by Seller or any Representative thereof concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
Section 11.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to all matters, including matters of validity, construction, effect, performance and remedies, except for any conflicts of law principles that would result in the application of the laws of any other jurisdiction.
Section 11.10    Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by either Party, money damages would be inadequate and the non-breaching Party would have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief

(without posting of bond or other security). Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Notwithstanding anything to the contrary herein, and without limitation of the other rights and remedies of Seller set forth herein, in no event shall Seller or any of its Affiliates be entitled to, or permitted to seek, a grant of specific performance that causes the Closing to occur or causes Buyer or any of its Affiliates to consummate the Closing or pay all or any portion of the Closing Cash Payment Amount.
Section 11.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email, .PDF file format, DocuSign or other electronic form shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 11.12    Amendment; Waiver. This Agreement may be amended, modified or supplemented at any time only by an instrument in writing signed by each of the Parties. No waiver of any provision hereof shall be effective unless signed in writing by the Party waiving its rights and benefits under such provision.
Section 11.13    Schedules. The disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to any other Section in this Agreement, notwithstanding the omission of an appropriate cross-reference, if the relevance of such fact or item to such other Section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and neither Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules shall not, in and of itself, (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course, (c) be deemed or interpreted to expand the scope or effect of Seller’s or Buyer’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (g) constitute, or be deemed to constitute, an admission or indication by Seller or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Schedules. In disclosing the information on the Schedules, none of Seller, any of the Target Companies or any of their respective Affiliates waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. No reference in the Schedules to any Contract shall, in and of itself, be construed as an admission or indication that such Contract is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
Section 11.14    Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.
Section 11.15    Conflicts; Privileges.
(a)    Acknowledgement of Representation. It is acknowledged by each of the Parties that Seller and its Affiliates have retained Willkie Farr & Gallagher LLP (“Willkie”) to act as their counsel in connection with this Agreement, the Ancillary Documents, the Confidentiality Agreement and any transaction contemplated hereby or thereby (the “Current Representation”), and that no other Party has the status of a client of Willkie for conflict of interest or any other purposes as a result thereof.
(b)    Affirmation of Representation. Buyer hereby agrees that after the Closing, Willkie may represent Seller, any Affiliate of Seller and any equity holder, shareholder, partner, member or Representative of Seller (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement, the Ancillary Documents or the Confidentiality Agreement, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Buyer, any Target Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer, a Target Company or any of their respective Affiliates, and even though Willkie may have represented a Target Company in a substantially related matter, or may be representing Buyer, a Target Company or any of their respective Affiliates in ongoing matters.
(c)    Waiver of Conflict. Buyer hereby waives and agrees not to, and after the Closing cause each Target Company not to, assert any claim that Willkie has a conflict of interest in any representation described in Section 11.15(b).
(d)    Retention of Privilege. Buyer hereby agrees that, from and after the Closing, as to all communications between Willkie and any Designated Person, or any Target Company (solely with respect to any dispute that may arise between Buyer and the Target Companies, on the one hand, and any member of the Parent Group, on the other hand) or any of their respective Representatives to the extent related to the Current Representation, the attorney-client privilege, attorney work product and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, any Target Company or any of their respective Representatives; provided, that in connection with defending any third-party claim not involving Seller, its Affiliates or any Designated Person, Buyer shall be entitled to assert such attorney-client privilege against such third party without Seller’s consent. Without limiting the foregoing, notwithstanding any policy of Buyer or any Target Company or any agreement between a Target Company or any of its Representatives and any Designated Person, whether established or entered into before, at or after the Closing, Buyer shall not, and shall after the Closing use reasonable best efforts to cause each Target Company or any of its Representatives to not, review or use for any purpose without Seller’s prior written consent, or seek to compel disclosure to Buyer, a Target Company or any of their respective Representatives any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence.
(e)    Further Assurances. Buyer agrees to take, and to cause its Affiliates and their respective Representatives to take, all steps necessary to implement the intent of this Section 11.15. Buyer and Seller further agree that Willkie and its partners and employees are express third-party beneficiaries of this Section 11.15.
Section 11.16    Non-Recourse. Except with respect to Proceedings arising under any Ancillary Document, this Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, may only be brought against the entities that are expressly named as parties and signatories hereto and then only with respect to the specific obligations set forth herein with respect to such parties. Except to the extent provided in any Ancillary Document, no Person who is not a named party and signatory to this Agreement, including any Non-Recourse Party, shall have any liability or obligation under this Agreement (including in respect of any liability or obligation of any Party under this Agreement) or for any Proceeding based on, in respect of or by reason of this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, including any alleged nondisclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a Party will be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and will not entitle any Party, or any of its Affiliates or its or their respective Representatives, to assert a claim against such officer in his or her individual capacity.
[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER:

CWP BIDCO LP

By:    CWP Bidco GP LLC
Its:    General Partner

By: /s/ Rickey D. Whitworth
Name: Rickey D. Whitworth
Title: Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

SELLER:

DIGITALBRIDGE OPERATING COMPANY, LLC

By:/s/ Donna Hansen
Name: Donna Hansen
Title: Vice President

[Signature Page to Purchase and Sale Agreement]

EXHIBIT B

FORM OF PROMISSORY NOTE
(See attached.)

PROMISSORY NOTE

[_________], 202[_]    $[90,308,343.00]1

    FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, CWP Bidco LP, a Delaware limited partnership (the “Borrower”), hereby unconditionally promises to pay to Digital Bridge Operating Company, LLC, a Delaware limited liability company, or its permitted registered successors or assigns (the “Noteholder” or “Noteholders” to the extent applicable, and, together with the Borrower, collectively, the “Parties” and each a “Party”), the principal amount of $[_________] (the “Loan”), together with all accrued interest thereon, as provided in this Secured Promissory Note (this “Note”).

1.    Definitions and Interpretation. As used in this Note, the following defined terms shall have their respective meanings set forth below:

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Affiliate Transferee” has the meaning set forth in Section 2(b).

“Applicable Rate” means, (i) at any time prior to the second anniversary of the Effective Date, a rate per annum equal to 6.50% and (ii) at any time on or following the second anniversary of the Effective Date, a rate per annum equal to 8.50%.

“Borrower” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Change of Control” means the holders of the Equity Interests of the Borrower as of the Effective Date that Control the Borrower as of the Effective Date collectively cease to Control Borrower and own , directly or indirectly all of the economic and voting rights associated with ownership of more than fifty percent (50%) of all classes of the outstanding Equity Interests of the Borrower on a fully diluted basis.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. A Person shall not be deemed to Control another Person for purposes hereof solely as a result of any such Person
1     Subject to adjustment in accordance with Section 6.14 of the Purchase Agreement.

having customary major decision rights specifically enumerated in the governing documents of the applicable Person.

“Debt IRR” means as of the actual date of the repayment in full of the Loan, the aggregate internal rate of return that, when used as a discount rate, causes the net present value of the cumulative payments of interest and principal of the Loan made to the Noteholders to equal the net present value of the original principal balance of the Loan. All computations of the Debt IRR shall be made utilizing the “xIRR” function in Microsoft Excel and inputting the original principal balance of the Loan as Time zero (0) with respect thereto, and the amounts of all payments of interest and principal of the Loan on the date each such payment was made by Borrower to the Noteholders. If the xIRR function is no longer available or has been materially altered from the xIRR function contained in Microsoft Excel 2010, then the Debt IRR shall be computed by utilizing the comparable function in the version of Microsoft Excel then broadly in use or another comparable software program, as mutually determined, in good faith, by the Borrower and the Noteholders.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Effective Date” mean [_________], 202[_].

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning set forth in Section 8.

“Excluded Taxes” means, with respect to any payment made to Noteholders or other recipient pursuant to the terms hereof, (i) taxes based upon, or measured by, a recipient’s overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes and branch profits taxes) imposed (a) in a jurisdiction in which such Noteholders or other recipient is or was organized, (b) in a jurisdiction which the relevant recipient’s principal office or lending office to which payments on this Note are made is or was located, or (c) in a jurisdiction that imposes such tax as a result of a present or former connection between the applicable lending office of such Noteholders and the jurisdiction of the governmental authority imposing such tax (other than any such connection arising solely from such Noteholders having executed, delivered or performed its obligations or received a payment under, or taken any action to enforce, this Note), (ii) any branch profits taxes imposed by the United States of America, (iii) any United States federal withholding taxes imposed on amounts payable
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to or for the account of such party at an applicable withholding rate in effect on the date on which (a) such party acquires such interest in the Note or (b) such party changes its lending office (except to the extent amounts with respect to such taxes were payable either to such party’s assignor immediately before such recipient became a party hereto or to such recipient immediately before it changed its lending office), provided that any additional United States federal withholding taxes (or increase in applicable tax rate) that may be imposed after the time such recipient becomes a party to this Note (or designates a new lending office), as a result of a change in law, rule, regulation, or order shall be deemed not Excluded Taxes, and (iv) any United States federal withholding taxes imposed under Sections 1471 through 1474 of the Code, as enacted as of the date hereof, current U.S. Treasury Regulations and any official published guidance with respect thereto, any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“GAAP” means generally accepted accounting principles in the United States as applied consistently.

“Interest Payment Date” means the last day of each fiscal quarter commencing on the first such date to occur after the Effective Date.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any governmental authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Loan” has the meaning set forth in the preamble.

“Maturity Date” means the earlier of (i) [___________], 202[_]2 and (ii) the date on which all amounts under this Note shall become due and payable pursuant to Section 9.

“Net Distributable Proceeds” means the net proceeds received by the Borrower in connection with any sale of any of the Real Property owned directly or indirectly by the Target (or the sale of any Subsidiary of the Target that owns any of such Real Property) as of the Effective Date after the payment of costs and expenses incurred by the Borrower, Target or the applicable Subsidiary of the Target in connection with such sale, including broker’s commissions, loan fees, loan payments, other closing costs, any reserve required in connection with such sale, payments required to be made to any third parties including any joint venture partners in connection with such sale, and any other payments required to be made by the Target and of any its Subsidiaries out of such proceeds.

“Note” has the meaning set forth in the preamble.

2 NTD: To be the date that is five years from the Effective Date.
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“Noteholder” or “Noteholders” has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“Permitted Affiliate Transferee” has the meaning set forth in Section 2(b).

        “Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority or other entity.
        “Prohibited Party” means (a) each Person set forth on Schedule I hereto and (b) at the time of the proposed assignment of this Note in accordance with Section 10(f), a holder of any indebtedness for borrowed money of any Subsidiary of the Target.

        “Purchase Agreement” means that certain Purchase and Sale Agreement by and between Noteholder and Borrower dated as of September [__], 2021 (as amended, restated and/or supplemented from time to time).

        “Real Property” has the meaning set forth in the Purchase Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Payment Blocker Period” has the meaning set forth in Section 7(c).

“Significant Subsidiary” means each of the Target, Healthcare GA Holdings, General Partnership and NorthStar Healthcare JV, LLC and their successors.

“Subsidiary” means any subsidiary of the Borrower and “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Target” means NRF Holdco, LLC, a Delaware limited liability company.

The terms “including” and “include” shall mean “including, without limitation.” Section titles appear as a matter of convenience only and shall not affect the interpretation hereof.
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2.    Final Payment Date; Optional Prepayments; No Set Off; Adjustment of Principal Amount.

(a)    Final Payment and Final Payment Date.
(i)    The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note, shall be due and payable to the Noteholders on the Maturity Date in cash. Notwithstanding any other provision of this Note to the contrary, if any payment under this Note shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day.
(ii)    In connection with the repayment of the Loan in full (including any mandatory prepayment), Borrower shall also pay to the Noteholders an amount when taken together with all other prior payments of interest of interest and principal on the Loan that would result in the Noteholders achieving a Debt IRR of (i) if the repayment in full occurs at any time prior to the second anniversary of the Effective Date, 12%, or (ii) at any time on or following the second anniversary of the Effective Date, 15%. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the prepayment premium pursuant to this Section 2(a)(ii) is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the prepayment premium payable pursuant to this Section 2(a)(ii) shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Noteholders and the Borrower giving specific consideration in this transaction for such agreement to pay the prepayment premium payable pursuant to this Section 2(a)(ii) and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2(a)(ii).

(b)    Mandatory Prepayments.
(i)    If the Target has directly or indirectly through the sale, transfer or other disposition of any of its Subsidiaries (or the sale, transfer or other disposition of their respective assets and properties (including Real Property)) sold, transferred or otherwise disposed of (in a single transaction or a series of transactions) greater than 50% of the gross book value of all of its assets and properties (including all Real Property) as of the Effective Date, then, as long as any amounts are outstanding under this Note, the Borrower shall concurrently with the consummation of such sale, transfer or other disposition, prepay the unpaid principal balance of the Loan in accordance with Section 5(a), in an amount equal to, the aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts outstanding under this Note on such date (including any amounts owed pursuant to Section 2(a)(ii)); provided, however, that no such mandatory prepayment pursuant to this Section 2(b)(i) shall be required in connection with a, direct or indirect, sale, transfer or other disposition (that would otherwise trigger a mandatory prepayment pursuant to this Section 2(b)(i)) of any of the Target’s assets to an Affiliate (an “Affiliate Transferee”), if such Affiliate Transferee (i) becomes jointly and severally liable, with Borrower, for all obligations to the Noteholders under this Note pursuant to documentation in form and substance reasonably satisfactory to the Noteholders (including any amendments to this Note) and (ii)
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makes the representations and warranties to the Noteholders set forth in Section 6 of this Note as of the date of any such sale, transfer or other dispositions (any such transfer, a “Permitted Affiliate Transfer”).
(ii)    In connection with any sale, transfer or other disposition, other than a Permitted Affiliate Transfer, of any interest in any of the Real Property owned directly or indirectly by the Target (or the sale, transfer or other disposition of any interest in any Subsidiary of the Target that owns any of such Real Property) as of the Effective Date that does not trigger a mandatory prepayment pursuant to Section 2(b)(i), then, as long as any amounts are outstanding under this Note, the Borrower shall concurrently with Borrower’s receipt of the Net Distributable Proceeds from such sale, transfer or other disposition, prepay a portion of the unpaid principal amount of the Loan in accordance with Section 5(a), in an amount equal to, fifty percent (50%) of the Net Distributable Proceeds from such sale, transfer or other disposition. To the extent permitted by applicable law, the organizational documents of any Subsidiary or existing or future joint venture with an unaffiliated third party and any limitations of any loan documents evidencing and/or securing any indebtedness for borrowed money of any Subsidiaries or joint venture (the “Distribution Restrictions”), Borrower agrees to cause the Target to, and to cause each of its Subsidiaries that receives any proceeds from any such transaction to, use commercially reasonable efforts to distribute to its parent entity such proceeds until such proceeds are received by the Borrower as promptly following the consummation of such sale, transfer or other disposition. For the avoidance of doubt, (A) Borrower shall not voluntarily create any Distribution Restrictions with the primary intention of circumventing Borrower’s requirement to prepay the Loan pursuant to this Section 2(b), and (B) if any Distribution Restrictions apply, no distributions will be made to the Borrower or any direct or indirect equityholders of the Borrower without first prepaying the Loan pursuant to this Section 2(b). The Borrower shall notify the Noteholders in writing in advance of any, direct or indirect sale, transfer or disposition of Real Property and the anticipated Net Distributable Proceeds resulting from such transaction.

(c)    Optional Prepayment. The Borrower may prepay the Loan on any Business Day in whole or in part and in cash, at any time or from time to time, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment (including other payments owed under this Note, including Section 2(a)(ii)). Amounts prepaid may not be re-borrowed. The Borrower shall notify the Noteholders in writing not less than three (3) Business Days in advance of any prepayment.

(d)    No Right of Set-Off.  The Borrower shall not have, and hereby expressly waives, the right to withhold and set-off against any amount due hereunder any amounts due the Borrower from the Noteholders.

(e)    Adjustment of Principal Amount. If the Purchase Price (as defined in the Purchase Agreement) is adjusted pursuant to Section 6.14 of the Purchase Agreement, then the Borrower and Noteholders agree to amend this Note in accordance with Section 6.14 of the Purchase Agreement to provide that the original aggregate principal amount of the Loan shall be equal to [32%] of the adjusted Purchase Price.

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3.    Interest.
(a)    Interest Rate. The outstanding principal amount of the Loan shall bear interest at the Applicable Rate from the Effective Date until the Loan is paid in full as specified in Section 2(a), whether at maturity, upon acceleration, by prepayment or otherwise. Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Noteholders may, at their option, by notice to the Borrower, declare that the Loan shall bear interest at 2% plus the rate otherwise applicable to the Loan as provided in this Note.

(b)    Interest Payment Dates. Interest shall be payable in cash quarterly in arrears to the Noteholders on each Interest Payment Date.

(c)    Computation of Interest. All interest and fees shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

(d)    Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholders to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

4.    Taxes. Borrower agrees to indemnify and hold harmless Noteholders, its successors, and assigns from and against any and all taxes withheld or deducted from, or payable by Noteholders on amounts received with respect to, payments made on this Note, except for Excluded Taxes.

5.    Payment Mechanics.

(a)    Application of Payments. All payments made hereunder shall be applied first to accrued but unpaid interest on the Loan, and thereafter, to the unpaid principal amount of the Loan (including any amounts owed pursuant to Section 2(a)(ii)).

(b)    Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

6.    Representations and Warranties and Covenants. The Borrower represents and warrants to the Noteholders that, as of the date hereof:

(a)    Existence; Power and Authority. The Borrower (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has the requisite legal capacity to execute and deliver this Note and to perform its obligations hereunder.

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(b)    Consideration. This Note promotes and furthers the financial interests of the Borrower and the creation of the obligations hereunder will result in direct financial benefit to the Borrower.

(c)    No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note, except for those that have been obtained and are in full force and effect.

(d)    No Violations. The execution and delivery of this Note by the Borrower, and the consummation by the Borrower of the transactions contemplated hereby, do not and will not: (i) violate the Borrower’s organizational documents or any Law applicable to the Borrower in any material respect; or (ii) constitute a default under any material agreement or contract by which the Borrower may be bound.

(e)    Enforceability. This Note is a valid, legal and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.    Covenants. The Borrower covenants to the Noteholders that as long as any amounts are outstanding under this Note:
(a)    Financial Statements; Notices of Material Events. The Borrower will (i) deliver to the Noteholders copies of (x) each of the financial statements that Borrower is required to deliver to the holders of its Equity Interests contemporaneously with the delivery of such statements to such holders and (y) if not included in the financial statements provided under clause (x), (I) the consolidated unaudited quarterly financial statements (including the income statement, balance sheet and cash flow statement or equivalent financial statements of each) of the Borrower and its Subsidiaries within 60 days after the end of each fiscal quarter of the Borrower and (II) the consolidated unaudited annual financial statements of the Borrower and its Subsidiaries within 120 days after the end of each fiscal year of the Borrower (provided, however, if Borrower and/or its Subsidiaries have audited consolidated or consolidating financial statements of the Borrower and/or its Subsidiaries prepared, the Borrower will provide a copy of such financial statements to the Noteholders when such financial statements become available or contemporaneously when first delivered to other holders of indebtedness of the Borrower and/or its Subsidiaries), (ii) provide prompt written notice to the Noteholders of any Event of Default hereunder, (iii) promptly notify Noteholder of any sale, transfer or disposal of any assets of Borrower (except for such sale, transfer or disposal as would not reasonably be expected to be, individually or in the aggregate, material to Borrower), and (iv) promptly following any written request therefor, provide the Noteholders such other non-confidential, non-proprietary information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Note as may be reasonably requested by Noteholders, provide that such information is readily available to Borrower without material cost or expense.
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(b)    Liens. The Borrower will not create, incur, assume or suffer to exist any lien or encumbrance on any of its assets now owned or hereafter acquired; for the avoidance of doubt, no Subsidiary is prohibited from creating, incurring or assuming any liens or encumbrances under this Note.
(c)    Transactions with Affiliates. The Borrower and its Subsidiaries will not sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates except both (x) upon terms and conditions that are no less favorable to Borrower or such Subsidiary than those that would be available on an arm’s-length basis with unaffiliated third parties and (y) such transactions (or series of transactions) with Affiliates in the aggregate do not have consideration payable in excess of $2,000,000 during each fiscal year of the Borrower; provided, that, other than a Permitted Affiliate Transfer, any sale, lease to, transfer, purchase, lease from or acquisition of real estate to or from an Affiliate of the Borrower or any Subsidiary for any amount of consideration shall require the prior written consent of the Noteholders; provided, further, that during the Restricted Payment Blocker Period, any sale, lease to, transfer, purchase, lease from or acquisition of assets or property to or from an Affiliate of the Borrower or any Subsidiary for any amount of consideration shall require the prior written consent of the Noteholders.
(d)    Fundamental Changes. The Borrower will not merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with the Borrower or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve.
(e)    Restricted Payments. The Borrower will not declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, to the extent one or more of the events and/or actions set forth on Schedule II has occurred and is continuing (the period after such events and/or actions have occurred until such events and/or actions are no longer continuing, the “Restricted Payment Blocker Period”).
(f)    Amendments to Material Documents. The Borrower will not amend, modify or waive any of its rights under its certificate of incorporation articles of organization or equivalent, bylaws, operating agreement or equivalent, or other organizational documents other than in a manner that could not reasonably be expected to have a material adverse effect on the Noteholders.

8.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)    Failure to Pay. The Borrower fails to pay (x) any principal or mandatory prepayment (whether at maturity, by reason of acceleration or otherwise) when due or (y) any interest payment required to be paid hereunder or any other amount of the Loan payable pursuant to this Note when due, and such failure shall continue for five (5) Business Days.

(b)    Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Borrower to the Noteholders herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.
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(c)    Breach of Covenants. Except as otherwise set forth in this Section 8 (including any cure periods set forth herein), the Borrower fails to observe or perform any covenant, condition or agreement contained this Note and such failure shall continue unremedied for a period of thirty (30) or more days after notice thereof by the Noteholders to the Borrower; provided that any breach of the negative covenants contained in Sections 7(b), (c), (d), (e) or (f) of this Note shall not have any available cure period.
(d)    Bankruptcy.
(i)    The Borrower commences any case, proceeding or other action (A) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors other than to Noteholders.

(ii)    There is commenced against the Borrower any case, proceeding or other action of a nature referred to in Section 8(d)(i) above (other than by Noteholders) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.
(iii)    There is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets (other than by Noteholders) which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof.

(e)    Judgments. One or more final, non-appealable judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower (other than to the extent covered by (i) insurance (except for any deductibles) that has not been denied and for which the carrier has not disclaimed responsibility and for which a claim has been submitted, or (ii) a third party indemnification agreement under which the indemnifying party has assumed the defense or otherwise accepted responsibility and would reasonably be expected to remain solvent after satisfying such indemnification obligation) and the same shall remain undischarged, unvacated or unbonded for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor other than Noteholders to levy upon assets of the Borrower to enforce any such judgment.

(f)    Change of Control. A Change of Control shall have occurred other than a Change of Control resulting from a transaction or series of transactions pursuant to which the holders of the Equity Interests of the Borrower as of the Effective Date do not receive any cash or other consideration (other than carried interests or promotes) as part of such transaction.

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(g)    Cross-Default. Any event of default (after giving effect to any notice and/or cure period) shall have occurred under any agreement evidencing indebtedness of the Borrower with an aggregate principal amount in excess of $50,000,000 (“Material Indebtedness”), or all or any part of such Material Indebtedness outstanding under such is accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof.

(h)    Target Ownership. The Borrower shall cease to directly own all of the outstanding Equity Interests of the Target.

9.    Available Remedies.
(a)    Upon the occurrence and during the continuance of any Event of Default, one or more of Noteholders may at its option, declare the entire principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts payable hereunder, immediately due and payable; provided, that, if an Event of Default described in Section 8(d) shall occur, the principal of and accrued interest on the Loan and all other amounts payable hereunder, shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholders.
(b)    Upon the occurrence and during the continuance of any Event of Default, one or more of Noteholders may at its option, cause the Borrower to dispose of all of the outstanding Equity Interests of the Target to the Noteholders (in a manner agreed to by the Noteholders) for full forgiveness of the outstanding obligations under this Note within thirty (30) days of receipt of Noteholders exercise of such option; provided, that in furtherance of this clause (b), the Borrower agrees (at its sole cost and expense), upon the reasonable request of the Noteholders, at any time and from time to time, to promptly execute and deliver (or cause to be executed and delivered by third parties) all such further documents (including consents) and to promptly take all such action as may be reasonably necessary or appropriate in order to more effectively confirm or carry out the agreement set forth in this this Section 9(b) as promptly as practicable.

10.    Miscellaneous.

(a)    Notices.

(i)    Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the next Business Day when sent by overnight courier or (c) when sent by electronic email (provided, that no “bounce back” or other notice of non-delivery is generated), in each case to the recipient Party at the following addresses:

If to the Borrower:

c/o Highgate Capital Investments, L.P.
545 East John Carpenter Freeway, Suite 1400
Irving, Texas 75062
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Attention: Mahmood Khimji
Email: mjkhimji@highgate.com

And to:

c/o Highgate Capital Investments, L.P.
870 Seventh Avenue, 2nd Floor
New York, New York 10019
Attention: Zachary Berger
     Matthew Gunlock
Email:    zberger@highgatecapinv.com
    mgunlock@highgate.com

        And to:

    c/o Aurora Health Network LLC
    55 Broadway, Suite 2001
    New York, New York 10006
    Attention: Joel Landau
         Elliot Schwab
    Email: JLandau@pintapartners.com
            eschwab@aurorahealthnetwork.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Gary Axelrod
Email:    gary.axelrod@lw.com
If to the Noteholders:

DigitalBridge Operating Company, LLC
c/o DigitalBridge Group, Inc.
750 Park Of Commerce Drive, Suite 210
Boca Raton, FL 33487
Attention: Director, Legal Department
Email:    legal@digitalbridge.com

with a copy to:

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Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:     Adam Turteltaub and
Jason Pearl
Email: aturteltaub@willkie.com
jpearl@willkie.com

(ii)    Notices if: (A) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (B) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day); and (C) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).
(b)    Expenses. Each Party shall be responsible for its own expenses and fees incurred in connection with this Note and the transactions contemplated hereby, including the negotiation, documentation and execution of this Note; provided that the Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Noteholders, including the fees, charges and disbursements of any counsel for the Noteholders, in connection with the enforcement, collection or protection of its rights in connection with this Note.

(c)    Governing Law; Consent to Jurisdiction. This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such jurisdiction. If it is determined by a court of competent jurisdiction that any provision of this Note is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note. Any action, proceeding or claim relating in any way to, arising out of or concerning this Note shall be brought and maintained exclusively in the Federal courts located in New York County, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise.

(d)    Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF, OR RELATING TO, THIS NOTE. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

(e)    Counterparts; Integration; Effectiveness. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the Party executing such counterparts had all executed one counterpart. Each Party understands and agrees that any portable document format (PDF) file, facsimile, or other reproduction of its signature on any counterpart
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shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

(f)    Successors and Assigns. This Note may not be assigned or transferred by any Party to any Person without the prior written consent of the other Party; provided that no consent of the Borrower for assignments or transfers by the Noteholders shall be required under this Section 10(f) (i) following the one year anniversary of the Effective Date to any Person that is not a Prohibited Party, (ii) upon the occurrence and during the continuance of any Event of Default, or (iii) at any time, to its Affiliates. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns; provided, further, that no consent of the Noteholders for assignments or transfers by the Borrower to an Affiliate Transferee shall be required under this Section 10(f) in connection with a Permitted Affiliate Transfer. The Borrower shall at all times keep at its chief executive office a register showing (i) the name and address of each holder for the time being of the Note; (ii) the amount (including principal and stated interest) of the Note held by such holder(s); and (iii) the date on which the name of each registered holder was entered in respect of the Note. Any change of name or address on the part of a holder shall forthwith be notified by such holder to the Borrower and the register shall be altered accordingly.

(g)    Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

(h)    Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

(i)    Headings. The headings of the various sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

(j)    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Except as limited by Section 9 hereof, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(k)    Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.
(l)    Legend. THIS DEBT INSTRUMENT MAY BE ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273(a) OF THE UNITED STATES
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INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE NOTEHOLDER MAY OBTAIN THE "ISSUE PRICE", THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE "ISSUE DATE" AND THE YIELD TO MATURITY OF THIS DEBT INSTRUMENT BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ADDRESS PROVIDED IN SECTION 10(a) OF THIS NOTE.

(m)    Entirety. THIS NOTE EMBODIES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF.

[SIGNATURE PAGE FOLLOWS]
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    IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first set forth above.

CWP Bidco LP, as the Borrower By: CWP Bidco GP LLC Its: General Partner
By: _____________________ Name: Title:
[Signature Page to Promissory Note]

Digital Bridge Operating Company, LLC
By: _____________________ Name: Title:
By its acceptance of this Note, the Noteholder acknowledges and agrees to be bound by the provisions of this Note.

[Signature Page to Promissory Note]